QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.17

INDENTURE

dated as of May 22, 2003

between

KAPPA BEHEER B.V.

and

KAPPA PACKAGING B.V.

and

THE BANK OF NEW YORK, LONDON BRANCH

€95,000,000 10 5/8% Class A Senior Subordinated Notes due 2009

(with authority to issue additional notes)

         Skadden, Arps, Slate, Meagher & Flom (UK) LLP

One Canada Square
Canary Wharf
London, E14 5DS

CROSS-REFERENCE TABLE

Indenture Trust Indenture Act Section		Section
§ 310	(a)(1)	7.09
	(a)(2)	7.09
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.09
	(b)	7.09, 13.02
	(c)	N.A.
§ 311	(a)	7.10
	(b)	7.10
	(c)	N.A.
§ 312	(a)	N.A.
	(b)	13.03
	(c)	13.03
§ 313	(a)	7.06
	(b)(1)	N.A.
	(b)(2)	7.06
	(c)	7.06, 13.02
	(a)	4.01
	(d)	7.06
§ 314	(a)	4.04, 4.13, 13.02
	(a)(4)	4.01
	(b)	N.A.
	(c)(1)	13.04.
	(c)(2)	13.04.
	(c)(3)	N.A.
	(d)	N.A.
	(e)	13.05.
	(f)	N.A.
§ 315	(a)	7.01(a) and (b)
	(b)	7.05, 13.02
	(c)	7.01(a)
	(d)	7.01(c)
	(e)	6.11.
§ 316	(a)(last sentence)	N.A.
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
	(c)	10.04
§ 317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.18
§ 318	(a)	13.01

N.A.
means Not Applicable

NOTE:  This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

i

EXHIBIT A	Form of Face of Note	99
EXHIBIT B	FORM OF TRANSFER CERTIFICATE—RESTRICTED GLOBAL SECURITY TO REGULATION S GLOBAL SECURITY	113
	(Transfers pursuant to Sections 2.14(b)(ii) of the Indenture)	113
EXHIBIT C	FORM OF TRANSFER CERTIFICATE—RESTRICTED GLOBAL SECURITY TO UNRESTRICTED GLOBAL SECURITY	115
	(Transfers Pursuant to Sections 2.14(b)(iii) of the Indenture)	115
EXHIBIT D	FORM OF TRANSFER CERTIFICATE—REGULATION S GLOBAL SECURITY TO RESTRICTED GLOBAL SECURITY	117
	(Transfers to QIBs Pursuant to Sections 2.14(b)(iv) of the Indenture)	117
EXHIBIT E	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS TO INSTITUTIONAL ACCREDITED INVESTORS	119
	(Transfers Pursuant to Section 2.15 of the Indenture)	119
SCHEDULE 1	PROVISIONS FOR MEETINGS OF HOLDERS	121

        INDENTURE dated as of May 22, 2003, between Kappa Beheer B.V., a private company with limited liability organised under the laws of The Netherlands (the "Issuer" (as more fully defined below)), Kappa Packaging B.V. (the "Subsidiary Guarantor"), a private company with limited liability organised under the laws of The Netherlands and The Bank of New York, a company organised under the laws of the State of New York, acting through its London branch (the "Trustee" (as more fully defined below)).

RECITALS OF THE ISSUER AND SUBSIDIARY GUARANTOR

        The Issuer has duly authorised the creation of an issue of €95,000,000 Class A 10 5/8% Senior Subordinated Notes due 2009 (the "Notes" (as more fully defined below)) and the Subsidiary Guarantor has duly authorised the guarantee of the Notes; and, to provide therefor, each of the Issuer and the Subsidiary Guarantor has duly authorised the execution and delivery of this Indenture.

        All things necessary to make the Notes, when duly issued and executed by the Issuer and authenticated and delivered hereunder, and the Subsidiary Guarantee of the Subsidiary Guarantor, the valid obligations of the Issuer and the Subsidiary Guarantor respectively and to make this Indenture a valid and binding agreement of the Issuer and the Subsidiary Guarantor, have been done.

        Each party hereto agrees as follows for the benefit of each other party and for the equal and rateable benefit of the Holders of the Notes:

        NOW, THEREFORE, THIS INDENTURE WITNESSETH: For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

        SECTION 1.01    DEFINITIONS

        "1999 Indentures" means collectively, the indenture governing the Issuer's €370,000,000 10 5/8% Senior Subordinated Notes due 2009, dated as of July 23, 1999 between the Issuer, the Subsidiary Guarantor, Kappa Holding B.V. ("Kappa Holding") and The Bank of New York, as trustee, as amended; the indenture governing the Issuer's €145,000,000 12 1/2% Senior Subordinated Discount Notes due 2009, dated as of July 23, 1999 between the Issuer, the Subsidiary Guarantor, Kappa Holding and The Bank of New York, as trustee, as amended; and the indenture governing the Issuer's $100,000,000 10 5/8% Senior Subordinated Notes due 2009, dated as of July 23, 1999 between the Issuer, the Subsidiary Guarantor, Kappa Holding and The Bank of New York, as trustee.

        "1999 Trustees" means, collectively, the trustees under the 1999 Indentures.

        "Acquired Indebtedness" means, with respect to any specified Person:

          (a)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a subsidiary of, such specified person; and

          (b)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition" means the acquisition by the Issuer's Subsidiaries of those companies carrying on the paper and board connecting businesses of NV Koninklijke KNP BT, completed on and with effect from May 31, 1998.

        "Additional Amounts" has the meaning specified in Section 4.19.

        "Additional Assets" means any:

          (a)   property or assets (other than Indebtedness and Capital Stock) to be used by the Issuer or a Restricted Subsidiary for purposes related to Permitted Businesses;

          (b)   Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary; or

          (c)   Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary,

provided, that any such Restricted Subsidiary described in clauses (b) and (c) is primarily engaged in Permitted Businesses.

        "Additional Notes" means additional Notes of the Issuer issued after the Existing Notes Issue Date (up to an aggregate principal amount no greater than 50% of the then aggregate principal amount outstanding of the Notes) pursuant to Section 2.16 of this Indenture.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Agency Agreement" means the agreement appointing the initial Paying Agents (including the Principal Paying Agent (as defined therein)) and the Registrar in relation to the Notes for the purposes specified therein and any other agreement for the time being in force appointing successor paying agents and/ or registrar in relation to the Notes, or in connection with their duties, the terms of which have previously been approved in writing by the Trustee, together with any agreement for the time being in force amending or modifying with the prior written approval of the Trustee any of the aforesaid agreements in relation to the Notes.

        "Agent" means any Registrar or Paying Agent.

        "Agent Member" means any member of, or participant in, such Common Depositary.

        "Appointee" means any attorney, manager, agent, delegate or other person appointed by the Trustee under this Indenture.

        "Asset Disposition" means any direct or indirect sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers, conveyances or dispositions) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Issuer or any Restricted Subsidiary (including any disposition by means of a merger, consolidation or similar transaction) involving an amount in excess of NLG 20 million other than:

          (a)   a disposition by a Restricted Subsidiary to the Issuer, or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

          (b)   a disposition of property or assets at fair market value in the ordinary course of business and consistent with past practices of the Issuer or any of its Restricted Subsidiaries, as applicable (including, without limitation, sales of products to customers, disposition of excess inventory and dispositions of used, worn-out, obsolete, damaged or replaced equipment);

          (c)   for purposes of the covenant in Section 4.08 only, a disposition that constitutes a Restricted Payment permitted by Section 4.06;

          (d)   for purposes of the covenant in Section 4.08 only, a disposition of shares of Capital Stock, property or other assets by the Issuer or any Restricted Subsidiary to any Person as an Investment in such Person; provided, that (i) the Issuer or such Restricted Subsidiary receives consideration at the time of such disposition at least equal to the fair market value of such shares, property or other assets, (ii) such Investment is a Permitted Investment described under paragraph (h) of the definition of Permitted Investment and (iii) the amount of any consideration in the form of cash or Temporary Cash Investments shall be treated as Net Available Cash for purposes of such covenant,

          (e)   the disposition of all or substantially all of the assets of the Issuer in a manner permitted under Section 5.01 or any disposition that constitutes a Change of Control;

          (f)    the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to Section 4.06;

          (g)   any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

          (h)   sales of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction to a Receivables Subsidiary or any other person for the fair market value thereof including cash or Temporary Cash Investments in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP, provided, that for purposes of the definition of Consolidated Coverage Ratio, Asset Disposition shall include all such asset dispositions regardless of amount.

        "Asset Swap" means, concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Temporary Cash Investments between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash received must be applied in accordance with Section 4.08.

        "Auditors" means the auditors for the time being of the Issuer or the Subsidiary Guarantor, as the case may be, or, in the event of their being unable or unwilling promptly to carry out any action requested of them pursuant to the provisions of this Indenture, such other firm of accountants as may be nominated by the Issuer or the Subsidiary Guarantor, as the case may be and approved in writing by the Trustee (or, failing any such nomination by the Issuer or the Subsidiary Guarantor, as the case may be, within a reasonable period or approval, nominated by the Trustee) for the purposes of this Indenture.

        "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (x) the sum of the products of the numbers of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption, multiplied by the amount of such payment, by (y) the sum of all such payments.

        "Bank Indebtedness" means any and all Indebtedness and other amounts payable under or in respect of the Senior Credit Agreement including principal, premium (if any), interest (including interest accruing at the contract rate specified in the Senior Credit Agreement (including any rate applicable upon default)) and amounts due under the security documents related thereto, on or after the filing of any petition in bankruptcy, or the commencement of any similar state, federal or foreign reorganisation or liquidation proceeding, relating to the Issuer and interest (that would accrue but for the commencement of such proceeding whether or not a claim for post-filing interest is allowed in such proceedings)) fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

        "Bankruptcy Law" means (to the extent applicable) (i) Title 11 of the U.S. Bankruptcy Code, (ii) the Insolvency Act 1986 (together with the rules and regulations made pursuant thereto) or (iii) any other law of the United States or the United Kingdom or any political subdivision thereof or any other applicable jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganisation or relief of debtors.

        "Beheer Shareholder Loan" means the 9.21% junior subordinated loans made by the Parent to the Issuer on July 27, 1998, in an aggregate principal amount of NLG 440 million.

        "Board of Directors" means the supervisory board of the Parent or any committee thereof duly authorised to act on behalf of such board.

        "Board Resolution" means a duly adopted resolution of the Board of Directors in full force and effect at the time of determination and certified as such by the Secretary or an Assistant Secretary of the Parent.

        "Bund Rate" means the rate per annum equal to the equivalent yield to maturity as of the redemption date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date, where:

          (a)   "Comparable German Bund Issue" means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to July 15, 2004, and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to July 15, 2004; provided, however, that if the period from such redemption date to July 15, 2004 is less than one year, a fixed maturity of one year shall be used;

          (b)   "Comparable German Bund Price" means, with respect to any Redemption Date, the average of the Reference German Bund Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference German Bund Dealer Quotations, or, if the Trustee obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

          (c)   "Reference German Bund Dealer" means any dealer of German Bundesanleihe securities appointed by the Trustee in consultation with the Issuer; and

          (d)   "Reference German Bund Dealer Quotations" means, with respect to each Reference German Bund Dealer and any Redemption Date, the average as determined by the Trustee of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference German Bund Dealer at 3.30 p.m. Frankfurt, Germany time on the third business day preceding such Redemption Date.

        "Business Day" means any day on which commercial banking institutions are open for business in New York City, London, and The Netherlands.

        "Capitalised Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalised lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation shall be the capitalised amount of such obligation determined in accordance with GAAP. The Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (including partnership interests) in, (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

        "Certificated Note" means any certificated Note in registered definitive form.

        "Clearstream" means Clearstream Banking, société anonyme.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended, and U.S. Treasury regulations promulgated thereunder.

        "Common Depositary" means The Bank of New York, as common depositary for Euroclear and/or Clearstream, together with its successors in such capacity.

        "Consolidated Coverage Ratio" as of any date of determination (the "Transaction Date") means the ratio of (x) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters for which financial statements are internally available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, that:

          (a)   if the Issuer or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding on such Transaction Date or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (i) such Indebtedness as if such Indebtedness had been incurred on the first day of such period and (ii) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

          (b)   if the Issuer or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the Transaction Date, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Issuer or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

          (c)   if since the beginning of such period the Issuer or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (d)   if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness and including the changes resulting therefrom, including as a result of cost reductions which are considered in the reasoned judgment of the Chief Financial Officer of the Issuer as probable to be realised) as if such Investment or acquisition occurred on the first day of such period; and

          (e)   if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment requiring an adjustment pursuant to clause (c) or (d) above if made by the Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to an Investment or an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term as at the Transaction Date in excess of 12 months). For purposes of this definition, whenever pro forma effect is to be given to any Indebtedness Incurred pursuant to a revolving credit facility the amount outstanding under such Indebtedness shall be equal to the average of the amount outstanding during the period commencing on the first day of the first of the four most recent fiscal quarters for which financial statements are internally available and ending on the date of determination.

        "Consolidated Interest Expense" means, for any period, the sum of:

          (a)   total interest expense of the Issuer and its consolidated Restricted Subsidiaries, including, to the extent not otherwise included in such interest expense (without duplication), and to the extent incurred by the Issuer or its Restricted Subsidiaries:

              (i)  interest expense attributable to Capitalised Lease Obligations;

             (ii)  amortisation of debt discount but not debt issuance cost;

            (iii)  capitalised interest;

            (iv)  non-cash interest expense;

             (v)  accrued interest;

            (vi)  amortisation of commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

           (vii)  interest actually paid by the Issuer or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person;

          (viii)  net costs associated with Hedging Obligations (excluding amortisation of fees paid at the time of entering into such Hedging Obligation); and

            (ix)  amortisation of the interest portion of any deferred obligation; provided, that any accretion of environmental, post-retirement health insurance or other reserves not in respect of Indebtedness shall not be included in Consolidated Interest Expense;

          (b)   Preferred Stock dividends paid during such period in respect of all Preferred Stock of Restricted Subsidiaries of the Issuer held by Persons other than the Issuer or a Wholly Owned Subsidiary; and

          (c)   cash contributions to any employee stock ownership plan or other trust for the benefit of employees to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer) in connection with Indebtedness incurred by such plan or trust to purchase Capital Stock of the Issuer;

provided, however, that, except for purposes of the definition of EBITDA (i) the accrual of interest, the payment of interest on any Indebtedness in the form of Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same series and with the same terms as such Disqualified Stock, in each case solely in respect of the Beheer Shareholder Loan or any Parent Subordinated Indebtedness shall not be included in Consolidated Interest Expense, (ii) debt issuance costs or the amortisation thereof shall not constitute Consolidated Interest Expense and (iii) the amortisation of fees paid at the time of entering into Hedging Obligations shall not be included in Consolidated Interest Expense.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Issuer, and its consolidated Subsidiaries, provided, however, that there shall not be included in determining such Consolidated Net Income:

          (a)   any net income (or loss) of any Person if such Person is not a Restricted Subsidiary, except that:

              (i)  the Issuer's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below); and

             (ii)  the Issuer's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

          (b)   any net income (or loss) of any Person acquired by the Issuer or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (c)   for purposes of Section 4.06 only, any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to consensual restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer, except that:

              (i)  the Issuer's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary (including, but not limited to, amounts that could have been distributed as a result of an existing waiver of the Payment Restrictions) during such period to the Issuer or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Subsidiary, to the limitation contained in this clause); and

             (ii)  equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (d)   any gain or loss realised upon the sale or other disposition of any assets of the Issuer, its consolidated Subsidiaries or any other Person which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realised upon the sale or other disposition of any Capital Stock of any Person;

          (e)   any extraordinary gain or loss and exceptional items;

          (f)    the non-recurring cumulative effect of a change in accounting principles;

          (g)   to the extent reflected in net income, the fees, expenses, and other costs incurred in the offering of the Existing Notes; and

          (h)   to the extent reflected in net income, the effect of any non-cash items resulting from any write-up, write-down or write-off of assets of the Issuer and its Restricted Subsidiaries in connection with the Acquisition or any future acquisition.

        Notwithstanding the foregoing, for the purposes of Section 4.06 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Issuer or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted pursuant to Section 4.06(b)(iii)(D).

        "Consolidated Tangible Assets" means, as of any date of determination, the total assets, less goodwill and other intangibles (other than patents, trademarks, copyrights, licenses and other intellectual property) shown on the balance sheet of the Issuer and its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Total Assets" means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as set forth on the Issuer's most recent consolidated balance sheet.

        "Currency Exchange Protection Agreement" means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Custodian" means any receiver, administrative receiver, liquidator, administrator, trustee, manager or similar official.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) or of a country of Western Europe, as the case may be, for the payment of which the full faith and credit of the United States of America or of a country of Western Europe, as the case may be, is pledged and which are not callable at the issuer's option.

        "Designated Non-Cash Contribution" means any non-cash contribution with respect to the Capital Stock of the Issuer.

        "Designated Senior Indebtedness" means:

          (a)   the Bank Indebtedness; and

          (b)   any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least NLG 50 million and is specifically designated by the Issuer in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the 1999 Indentures or this Indenture.

        "Disqualified Stock" of a Person, with respect to any Person, means any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

          (a)   matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise prior to the Stated Maturity of the Notes;

          (b)   is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

          (c)   is mandatorily redeemable or must be purchased, upon the occurrence of certain events or otherwise, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes, and any Preferred Stock of a Restricted Subsidiary of such Person, provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

          (a)   the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favourable to the holders of such Capital Stock than the terms applicable to the Notes under Section 4.08 and Section 4.10 hereof; and

          (b)   any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

        If Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or any Subsidiary in order to satisfy applicable statutory or regulatory obligations.

        "EBITDA" for any period means the sum of Consolidated Net Income plus the following to the extent deducted in calculating such Consolidated Net Income:

          (a)   all income tax expense, advanced corporation tax, mainstream corporation tax and their equivalents in any relevant jurisdiction or any other tax on income or gains of the Issuer and its consolidated Restricted Subsidiaries;

          (b)   Consolidated Interest Expense;

          (c)   depreciation expense and amortisation expense of the Issuer and its consolidated Restricted Subsidiaries;

          (d)   all other non-cash items of the Issuer and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period reducing Consolidated Net Income) less all non-cash items increasing Consolidated Net Income (excluding the reversal of any over accrual or reserve referred to in the preceding parenthetical) in each case for such period; and

          (e)   any fees, expenses or charges related to any public equity offering, equity sale, acquisition or Indebtedness permitted to be incurred by the Indentures (whether or not successful) (including such fees, expenses or charges related to the offering of Existing Notes).

        "Established Rate" means the irrevocably fixed rate for the conversion of Guilders (including compliance with rules relating to rounding in accordance with applicable European Union regulations) into Euro adopted by the Council of the European Union pursuant to the Treaty.

        "Euro" means the single currency introduced at the start of the third stage of economic and monetary union pursuant to the Treaty.

        "Euroclear" means Euroclear Bank S.A./N.V. as operator of the Euroclear system.

        "Event of Default" has the meaning set forth in Section 6.01.

        "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Existing Notes" means the notes issued under the 1999 Indentures.

        "Existing Notes Issue Date" means July 23, 1999, the first date on which the Existing Notes were issued.

        "Extraordinary Resolution" has the meaning set forth in paragraph 19 of Schedule 1.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors acting reasonably and in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

        "GAAP" means generally accepted accounting principles in The Netherlands.

        "Global Note" means a registered global note without coupons attached, representing all or a part of the Notes substantially in the form of Exhibit A attached hereto.

        "Group" means the Parent and its Subsidiaries from time to time, including, for the avoidance of doubt, the Issuer.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (a)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (b)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term "Guarantee" shall not include:

          (a)   endorsements for collection or deposit in the ordinary course of business; or

          (b)   obligations, warranties and indemnities, not with respect to Indebtedness of any Person, that have been or are undertaken or made in the ordinary course of business or in connection with any Asset Disposition permitted pursuant to Section 4.08 and not for the benefit of or in favour of an Affiliate of the Issuer or any of its Subsidiaries. The term "guarantee" used as a verb has a corresponding meaning.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Protection Agreement or Currency Exchange Protection Agreement or other similar agreement or arrangement involving interest rates, currencies, commodities or otherwise.

        "Holder" means the Person in whose name a Note is registered in the Register.

        "Holding Company" of any Person means any corporation, association, partnership or other business entity, which owns or controls more than 50% of the total voting power of shares of voting stock directly or indirectly of such Person or, in the case of the Issuer, any Person in respect of which the Issuer is a Subsidiary.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (a)   the principal of and premium (if any such premium is then due and owing) in respect of:

                (i)  indebtedness of such Person for money borrowed; and

               (ii)  indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

          (b)   all Capitalised Lease Obligations of such Person;

          (c)   all obligations of such Person issued or assumed as the deferred purchase price of property (which purchase price is due more than 180 days after taking title to such property), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable, operating lease payments, accrued expenses or similar current liabilities other than the current portion of long term Indebtedness);

          (d)   all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifteenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (e)   the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person (but excluding, in each case, any accrued dividends);

          (f)    all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (g)   all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

          (h)   to the extent not otherwise included in this definition, Hedging Obligations of such Person;

if and to the extent any of the foregoing items (other than letters of credit, Capitalised Lease Obligations, and Hedging Obligations which shall in any event be included in the definition of Indebtedness) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

        For purposes of this definition, the obligation of such person with respect to the redemption, repayment or repurchase price of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the amount of liability required by GAAP to be accrued or reflected on the most recently published balance sheet of such Person; provided, that:

          (a)   the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortised portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and

          (b)   Indebtedness shall not include any liability for federal, state, local or other taxes.

        "Indenture" means this Indenture including the Schedules, as amended or supplemented from time to time.

        "Initial Global Note" means the Regulation S Global Note as defined in Section 2.04.

        "Initial Notes" means the €95,000,000 10 5/8% Class A Senior Subordinated Notes due 2009 of the Issuer issued under this Indenture on the Issue Date.

        "Initial Purchaser" means Barclays Bank plc, acting through its London branch.

        "Institutional Accredited Investor" means an institutional "accredited investor" (as defined in rule 501(a)(1), (2), (3) or (7) of Regulation S under the Securities Act).

        "Intercreditor Deed" means the Intercreditor Agreement dated May 17, 2001 relating to an Amended and Restated Intercreditor Deed dated July 23, 1998 as amended on September 3, 1998, amended and restated on July 23, 1999 (pursuant to an amendment and restatement deed (the "Deed")) and further amended on May 17, 2001 among, inter alias, the Subsidiary Guarantor and the Issuer, and as may be further amended, varied, restated, novated or supplemented from time to time in accordance with its terms, which sets out, inter alia, the respective rights of certain creditors (including the Holders) of the Issuer and its Subsidiaries as regards ranking of debts and enforcement and to which the Trustee became a party by executing the Deed.

        "Interest Bearing Note Applicable Premium" means, with respect to a Note on any Redemption Date, the greater of:

          (a)   1% of the principal amount of the Note; or

          (b)   the excess of:

                (i)  the present value at such Redemption Date of (1) the Redemption Price of such Note at July 15, 2004 (such Redemption Price being set forth in the table in Section 3.01(a) hereof) plus (2) all required interest payments due on such Note through July 15, 2004 (excluding accrued but unpaid interest) computed using a discount rate equal to the Bund Rate at such Redemption Date plus 50 basis points; over

               (ii)  the outstanding principal amount of the Note.

        "Interest Payment Date" means the stated maturity of an instalment of interest on the Notes.

        "Interest Rate Protection Agreement" means, in respect of any Person, any interest rate swap agreement, interest rate option agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates.

        "Investment" by any Person in any other Person means any direct or indirect advance, loan (other than advances to customers or suppliers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such former Person) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such latter Person that are or would be classified as investments on a balance sheet of such former Person prepared in accordance with GAAP. In determining the amount of any Investment in respect of any property or assets other than cash, such property or asset shall be valued at its fair market value at the time of such Investment (unless otherwise specified in this definition), as determined in good faith by the Board of Directors. For purposes of the definitions of "Unrestricted Subsidiary", "Restricted Payment" and "Permitted Investment" and Section 4.06:

          (a)   "Investment" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Issuer's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (b)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

        "Issue Date" means May 22, 2003.

        "Issuer" means the party named as the "Issuer" in the first paragraph of this Indenture until a successor replaces such party pursuant to the applicable provisions of Article Five, and thereafter "Issuer" shall mean such successor.

        "Issuer Order" or "Issuer Request" means a written request or order signed in the name of the Issuer by any two Officers of the Issuer and delivered to the Trustee.

        "Liability" means any loss, damage, cost, charge, claim, demand, expense, judgment, action, proceeding or other liability whatsoever (including, without limitation, in respect of taxes, duties, levies, imposts and other charges) and including any value added tax or similar tax charged or chargeable in respect thereof and legal fees and expenses on a full indemnity basis.

        "Lien" means any, mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Maturity Date" means the date, which is set forth on the face of the Notes, on which the Notes will mature.

        "Net Available Cash" from an Asset Disposition means the aggregate amount of cash or Temporary Cash Investments received in respect of an Asset Disposition (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or otherwise and any cash received upon the sale or other disposition of any Permitted Non-Cash Consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom, in each case net of:

          (a)   all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including fees and expenses of counsel and investment bankers), and all taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Disposition;

          (b)   all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (c)   all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Disposition; and

          (d)   the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and including, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Dispositions, all as determined in conformity with GAAP, retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.

        "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, printing costs, underwriters' or placement agents' fees, discounts or commissions and brokerage stock exchange listing fees, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Notes" means the Initial Global Notes, the Unrestricted Global Notes and Additional Notes (if any), treated as a single class of Notes, as amended or supplemented from time to time pursuant to the terms of this Indenture, that are issued under this Indenture.

        "Obligations" means all obligations in respect of principal, premium, interest, Additional Amounts, penalties, fees, indemnifications, reimbursements, damages and other Liabilities payable under any documentation governing any Indebtedness, including the Notes.

        "Offering Memorandum" means the final offering memorandum in relation to the offering of the Existing Notes dated July 16, 1999.

        "Officer" means, with respect to any Person, the Chairman, any Managing Director, any Director or the Secretary or member of the executive committee, of such Person.

        "Officer's Certificate" means a certificate signed by any two directors or members of the executive committee of the Issuer or the Subsidiary Guarantor.

        "Opinion of Counsel" means a written opinion of counsel acceptable to the Trustee, which may be an employee of or counsel for the Issuer.

        "outstanding" means in relation to the Notes all the Notes issued other than:

          (a)   those Notes which have been redeemed pursuant to this Indenture;

          (b)   those Notes in respect of which the date for redemption in accordance with this Indenture has occurred and the redemption moneys (including premium (if any) and all interest payable thereon) have been duly paid to the Trustee or to the Paying Agent in the manner provided in the Agency Agreement (and where appropriate notice to that effect has been given to the relative Holders);

          (c)   those Notes which have been purchased and cancelled pursuant to Change of Control Offer under Section 4.10 hereof;

          (d)   those mutilated or defaced Notes which have been surrendered and cancelled and in respect of which replacements have been issued;

          (e)   (for the purpose only of ascertaining the principal amount of the Notes outstanding and without prejudice to the status for any other purpose of the relevant Notes) those Notes which are alleged to have been lost, stolen or destroyed and in respect of which replacements have been issued; and

          (f)    any Global Note to the extent that it shall have been exchanged for another Global Note or for Registered Notes pursuant to its provisions;

        PROVIDED THAT for each of the following purposes, namely:

          (a)   the right to attend and vote at any meeting of the Holders or any of them;

          (b)   the determination of how many and which Notes are for the time being outstanding for the purposes of Sections 6.02, 6.04, 6.05 and 10.02 and paragraphs 2, 5, 6 and 9 of Schedule 1;

          (c)   any discretion, power or authority (whether contained in this Indenture or vested by operation of law) which the Trustee is required, expressly or impliedly, to exercise in or by reference to the interests of the Holders or any of them; and

          (d)   the determination by the Trustee whether any event, circumstance, matter or thing is, in its opinion, materially prejudicial to the interests of the Holders or any of them,

those Notes (if any) which are for the time being held by or on behalf of the Issuer, the Subsidiary Guarantor or any of their respective Subsidiaries or any holding company of the Issuer or any other Subsidiary of any such holding company, in each case as beneficial owner, shall (unless and until ceasing to be so held) be deemed not to remain outstanding.

        "Parent" means Kappa Holding B.V.

        "Parent Subordinated Indebtedness" means subordinated debt of the Issuer issued to and held by any Holding Company which:

          (a)   by its terms (i) does not (including upon the happening of any event) mature and is not (including upon the happening of any event) mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder, in whole or in part, and does not include any provision requiring repurchase by the Issuer or any of its Restricted Subsidiaries (including upon the happening of any event) prior to a year and a day after the date on which the Notes mature, (ii) does not (including upon the happening of any event) require or provide for the payment, in cash or otherwise, of interest or any other amounts prior to its stated maturity (provided that interest may accrete while such subordinated debt is outstanding and accreted interest may become due upon acceleration of maturity as permitted by clause (iii) and any interest may be satisfied at any time by the issue to the holders thereof of further Parent Subordinated Indebtedness), (iii) does not provide (including upon the happening of any event) for the acceleration of its maturity (other than following the winding up or bankruptcy of the Issuer, but only if the maturity of the Notes has been accelerated) or the exercise of remedies prior to the date on which the Notes mature and are repaid, (iv) is not secured by a lien on any assets of the Issuer or any of its Restricted Subsidiaries and is not Guaranteed by any Restricted Subsidiary, (v) does not (including upon the happening of any event) restrict the payment of monies due under the 1999 Indentures and (vi) is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the date on which the Notes mature other than into or for Capital Stock (other than Disqualified Stock); and

          (b)   is contractually subordinated (pursuant to a binding agreement with the Trustee for the benefit of the Holders) and junior in right of payment to the prior payment in full in cash of all obligations (including principal, interest, premium (if any) and Additional Amounts (if any)) of the Issuer under the Notes and the 1999 Indentures such that (i) the Issuer shall make no payment in respect of such subordinated debt (whether in cash, securities or otherwise, except as permitted by clause (a)(ii)) and may not acquire such subordinated debt except as permitted by the 1999 Indentures until the prior payment in full in cash of all obligations in respect of the Notes and the 1999 Indentures, (ii) upon any total or partial liquidation, dissolution, or winding up of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property, the holders of the Notes will be entitled to receive payment in full in cash of the obligations under the 1999 Indentures and the Notes before the holders of such subordinated debt will be entitled to receive any payment in respect of such subordinated debt, (iii) such subordinated debt may not be amended such that it would cease to qualify as a Parent Subordinated Indebtedness until the date that is after the prior payment in full in cash of all obligations in respect of the Notes and the 1999 Indentures and (iv) the holders of such subordinated debt shall assign any rights to vote, including by way of proxy, in a bankruptcy, insolvency or similar proceeding to the Trustee: provided, however, that any sale or transfer of such subordinated debt or any subsequent issuance or transfer of Capital Stock or other action that results in such subordinated debt being held by a Person other than a Permitted Holder, a Holding Company or the Issuer and any event or circumstance that results in such subordinated debt ceasing to qualify as Parent Subordinated Indebtedness shall be deemed, in each case, to constitute an incurrence of such subordinated debt by the Issuer.

        "Participants" means institutions that have accounts with Euroclear or Clearstream or their respective nominees.

        "Paying Agent" means any person authorised by the Issuer to pay the principal of, premium, if any, or interest on any Notes on behalf of the Issuer, including without limitation the Principal Paying Agent (as defined in the Agency Agreement).

        "Permitted Businesses" means (a) the paper and packaging business or any business reasonably related, incidental or ancillary to any of the foregoing or (b) an acquired business where, upon consummation of such acquisition, a majority of the assets and revenues of the Issuer and its Subsidiaries continue to be related to the businesses in clause (a).

        "Permitted Holders" means (a) Cinven and its Affiliates or funds or investors managed or advised by them, (b) CVC Capital Partners Europe Limited and its Affiliates or funds or investors managed or advised by them and (c) individuals serving in management positions with the Issuer or the Parent now or any time in the future and "Permitted Holder" means any of the above.

        "Permitted Investment" means an Investment in:

          (a)   the Issuer or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary;

          (b)   another Person, if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary;

          (c)   Temporary Cash Investments;

          (d)   trade-receivables;

          (e)   loans or advances to officers, directors or employees of the Issuer or any of its Restricted Subsidiaries for travel, transportation, entertainment, and moving and other relocation expenses and other business expenses and that are made in the ordinary course of business;

          (f)    loans or advances to employees made in the ordinary course of business consistent with customary and reasonable industry practice or such Restricted Subsidiary, as the case may be, not in excess of NLG 15 million outstanding at any one time;

          (g)   stock, obligations or securities received:

                (i)  in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary;

               (ii)  in satisfaction of judgments;

              (iii)  as consideration in connection with an Asset Disposition pursuant to Section 4.08; and

              (iv)  as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

          (h)   Unrestricted Subsidiaries, joint ventures and other Persons provided, that at the time such Investment is made the net amount of all Investments made pursuant to this clause (h) and clause (h) of the definition of Permitted Investments in the 1999 Indentures after the Existing Notes Issue Date does not exceed 5.0% of Consolidated Tangible Assets. The net amount of such Investments as of any date of determination shall be determined by subtracting (A) the aggregate amount of all payments of interest on Indebtedness, dividends or repayments of loans or other transfers of cash or assets received by the Issuer or a Restricted Subsidiary as a return of or on such Investments or received by the Issuer or any Restricted Subsidiary from the disposition of such Investments from (B) the aggregate amount of all such Investments made by the Issuer and the Restricted Subsidiaries pursuant to this clause (h) and clause (h) of the definition of Permitted Investments in the 1999 Indentures;

          (i)    any Investment by the Issuer or any of its Restricted Subsidiaries in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided, that each such Investment is in the form of a Purchase Money Note, an equity interest or interests in accounts receivables generated by the Issuer or any of its Restricted Subsidiaries;

          (j)    Investments in Hedging Obligations otherwise permitted under the Indenture;

          (k)   Guarantees of Indebtedness permitted under Section 4.05; and

          (l)    any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.09.

        "Permitted Liens" means, with respect to any Person:

          (a)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (b)   Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

          (c)   Liens for taxes, assessments or other governmental charges or claims not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided, that appropriate reserves have been taken on the books of the Issuer;

          (d)   Liens in favour of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (e)   Liens securing Hedging Obligations entered into in the ordinary course of business;

          (f)    Liens for the purpose of securing the payment (or the refinancing of the payment) of all or a part of any Indebtedness relating to assets or property acquired or constructed directly or indirectly, which Indebtedness is permitted pursuant to Section 4.05(b)(vii); provided, that (x) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the cost of the assets or property so acquired or constructed and (y) such Liens shall not encumber any other assets or property of the Issuer or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

          (g)   Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Subsidiaries in the ordinary course of business;

          (h)   Liens securing any Senior Indebtedness incurred by the Issuer or any Restricted Subsidiary which was not prohibited by the terms of the 1999 Indentures;

          (i)    Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Subsidiary of the Issuer; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Subsidiary;

          (j)    Liens on property existing at the time of acquisition by the Issuer or any Subsidiary of the Issuer, provided, that such Liens were in existence prior to the contemplation of such acquisition;

          (k)   Liens to secure the performance of statutory obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (l)    Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

          (m)  Liens incurred in the ordinary course of business of the Issuer or any Subsidiary of the Issuer with respect to obligations which do not exceed NLG 15 million at any one time outstanding;

          (n)   easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges and other similar encumbrances or title defects incurred, or leases or sub-leases granted to others, in the ordinary course of business, that do not in the aggregate materially detract from the aggregate value of the properties of the Issuer and its Subsidiaries, taken as a whole or in the aggregate materially interfere with or adversely affect in any material respect the ordinary course of the business of the Issuer and its Subsidiaries on the properties subject thereto, taken as a whole;

          (o)   Liens arising by operation of law (or by agreement to the same effect) in the ordinary course of business and not as a result of any default or omission on the part of the Issuer or any Restricted Subsidiary; and

          (p)   Liens over credit balances on bank accounts of the Issuer or any Restricted Subsidiary with Approved Banks (as defined in the Senior Credit Agreement) created in order to facilitate the operation of such bank accounts and other bank accounts of such companies with such Approved Banks on a net balance basis with credit balances and debit balances on the various accounts being netted off for interest purposes.

        "Permitted Non-Cash Consideration" means the fair market value of any non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated as Permitted Non-Cash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by an officer or director of the Issuer which shall be a report of an internationally recognised investment banking firm with respect to the receipt in one or a series of related transactions of Permitted Non-Cash Consideration with a fair market value in excess of NLG 50 million. A particular item of Permitted Non-Cash Consideration shall no longer be considered to be outstanding when it has been sold for cash or redeemed or paid in full in the case of non-cash consideration in the form of promissory notes or equity.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organisation, government or any agency or political subdivision thereof or any other entity.

        "Predecessor Note" of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.07 in exchange for a mutilated Note or in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

        "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any series (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other series of such corporation.

        "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

        "Purchase Money Note" means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, the Issuer or any of its Restricted Subsidiaries in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

        "QIB" means a "qualified institutional buyer" as defined in Rule 144A.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Issuer or any of its Restricted Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to a Receivables Subsidiary or any other Person or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Restricted Subsidiaries and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable.

        "Receivables Subsidiary" means a Subsidiary of the Issuer that engages in no activities other than directly or indirectly in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

          (a)   has no Indebtedness or other obligations (contingent or otherwise) that:

                (i)  are guaranteed by the Issuer or any of its Restricted Subsidiaries, other than contingent liabilities pursuant to a Standard Securitisation Undertaking;

               (ii)  are recourse to or obligate the Issuer or any of its Restricted Subsidiaries in any way other than pursuant to Standard Securitisation Undertakings; or

              (iii)  subjects any property or assets of the Issuer or any of its Restricted Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitisation Undertakings;

          (b)   has no contract, agreement, arrangement or undertaking (except in connection with a Purchase Money Note or Qualified Receivables Transaction) with the Issuer or any of its Restricted Subsidiaries that are on terms no less favourable to the Issuer or such Restricted Subsidiaries than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing accounts receivables and other amounts payable under swaps or other hedging instruments entered into with the Receivable Subsidiary provided such instruments are permitted to be incurred pursuant to Section 4.05; and

          (c)   neither the Issuer nor any of its Restricted Subsidiaries has any obligation to maintain or preserve the Receivables Subsidiary's financial condition or cause the Receivables Subsidiary to achieve certain levels of operating results other than pursuant to Standard Securitisation Undertakings.

        Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying, to the best of such Officers' knowledge and belief after consulting with counsel, that such designation complied with the foregoing conditions.

        "Redemption Date" when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture.

        "Redemption Price" when used with respect to any Note to be redeemed, means the price fixed for such redemption pursuant to this Indenture as set forth in the form of Note annexed as Exhibit A.

        "Redenomination Date" means any date for payment of interest on the Notes pursuant to their terms that falls on or after the date that the Euro ceases to be the currency of The Netherlands or the single currency of a majority of the members of the European Union.

        "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the Existing Notes Issue Date or incurred in compliance with the 1999 Indentures or this Indenture (including Indebtedness of the Issuer that refinances Indebtedness of any Restricted Subsidiary) and Indebtedness of the Subsidiary Guarantor that refinances Indebtedness of the Issuer or any Restricted Subsidiary including Indebtedness that refinances Refinancing Indebtedness; provided, that:

          (a)   the Refinancing Indebtedness has a Stated Maturity no earlier than any Stated Maturity of the Indebtedness being refinanced;

          (b)   the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced; and

          (c)   such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of:

                (i)  the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) of the Indebtedness being refinanced (including, with respect to both the Refinancing Indebtedness and the Indebtedness being refinanced, amounts then outstanding and amounts available thereunder); plus

               (ii)  unpaid interest, prepayment penalties, redemption or repurchase premiums, defeasance costs, fees, expenses and other amounts owing with respect thereto, plus reasonable financing fees and other reasonable out-of-pocket expenses incurred in connection therewith, provided, further, that (i) Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary (other than a Subsidiary Guarantor) that refinances Indebtedness of the Issuer and (ii) clauses (a) and (b) above will not apply to any Indebtedness that refinances Indebtedness incurred pursuant to the Senior Credit Agreement.

        "Register" has the meaning set forth in Section 2.06.

        "Registrar" has the meaning set forth in Section 2.06.

        "Regular Record Date" for the interest payable on any Interest Payment Date means the January 1 or July 1 (whether or not a Business Day), as the case may be, preceding such Interest Payment Date.

        "Regulation S" means Regulation S promulgated under the Securities Act (including any successor regulation thereto) as it may be amended from time to time.

        "Related Business Assets" means assets (other than cash or Temporary Cash Investments) used or useful in a Permitted Business; provided that any assets received by the Issuer or a Restricted

Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Relevant Date" means the date on which the payment first becomes due but, if the full amount of the money payable has not been received by the Paying Agent or the Trustee on or before the due date, it means the date on which the full amount of the money having been so received, notice to that effect shall have been duly given to the Holders by the Issuer in accordance with this Indenture.

        "repay", "redeem" and "pay" shall each include both the others and cognate expressions shall be construed accordingly.

        "Representative" means the trustee, agent or other representative (if any) for an issue of Senior Indebtedness.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Period" means the forty-day period commencing from and including, the later of the offering of the Notes and the original Issue Date of such Notes.

        "Restricted Subsidiary" means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

        "Rule 144" means Rule 144 of the Securities Act.

        "Rule 144A" means Rule 144A of the Securities Act.

        "SEC" or "Commission" means the United States Securities and Exchange Commission.

        "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and provisions promulgated by the SEC thereunder.

        "Security Agent" means Barclays Bank plc or such other person acting as security agent under the Intercreditor Deed.

        "Senior Credit Agreement" means the Senior Credit Agreement dated as of July 23, 1998, between inter alia the Issuer, the Parent, the Subsidiary Guarantor, Barclays Capital, as Arranger and BT Alex Brown International, Paribas, Deutsche Bank AG London, Goldman Sachs Credit Partners L.P., ING Bank N.V. and Salomon Brothers Holding Inc. as Co-Arrangers and Barclays Bank Plc as Facility Agent and Security Agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents, and any interest swap obligations relating thereto), as amended and restated, and in each case as the same (including any amendment and restatement thereof) may be further amended, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted pursuant to Section 4.05) or adding Restricted Subsidiaries of the issuer as additional borrowers or Subsidiary Guarantor thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Senior Indebtedness" means:

          (a)   all Bank Indebtedness;

          (b)   Hedging Obligations with respect to Bank Indebtedness, the Notes, the Existing Notes, the Guarantees of the Existing Notes or the Subsidiary Guarantee; and

          (c)   all other Indebtedness, including interest and fees thereon, whether outstanding on the Existing Notes Issue Date or thereafter issued or incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate or junior in right of payment to the Existing Notes or the Guarantees of the Existing Notes,

provided, that Senior Indebtedness shall not include:

                (i)  any liability for Federal, state, local or other taxes owed or owing;

               (ii)  any Trade Payables;

              (iii)  any Indebtedness, Guarantee or obligation which is subordinate or junior in any respect to any other Indebtedness, Guarantee or obligation including any Senior Subordinated Indebtedness and any Subordinated Obligations; and

              (iv)  any obligations with respect to any Capital Stock.

        "Senior Subordinated Indebtedness" means the Existing Notes, the Guarantees of the Existing Notes, the Notes and the Subsidiary Guarantee and any other Indebtedness of the Issuer or the Subsidiary Guarantor that specifically provides that such Indebtedness is to rank equally with the Notes or the applicable Guarantee in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Issuer or the Subsidiary Guarantor which is not Senior Indebtedness.

        "Significant Subsidiary" means a Restricted Subsidiary of the Issuer that is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act and the Exchange Act.

        "Special Record Date" for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 2.08.

        "Standard Securitisation Undertakings" means representations, warranties, covenants and indemnities entered into by the Issuer or any of its Restricted Subsidiaries and subordinate loans made by the Issuer or any of its Restricted Subsidiaries to a Receivables Subsidiary or another person that are reasonably customary in an accounts receivable transaction.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subordinated Obligation" means, any Indebtedness of the Issuer or the Subsidiary Guarantor (whether outstanding on the Existing Notes Issue Date or thereafter incurred) that is contractually subordinated or junior in right of payment to the Existing Notes or the Guarantees of the Existing Notes pursuant to a written agreement.

        "Subsidiary" of any Person means, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (a)   such Person;

          (b)   such Person and one or more Subsidiaries of such Person; or

          (c)   one or more Subsidiaries of such Person.

        Unless the context requires otherwise, "Subsidiary" shall refer to a Subsidiary of the Issuer.

        "Subsidiary Guarantee" means the guarantee issued by the Subsidiary Guarantor (or other Subsidiary of the Issuer, in place of the Subsidiary Guarantor), hereunder for the benefit of the Holders, of the Issuer's obligations with respect to the Notes.

        "Subsidiary Guarantor" means, as of the date of issue of the Notes, Kappa Packaging B.V.

        "Temporary Cash Investments" means, any of the following:

          (a)   investments in Designated Government Obligations;

          (b)   investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organised under the laws of the United States of America, any State thereof or any foreign country recognised by the United States of America having capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof on the date of such investment) and whose long-term debt is rated "A—" or higher according to Moody's Investors Service, Inc. (or such equivalent rating by at least one "nationally recognised statistical rating organisation" (as defined in Rule 436 under the Securities Act));

          (c)   repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

          (d)   investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organised and in existence under the laws of any state of the United States of America or any foreign country recognised by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Corporation;

          (e)   investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, or by any member state of the European Union, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc; and

          (f)    investments in investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (e).

        "TIA" means the United States Trust Indenture Act of 1939 (15 U.S. Code § § 77aaa-77bbbb) as in effect on the date of this Indenture.

        "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business of such Person in connection with the acquisition of goods or services.

        "Treaty" means the Treaty establishing the European Community, as amended.

        "Trustee" means the party named as the "Trustee" in the first paragraph of this Indenture until a successor replaces such party pursuant to the applicable provisions of Section 7.08, and thereafter "Trustee" shall mean such successor.

        "Trustee Acts" means the Trustee Act 1925 and the Trustee Act 2000.

        "Trust Officer" means any officer within the corporate trust administration department (or any successor group) of the Trustee including any vice president, assistant vice president, senior trust officer, trust officer, assistant secretary or any other officer or assistant officer of the Trustee customarily performing functions similar to those performed by the persons who at that time shall be such officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such trust matter is referenced because of his knowledge of and familiarity with the particular subject.

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of the Issuer that at the time of determination shall be or continues to be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary (a "Designation") unless:

          (1)   a Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to the Designation;

          (2)   such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Issuer or any other Restricted Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; and

          (3)   either (x) the assets of such Subsidiary do not exceed NLG 1,000 or (y) the Issuer would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) pursuant to Section 4.06.

        The Board of Directors may revoke any designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

          (1)   no Default or Event of Default shall have occurred and be continuing at the time of such Revocation; and

          (2)   all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture and for all purposes of the Indenture shall be deemed to have been incurred at such time.

        All Designations and Revocations must be evidenced by resolutions of the Board of Directors delivered to the 1999 Trustees certifying compliance with the foregoing provisions.

        "Voting Stock" of a Person means all series of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Western Europe" means, the United Kingdom, Ireland, Spain, Portugal, Italy, France, Germany, Switzerland, Denmark, The Netherlands, Belgium or Luxembourg.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Issuer, all the Capital Stock of which (other than directors' qualifying shares) is owned by the Issuer or another Wholly Owned Subsidiary.

        SECTION 1.02    INCORPORATION BY REFERENCE TO TRUST INDENTURE ACT

        Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. The following terms used in this Indenture have the following meanings:

          "Commission" means the SEC;

          "indenture Notes" means the Notes;

          "indenture note holder" means a Holder;

          "indenture trustee" or "institutional trustee" means the Trustee; and

          "obligor" on the indenture Notes means the Issuer, the Subsidiary Guarantor or any other obligor in respect of the Notes.

        All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule and not otherwise defined herein have the meanings assigned to them therein.

        SECTION 1.03    RULES OF CONSTRUCTION

        Unless the context otherwise requires:

          (a)   a term has the meaning assigned to it;

          (b)   an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles in The Netherlands in effect from time to time, and any other reference in this Indenture to "generally accepted accounting principles" refers to GAAP;

          (c)   "or" is not exclusive;

          (d)   words in the singular include the plural, and words in the plural include the singular;

          (e)   provisions apply to successive events and transactions;

          (f)    "herein," "hereof" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

          (g)   all references in this Indenture to any statute or any provision of any statute shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or registration made thereunder or under any such modification or re-enactment;

          (h)   all references in this Indenture to guarantees or to an obligation being guaranteed shall be deemed to include respectively references to indemnities or to an indemnity being given in respect thereof;

          (i)    all references in this Indenture to any action, remedy or method of proceeding for the enforcement of the rights of creditors shall be deemed to include, in respect of any jurisdiction other than England, references to such action, remedy or method of proceeding for the enforcement of the rights of creditors available or appropriate in such jurisdiction as shall most nearly approximate to such action, remedy or method of proceeding described or referred to in this Indenture;

          (j)    all references in this Indenture to taking proceedings against the Issuer or the Subsidiary Guarantor shall be deemed to include references to proving in the winding up of the Issuer or the Subsidiary Guarantor;

          (k)   all references in this Indenture or the Notes to "principal amount" of a Note shall, unless the context otherwise requires, be deemed to be references to the nominal amount of such Note and the premium, if any, including the Redemption Prices and purchase prices referenced to herein, on such Note and any Additional Amount.

ARTICLE II

THE NOTES

        SECTION 2.01    TITLE AND TERMS.

        Subject to Section 2.16 the aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is initially limited to €95,000,000 except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.05, 2.06, 2.07, or as otherwise provided hereunder.

        The Initial Notes shall be known and designated as the €95,000,000 10 5/8% Class A Senior Subordinated Notes due 2009. The final Stated Maturity of the Notes shall be July 15, 2009. Interest on the Notes will accrue at a rate of 10 5/8% per annum accruing from May 22, 2003 or from the most recent Interest Payment Date to which cash interest has been paid or duly provided for and will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2003 to the Holders of record on the immediately preceding Regular Record Date. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. In accordance with Section 2.16, Additional Notes may be issued from time to time under this Indenture after the date hereof, subject to the provisions of this Indenture.

        Payments in respect of the principal of, premium, if any, and interest on the Notes will be made in accordance with Section 2.13 hereof.

        The Notes shall be redeemable as provided in Article Three.

        SECTION 2.02    DENOMINATIONS.

        The Notes (including any Global Note) shall be issuable only in registered form without coupons and only in denominations of €1000 or any integral multiple above such amount. The Notes shall not be issuable in bearer form. No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        SECTION 2.03    EXECUTION, AUTHENTICATION, DELIVERY AND DATING.

        The Notes shall be executed on behalf of the Issuer by any Director, its President or a Vice President or other duly authorised person. The signature of any of these officers on the Notes may be manual or facsimile signatures of the present or any future such authorized officer and may be imprinted or otherwise reproduced on the Notes.

        Notes bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Issuer shall bind the Issuer, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes. In addition, any Note may be signed on behalf of the Issuer by such Persons as, at the actual date of the execution of such Note, shall be the proper officers of the Issuer, although at the date of such Note or of the execution of this Indenture any such Person was not such an officer.

        At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee for authentication, together with an Issuer Order for the authentication and delivery of such Notes, and the Trustee in accordance with such Issuer Order shall authenticate and deliver such Notes.

        Each Note shall be dated the date of its authentication. No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein duly executed by the Trustee by manual or facsimile signature of an authorized signatory, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture.

        The Trustee shall authenticate (i) the Initial Global Notes, (ii) [intentionally left blank], (iii) the Additional Notes or (iv) Unrestricted Global Notes from time to time issued only in exchange for a like aggregate principal amount of Initial Global Notes or Additional Notes, upon a written authorisation of the Issuer in the form of an Officers' Certificate of the Issuer. Each such written order shall specify the aggregate principal amount of Notes to be authenticated and the date on which such Notes are to be authenticated, whether such Notes are to be Initial Global Notes, Additional Notes or Unrestricted Global Notes and whether such Notes are to contain any legend and such other information as the Trustee may reasonably request. In addition, in respect of authentication pursuant to clause (iv) of the first sentence of this paragraph, each such written order from the Issuer shall be accompanied by an Opinion of Counsel of the Issuer in a form satisfactory to the Trustee stating that the issuance of the Unrestricted Global Notes does not give rise to an Event of Default, complies with the provisions of this Indenture, is made in compliance with the Securities Act and any applicable securities laws of any state of the United States and has been duly authorised by the Issuer.

        SECTION 2.04    FORM OF NOTES

        (a)    Restricted Global Notes.

            (i)  [Intentionally left blank]

           (ii)  Each Restricted Global Note shall be registered in the name of a nominee of the Common Depositary or its nominee and deposited with the Common Depositary, on behalf of Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinbefore provided for credit to the respective accounts of Euroclear and Clearstream. The aggregate principal amount of a Restricted Global Note may from time to time be increased or decreased by adjustments made on the records of the Common Depositary, in connection with a corresponding decrease or increase in the aggregate principal amount of a Regulation S Global Note or an Unrestricted Global Note, as hereinafter provided.

        (b)    Regulation S Global Notes.

            (i)  Initial Notes shall be initially issued in the form of a Global Note in fully registered form without interest coupons, with such applicable legends as are provided for in Exhibit A hereto, except as otherwise permitted herein. Until such time as the Restricted Period shall have terminated, the Global Note shall be referred to herein as the "Regulation S Global Note". After such time as the Restricted Period shall have terminated, such Regulation S Global Note shall be referred to herein as the "Unrestricted Global Note".

           (ii)  The Regulation S Global Note and Unrestricted Global Note shall be registered in the name of the Common Depositary or its nominee and deposited with the Common Depositary, as custodian for Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinbefore provided, for credit to the respective accounts of Euroclear and Clearstream. The aggregate principal amount of a Regulation S Global Note or an Unrestricted Global Note may from time to time be increased or decreased by adjustments made on the records of the Common Depositary, as custodian for Euroclear and Clearstream, in connection with a corresponding decrease or increase in the aggregate principal amount of a Restricted Global Note, as hereinafter provided.

        (c)   [Intentionally left blank].

        (d)   In case the Issuer, pursuant to Article Five, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article Five, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon an Issuer Request of the successor Person, shall authenticate and deliver Notes as specified in such request for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

        SECTION 2.05    TEMPORARY NOTES.

        Pending the preparation of definitive Notes, the Issuer may execute, and upon an Issuer Order the Trustee shall authenticate and deliver, temporary Notes which are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Notes may determine, as conclusively evidenced by their execution of such Notes.

        If temporary Notes are issued, the Issuer will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Issuer designated for such purpose pursuant to Section 4.02, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes.

        SECTION 2.06    REGISTER, REGISTRATION OF TRANSFER AND EXCHANGE.

        The Issuer shall cause to be kept a register outside the United Kingdom (the register maintained in such office and in any other office or agency designated pursuant to Section 4.02 being herein sometimes referred to as the "Register") in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Notes and of transfers and exchange of Notes. The Register shall be in written form or any other form capable of being converted into written form within a reasonable time. At all reasonable times, the Register shall be open to inspection by the Trustee. The Trustee is hereby initially appointed as registrar (the "Registrar") for the purpose of registering Notes and transfers and exchanges of Notes as herein provided.

        Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 (in each case outside the United Kingdom), the Issuer shall execute, the Trustee shall authenticate and deliver, and the Registrar shall register, if the requirements of such transfer are met, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination or denominations of a like aggregate principal amount.

        At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination and of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Issuer shall execute, the Trustee shall authenticate and deliver, and the Registrar shall register, the Notes which the Holder making the exchange is entitled to receive.

        All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

        Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

        No service charge shall be made for any registration of transfer or exchange or redemption of Notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes.

        The Issuer shall not be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the selection of Notes to be redeemed under Section 3.03 and ending at the close of business on the day of such mailing of the relevant notice of redemption or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

        SECTION 2.07    MUTILATED, DESTROYED, LOST AND STOLEN NOTES.

        If (i) any mutilated Note is surrendered to the Trustee or (ii) the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and there is delivered to the Issuer and the Trustee such Note or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Issuer or the Trustee that such Note has been acquired by a bona fide purchaser, the Issuer shall execute and upon Issuer Order the Trustee shall authenticate and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

        In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

        Upon the issuance of any new Note under this Section, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

        Every new Note issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

        The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

        SECTION 2.08    PAYMENT OF INTEREST; INTEREST RIGHTS PRESERVED.

        Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest at the office or agency of the Issuer maintained for such purpose pursuant to Section 4.02.

        Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder on the Regular Record Date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called "Defaulted Interest") may be paid by the Issuer, at its election in each case, as provided in paragraph (a) or (b) below:

          (a)   The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Issuer of such Special Record Date, and in the name and at the expense of the Issuer, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be given in the manner provided for in Section 13.02, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so given, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following paragraph(b).

          (b)   The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange or system on which the Notes may be listed or eligible for trading, and upon such notice as may be required by such exchange or system, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

        Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

        SECTION 2.09    PERSONS DEEMED OWNERS.

        Prior to the due presentment of a Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and (subject to Sections 2.05 and 2.07) interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Issuer, the Trustee or any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

        SECTION 2.10    CANCELLATION.

        All Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly cancelled by it. The Issuer may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Issuer may have acquired in any manner whatsoever, and may deliver to the Trustee (or to any other Person for delivery to the Trustee) for cancellation any

Notes previously authenticated hereunder which the Issuer has not issued and sold, and all Notes so delivered shall be promptly cancelled by the Trustee. If the Issuer shall so acquire any of the Notes, however, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures and certification of their disposal delivered to the Issuer unless by Issuer Order the Issuer shall direct that cancelled Notes be returned to it.

        SECTION 2.11    COMPUTATION OF INTEREST.

        Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

        SECTION 2.12    "CUSIP" and/or "ISIN" Numbers.

        The Issuer in issuing the Notes may use a "CUSIP" and/or "ISIN" number (if then generally in use), and if so, the Trustee and the Common Depositary shall use "CUSIP" and/or "ISIN" numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of such numbers either as printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer shall promptly notify the Trustee and the Common Depositary in writing of any change in the "CUSIP" or "ISIN" numbers of the Notes.

        SECTION 2.13    BOOK-ENTRY PROVISIONS FOR GLOBAL NOTES, CERTIFICATED NOTES.

        All payments on a Global Note will be made to the order of the Common Depositary or its nominee, as the case may be, as the registered holder of such Global Note. In each case, the Issuer will be fully discharged by payment to or to the order of the Common Depositary from any responsibility or liability in respect of each amount so paid. The Common Depositary will instruct a Paying Agent to make payments in respect of the Notes to Euroclear and Clearstream in amounts proportionate to their respective beneficial interests in the principal amount of each Global Note, and Euroclear and Clearstream will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of Euroclear and Clearstream.

        Unless and until it is exchanged in whole or in part for Certificated Notes, a Global Note may not be transferred except as a whole by the relevant Common Depositary or nominee thereof to another nominee of the Common Depositary or to a successor of Common Depositary or a nominee of such successor.

        Owners of beneficial interests in the Global Notes shall be entitled or required, as the case may be, but only under the circumstances described in this Section 2.13, to receive physical delivery of Certificated Notes.

        Interests in a Global Note shall be exchangeable or transferable, as the case may be, for Certificated Notes only if (i) Euroclear and Clearstream notify the Issuer that they are unwilling or unable to continue as clearing agencies for such Global Note and a successor reasonably acceptable to the Trustee is not appointed by the Issuer within 90 days, (ii) the Common Depositary notifies the Issuer that it is unwilling or unable to continue as the Common Depositary for such Global Note, and a successor Common Depositary is not appointed by the Issuer within one hundred twenty (120) days of such notice or (iii) in the case of any Global Note, an Event of Default has occurred and is continuing with respect thereto, and the Trustee determines that Certificated Notes shall be issued. Upon the occurrence of any of the events described in the preceding sentence the Issuer shall cause the appropriate Certificated Notes to be delivered to the owners of beneficial interests in the Global Notes or the participants in Euroclear or Clearstream through which such owners hold their beneficial interest. Certificated Notes shall be exchangeable or transferable for interests in other Certificated Notes as described herein.

        SECTION 2.14    TRANSFER AND EXCHANGE OF NOTES.

        (a)    Obligations with Respect to Transfers and Exchanges of Notes.    Upon surrender for registration of transfer of any Note of a series to the Registrar, and subject to the other provisions of this Section 2.14, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of such series of any authorized denominations and of a like aggregate principal amount.

        At the option of the Holder, and subject to the other provisions of this Section 2.14, Notes of any series may be exchanged for other Notes of such series of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, and subject to the other provisions of this Section 2.14, the Issuer shall execute, and the Trustee shall authenticate and deliver, the Notes which the Holder making the exchange is entitled to receive.

        All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt, and subject to the other provisions of this Section 2.14, entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

        Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer, the Trustee or the Common Depositary) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer or the Registrar and be duly executed by the Holder thereof or his attorney duly authorized in writing.

        No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any tax or governmental charge payable in connection with any registration of transfer or exchange of Notes.

        (b)    Transfer and Exchange of Global Notes.    Notwithstanding any provisions of this Indenture or the Notes, transfers of a Global Note, in whole or in part, transfers and exchanges of interests therein of the kinds described in clauses (ii), (iii) and (iv) below and exchange of interests in Global Notes or of other Notes as described in clause (v) below, shall be made only in accordance with this Section 2.14(b). Transfers and exchanges subject to this Section 2.14 shall also be subject to the other provisions of the Indenture that are not inconsistent with this Section 2.14.

          (i)    General.    A Global Note may not be transferred, in whole or in part, to any Person other than the Common Depositary or a nominee thereof or a successor Common Depositary or its nominee, and no such transfer to any such other Person may be registered; provided that this clause (i) shall not prohibit any transfer of a Note that is issued in exchange for a Global Note but is not itself a Global Note. No transfer of a Note to any Person shall be effective under this Indenture or the Notes unless and until such Note has been registered in the name of such Person. Nothing in this Section 2.14(b)(i) shall prohibit or render ineffective any transfer of a beneficial interest in a Global Note effected in accordance with the other provisions of this Section 2.14(b).

          (ii)    Restricted Global Note to Regulation S Global Note.    If the Holder of a beneficial interest in a Restricted Global Note wishes at any time to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Regulation S Global Note, such transfer may be effected, subject to the Applicable Procedures, only in accordance with the provisions of this Section 2.14(b)(ii). Upon receipt by the Registrar of (A) written instructions given in accordance with the Applicable Procedures from Euroclear or Clearstream directing the Registrar to credit or cause to be credited to Euroclear's or Clearstream's account a beneficial interest in a Regulation S Global Note in a principal amount equal to that of the beneficial interest in a Restricted Global Note to be so transferred; (B) a written order given in accordance with the Applicable Procedures containing information regarding the account of Euroclear or Clearstream to be credited with, and the account of Euroclear or Clearstream to be debited for, such beneficial interest and (C) a certificate in substantially the form set forth in Exhibit B given by the Holder of such beneficial interest, the principal amount of a Restricted Global Note shall be reduced, and the principal amount of a Regulation S Global Note shall be increased, by the principal amount of the beneficial interest in a Restricted Global Note to be so transferred, in each case by means of an appropriate adjustment on the records of the Registrar and the Registrar shall instruct the Common Depositary or its authorized representative to make a corresponding adjustment to its records and to credit or cause to be credited to the account of Euroclear or Clearstream a beneficial interest in a Regulation S Global Note having a principal amount equal to the amount so transferred.

          (iii)    Restricted Global Note to Unrestricted Global Note.    If the Holder of a beneficial interest in a Restricted Global Note wishes at any time to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, such transfer may be effected, subject to the Applicable Procedures, only in accordance with this Section 2.14(b)(iii). Upon receipt by the Registrar of (A) written instructions given in accordance with the Applicable Procedures from Euroclear or Clearstream directing the Registrar to credit or cause to be credited to Euroclear's or Clearstream's account a beneficial interest in an Unrestricted Global Note in a principal amount equal to that of the beneficial interest in a Restricted Global Note to be so transferred, (B) a written order given in accordance with the Applicable Procedures containing information regarding the account of Euroclear or Clearstream to be credited with, and the account of Euroclear or Clearstream to be debited for, such beneficial interest and (C) a certificate in substantially the form set forth in Exhibit C given by the Holder of such beneficial interest, the principal amount of the Restricted Global Note shall be reduced, and the principal amount of an Unrestricted Global Note shall be increased, by the principal amount of the beneficial interest in a Restricted Global Note to be so transferred, in each case by means of an appropriate adjustment on the records of the Registrar and the Registrar shall instruct the Common Depositary or its authorized representative to make a corresponding adjustment to its records and to credit or cause to be credited to the account of Euroclear or Clearstream a beneficial interest in a Regulation S Global Note having a principal amount equal to the amount so transferred.

          (iv)    Regulation S Global Note or Unrestricted Global Note to Restricted Global Note.    If the Holder of a beneficial interest in a Regulation S Global Note or an Unrestricted Global Note wishes at any time to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Restricted Global Note, such transfer may be effected, subject to the Applicable Procedures, only in accordance with this Section 2.14(b)(iv). Upon receipt by the Registrar of (A) written instructions given in accordance with the Applicable Procedures from Euroclear or Clearstream directing the Registrar to credit or cause to be credited to Euroclear's or Clearstream's account a beneficial interest in a Restricted Global Note in a principal amount equal to that of the beneficial interest in a Regulation S Global Note or an Unrestricted Global Note to be so transferred, (B) a written order given in accordance with the Applicable Procedures containing information regarding the account of Euroclear or Clearstream to be credited with, and the account of Euroclear or Clearstream to be debited for, such beneficial interest and (C) with respect to a transfer of a beneficial interest in a Regulation S Global Note (but not an Unrestricted Global Note) to a Person whom the transferor reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act, a certificate in substantially the form set forth in Exhibit D given by the Holder of such beneficial interest, the principal amount of a Restricted Global Note shall be increased, and the principal amount of a Regulation S Global Note or an Unrestricted Global Note shall be reduced, by the principal amount of the beneficial interest in a Restricted Global Note to be so transferred, in each case by means of an appropriate adjustment on the records of the Registrar and the Registrar shall instruct the Common Depositary or its authorized representative to make a corresponding adjustment to its records and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in a Restricted Global Note having a principal amount equal to the amount so transferred.

          (v)    Exchanges of Global Note for Non-Global Note.    In the event that a Global Note or any portion thereof is exchanged for Notes other than Global Notes, such other Notes may in turn be exchanged (on transfer or otherwise) for Notes that are not Global Notes or for beneficial interests in a Global Note (if any is then Outstanding) only in accordance with such procedures, which shall be substantially consistent with the provisions of clauses (i) through (iv) above and (vi) below (including the certification requirements intended to insure that transfers and exchanges of beneficial interests in a Global Note comply with Rule 144A, Rule 144 or Regulation S, as the case may be) and any Applicable Procedures, as may be from time to time adopted by the Issuer and the Trustee.

          (vi)    Interest in Global Note to be Held Through Euroclear or Clearstream.    Interests in a Global Note may be held only through Agent Members acting for and on behalf of Euroclear and Clearstream, provided that this clause (vi) shall not prohibit any transfer in accordance with Section 2.14(b)(iv) hereof.

        (c)    Legends.    Each Restricted Note and the Global Note issued hereunder shall, upon issuance, bear the legends set forth in Exhibit A hereto that are required to be applied to such a Note and such required legends shall not be removed from such Note except as provided in the next sentence or Section 2.14(d). The legend required for a Restricted Note may be removed from a Note if there is delivered to the Issuer and the appropriate Registrar such satisfactory evidence, which may include an opinion of independent counsel licensed to practice law in the State of New York, as may be reasonably required by the Issuer that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers of such Note will not violate the registration requirements of the Securities Act. Upon provision of such satisfactory evidence, the Trustee, at the direction of the Issuer, shall authenticate and deliver in exchange for such Note another security or securities having an equal aggregate principal amount that does not bear such legend. If such a legend required for a Restricted Note has been removed from a Note as provided above, it shall not be a Restricted Note and no other Note issued in exchange for all or any part of such Note shall bear such legend, unless the Issuer has reasonable cause to believe that such other security is a "restricted security" within the meaning of Rule 144 and instructs the Trustee to cause a legend to appear thereon.

        (d)    Global Notes.    The provisions of clauses (i), (ii), (iii), and (iv) below shall apply only to Global Notes;

          (i)    General.    Each Global Note authenticated under the Indenture shall be registered in the name of the Common Depositary or a nominee thereof and delivered to the Common Depositary or a nominee thereof or custodian therefor.

          (ii)    Transfer to Persons other than the Common Depositary.    Notwithstanding any other provision in the Indenture or the Notes, no Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any person other than the Common Depositary or a nominee thereof unless (A) in the case of a Global Note, Euroclear and Clearstream notify the Issuer that they are unwilling or unable to continue as clearing agencies for such Global Note, and successor clearing agencies are not appointed by the Issuer within ninety (90) days, (B) in the case of a Global Note, the Common Depositary notifies the Issuer that it is unwilling or unable to continue as depositary for such Global Note, and a successor Common Depositary is not appointed by the Issuer within one hundred twenty (120) days or (C) in the case of any Global Note, an Event of Default has occurred and is continuing with respect thereto and the owner of a beneficial interest therein requests such exchange or transfer. Any Global Note exchanged pursuant to clause (A), (B) or (C) above shall be so exchanged in whole and not in part. Any Note issued in exchange for a Global Note shall be a Global Note, provided that any such Note so issued that is registered in the name of a Person other than the appropriate Common Depositary or a nominee thereof shall not be a Global Note.

          (iii)    Global Note to Definitive Note.    Notes issued in exchange for a Global Note pursuant to clause (ii) above shall be issued in definitive, fully registered form without interest coupons, shall have an aggregate principal amount equal to that of such Global Note to be so exchanged, shall be registered in such names and be in such authorized denominations as the appropriate depositary shall designate and shall bear any legends required hereunder. Any Global Note to be exchanged shall be surrendered by the appropriate Common Depositary to the appropriate Registrar. Upon any such surrender, the Trustee shall authenticate and deliver the Note issuable on such exchange to or upon the order of the appropriate Common Depositary or an authorized representative thereof.

          (iv)  In the event of the occurrence of any of the events specified in clause (iii) above, the Issuer will promptly make available to the Trustee a reasonable supply of Certificated Securities in definitive, fully registered form, without interest coupons.

          (v)    No Rights of Agent Members in Global Note.    No Agent Member of any Common Depositary nor any other Persons on whose behalf Agent Members may act (including Euroclear and Clearstream and account Holders and Participants therein) shall have any rights under the Indenture with respect to any Global Note, or under any Global Note, and each Common Depositary or its nominee, as the case may be, may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Common Depositary or nominee, or impair, as between Euroclear and Clearstream, their respective Agent Members and any other person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a Holder of any Note.

        SECTION 2.15    SPECIAL TRANSFER PROVISIONS.

        (a)    Transfers to Institutional Accredited Investors.    If Notes are being transferred to an Institutional Accredited Investor, the Notes shall be accompanied by delivery of a transferee certificate for Institutional Accredited Investors substantially in the form of Exhibit E hereto and an opinion of counsel reasonably satisfactory to the Issuer to the effect that such transfer is in compliance with the Securities Act.

        (b)    Other Transfers.    If a Holder proposes to transfer an Initial Note pursuant to any exemption from the registration requirements of the Securities Act other than as provided for above, the Registrar shall only register such transfer or exchange if such transferor delivers to the Registrar and the Trustee an Opinion of Counsel satisfactory to the Issuer and the Registrar that such transfer is in compliance with the Securities Act and the terms of this Indenture; provided that the Issuer may, based upon the opinion of its counsel, instruct the Registrar by an Issuer Order not to register such transfer in any case where the proposed transferee is not a QIB, an Institutional Accredited Investor or a non-U.S. Person.

        (c)    General.    By its acceptance of any Note bearing Legends, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Legends and agrees that it will transfer such Note only as provided in this Indenture.

        The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.15 for a period of two years, after which time such letters, notices and other written communications shall at the written request of the Issuer be delivered to the Issuer. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

        SECTION 2.16    ISSUANCE OF ADDITIONAL NOTES.

        The Issuer shall be entitled, subject to its compliance with Section 4.05, to issue Additional Notes, from time to time, under this Indenture which (i) in the event Additional Notes are offered and sold in reliance on Regulation S, such Additional Notes shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to principal amount, the date of issuance, issue price and amount of interest payable on the first payment date applicable thereto (and, if such Additional Notes shall be issued in the form of Unrestricted Notes or Unrestricted Global Notes, other than with respect to transfer restrictions) and (ii) in the event Additional Notes are offered and sold in reliance on Rule 144A, such Additional Notes shall be issued in the form of a Global Note (the "Restricted Global Note") in fully registered form without interest coupons, with such applicable legends as are provided for in Exhibit A hereto, except as otherwise permitted herein, such Additional Notes shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to principal amount, the date of issuance, issue price and amount of interest payable on the first payment date applicable thereto (and, if such Additional Notes shall be issued in the form of Unrestricted Notes or Unrestricted Global Notes, other than with respect to transfer restrictions). The Initial Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under this Indenture. The Issuer acknowledges that any issue of Additional Notes will be made pursuant to a new offering memorandum and subject to review by the Luxembourg Stock Exchange.

        With respect to any Additional Notes, the Issuer shall set forth in a resolution of the Supervisory Board and an Officers' Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

            (i)  the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

           (ii)  the issue price, the issue date, the CUSIP and/or ISIN number of such Additional Notes and the amount of interest payable on the first payment date applicable thereto; and

          (iii)  whether such Additional Notes shall be Restricted Definitive Notes or Restricted Global Notes and issued in the form of Initial Notes or shall be issued in the form of Unrestricted Definitive Notes or Unrestricted Global Notes.

        SECTION 2.17    [INTENTIONALLY LEFT BLANK]

        SECTION 2.18    PAYING AGENT TO HOLD MONEY IN TRUST

        Each of the Issuer and the Subsidiary Guarantor, without prejudice to its contractual obligations under the Intercreditor Deed, shall require each Paying Agent not a party to this Indenture to agree in writing to hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or premium, if any, and Additional Amounts, if any, on the Notes (whether such money has been paid to it by the Issuer, the Subsidiary Guarantor or any other obligor on the Notes), and the Issuer, the Subsidiary Guarantor and the Paying Agent shall each notify the Trustee of any default by the Issuer, the Subsidiary Guarantor or any other obligor on the Notes in making any such payment. Neither the Issuer, the Subsidiary Guarantor nor any of its Subsidiaries may act as Paying Agent. The Issuer or the Subsidiary Guarantor (as the case may be) at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon making such payment the Paying Agent shall have no further liability for the money delivered to the Trustee.

        SECTION 2.19    TRUSTEE'S REQUIREMENTS REGARDING PAYING AGENTS

        As any time after an Event of Default shall have occurred and shall be continuing or the Notes shall otherwise have become due and repayable or the Trustee shall have received any money which it proposes to pay under Section 6.10 to the Holders, the Trustee may:

          (a)   by notice in writing to the Issuer, the Subsidiary Guarantor, the Paying Agent and the Registrar require:

              (i)  (1)    The Paying Agent pursuant to the Agency Agreement to act thereafter as Paying Agent of the Trustee in relation to payments to be made by or on behalf of the Trustee under the provisions of this Indenture mutatis mutandis on the terms provided in the Agency Agreement (save that the Trustee's liability under any provisions thereof for the indemnification, remuneration and payment of out-of-pocket expenses of the Paying Agent shall be limited to the amounts for the time being held by the Trustee on the trusts of this Indenture relating to the relative Notes and available for such purpose) and thereafter to hold all Notes and all sums, documents and records held by it in respect of Notes on behalf of the Trustee; and/or

              (2)   The Registrar, subject to applicable law, to act thereafter pursuant to the Agency Agreement only with the prior written consent of the Trustee (such consent not to be unreasonably withheld or delayed) and thereafter to hold all Notes and all sums, documents and records held by it in respect of Notes as the Trustee may request in writing from time to time; or

             (ii)  the Paying Agent to deliver up all Notes all sums, documents and records held by it in respect of Notes to the Trustee or as the Trustee shall direct in such notice provided that such notice shall be deemed not to apply to any documents or records which the Paying Agent is obliged not to release by any law or regulation; and

          (b)   by notice in writing to the Issuer and the Subsidiary Guarantor require the Issuer and the Subsidiary Guarantor to make all subsequent payments in respect of the Notes to or to the order of the Trustee and not to the Paying Agent with effect from the issue of any such notice to the Issuer and the Subsidiary Guarantor and until such notice is withdrawn the references in Section 4.03 to the Paying Agent shall cease to have effect.

        SECTION 2.20    STATUS

        The Notes and the Subsidiary Guarantee are Senior Subordinated Indebtedness obligations of the Issuer and the Subsidiary Guarantor respectively and rank pari passu in right of payment with all present and future Senior Subordinated Indebtedness of the Issuer and the Subsidiary Guarantor respectively.

        SECTION 2.21    PROOF

        Proof that as regards any specified Note the Issuer has made default in paying any amount due in respect of such Note shall (unless the contrary be proved) be sufficient evidence that the same default has been made as regards all other Notes in respect of which the relevant amount is due and payable.

        SECTION 2.22    REDENOMINATION IN GUILDERS

        The Issuer may, without the consent of the Holders, on giving at least 30 days' prior notice to the Trustee and the Holders, elect that, with effect on and from the Redenomination Date specified in the notice, the Notes shall be redenominated in Dutch guilders ("Guilders"). The election will have effect as follows:

          (a)   with effect on and from the Redenomination Date, each €1,000 in principal amount of the Notes will be deemed to be denominated in such amount of Guilders as is equivalent to its denomination in Euro at the Established Rate, subject to such provisions (if any) as to rounding up or down (and payments in respect of fractions consequent on rounding) as the Issuer may decide, with the prior written approval of the Trustee (which approval shall not be unreasonably withheld), which shall be specified in the notice;

          (b)   on and after the Redenomination Date, all payments in respect of the Notes will be made solely in Guilders, including payments of interest in respect of the interest period commencing immediately before the Redenomination Date, as though references in the Notes and the Indenture to Euro were to Guilders; and

          (c)   with effect on and from the Redenomination Date, such changes shall be made to this Indenture and the Agency Agreement as the Issuer may decide, with the prior written approval of the Trustee (which approval shall not be unreasonably withheld) and (in the case of the Agency Agreement) the Paying Agent, which shall be specified in the notice, to conform them to conventions then applicable to the issue, terms and conditions or trading of instruments denominated in Guilders or to enable the Notes to be consolidated with one or more issues of other notes of the Issuer, if any, whether or not originally denominated in Euro.

        The Issuer may also, without the consent of the Holders, on giving not less than 30 days' prior notice to the Trustee and the Holders, elect that, with effect on and from the Redenomination Date or such later date for payment of interest under the Notes as it may specify in the notice, the Notes shall be exchangeable for Notes expressed to be denominated in Guilders in accordance with such arrangements as the Issuer may decide, with the prior written approval of the Trustee (which approval shall not be unreasonably withheld), which shall be specified in the notice.

        Nothing in this Section 2.22 nor the circumstances and consequences described in this section shall entitle the Issuer, the Subsidiary Guarantor or any holder of Notes to early redemption, rescission, notice or repudiation of the Notes or this Indenture or to raise other defences or to request any compensation claim, nor will they affect any of the other obligations of the Issuer or the Subsidiary Guarantor under the Notes or this Indenture.

ARTICLE III

REDEMPTION OF NOTES

        SECTION 3.01    RIGHT OF REDEMPTION.

        (a)    Optional Redemption of the Notes    The Notes will be redeemable at the option of the Issuer, in whole or in part, at any time or from time to time on or after July 15, 2004, upon not less than 30 nor more than 60 days' prior notice, at the Redemption Prices (expressed as a percentage of principal amount at maturity) set forth below, plus accrued and unpaid interest thereon, if any, to the date of redemption, if redeemed during the 12 month period beginning on July 15 of the years indicated below:

Year	Redemption Price
2004	105.313%
2005	103.542%
2006	101.771%
2007 and thereafter	100.000%

        (b)    [Intentionally left blank]

        (c)    Other Optional Redemption of the Notes

        At any time on or prior to July 15, 2004, the Notes may be redeemed, as a whole but not in part, at the option of the Issuer, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a Redemption Price equal to 100% of the principal amount thereof plus the Interest Bearing Note Applicable Premium as of, and accrued but unpaid interest, if any, to the Redemption Date, subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date.

        (d)    Redemption For Changes In Withholding Taxes

        The Issuer, at its option, may redeem the Notes of each series in whole, but not in part, at any time upon giving not less than 30 nor more than 60 days' notice to the holders of the Notes (which notice shall be irrevocable), at a Redemption Price equal to the principal amount thereof plus accrued and unpaid interest if any, to the Redemption Date fixed by the Issuer and all Additional Amounts, if any, then due and which will become due on such Redemption Date as a result of the redemption or otherwise, if the Issuer determines that as a result of:

            (i)  any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of the Relevant Taxing Jurisdiction (as defined in Section 4.19) affecting taxation which becomes effective on or after the Issue Date,

           (ii)  any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or any change in any practice or concession of the taxing authority regarding the foregoing), which change in position becomes effective on or after the Issue Date, or

          (iii)  the issuance of definitive certified Notes due to the Common Depositary being at any time unwilling or unable to continue as a common depositary and a successor common depositary is not able to be appointed by the Issuer within 120 days of such notice, the Issuer or the Subsidiary Guarantor is, or on the next interest payment date in respect of the Notes would be, required to pay Additional Amounts, and the Issuer determines that such payment obligation cannot be avoided by the Issuer or the Subsidiary Guarantor, as the case may be, taking reasonable measures. Notwithstanding the foregoing, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer or the Subsidiary Guarantor, as the case may be, would be obliged to make such payment or withholding if a payment in respect of the Notes were then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee an opinion of a tax counsel reasonably satisfactory to the Trustee to the effect that the circumstances referred to above exist. The Trustee shall accept such opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the holders of the Notes.

        SECTION 3.02    NOTICES TO TRUSTEE

        If the Issuer elects to redeem Notes pursuant to Section 3.01(a) at the applicable Redemption Price set forth therein, it shall notify the Trustee and the Paying Agent in writing of the Redemption Date and the principal amount of Notes to be so redeemed.

        The Issuer shall give the notice provided for in Section 3.01 at least 75 days before the Redemption Date (unless a shorter notice shall be agreed to by the Trustee in writing), together with an Officer's Certificate stating that such redemption will comply with the conditions contained herein.

        SECTION 3.03    SELECTION OF NOTES TO BE REDEEMED

        In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal securities exchange, if any, on which such Notes are listed or, if such Notes are not listed on a securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall approve in writing in advance.

        SECTION 3.04    NOTICE OF REDEMPTION

        At least 30 days but not more than 60 days before a Redemption Date, notice of redemption shall be published in a leading newspaper having a general circulation in London (which is expected to be the Financial Times) and, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) and notified by first class mail to the Holder of any Global Note to be redeemed at its registered address with a copy to the Trustee. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable Redemption Price pursuant to Section 3.06.

        The notice shall identify the Notes to be redeemed and shall state:

          (a)   the Redemption Date;

          (b)   the Redemption Price and the amount of accrued interest to the Redemption Date;

          (c)   the CUSIP or CINS number, if any;

          (d)   the name and address of the Paying Agent to which the Notes are to be surrendered for redemption;

          (e)   that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price and accrued interest, if any;

          (f)    that, unless the Issuer and the Subsidiary Guarantor default in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date and the only remaining right of the Holders is to receive payment of the Redemption Price upon surrender to the Paying Agent;

          (g)   the aggregate principal amount of the Notes to be redeemed and the aggregate principal amount of the Notes which will be outstanding after the partial redemption;

          (h)   if any Global Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, upon surrender of such Global Note, the Global Note with a notation on Schedule A thereof adjusting the principal amount thereof to be equal to the unredeemed portion, will be returned; and

          (i)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued.

        On receipt of an Issuer Request, the Trustee shall give the notice of redemption on behalf of the Issuer, in the name of the Issuer and at the Issuer's expense.

        SECTION 3.05    EFFECT OF NOTICE OF REDEMPTION

        Once a notice of redemption is mailed and/or published, Notes called for redemption shall become due and repayable on the specified Redemption Date and at the specified Redemption Price. Upon surrender to the Paying Agent, Notes shall be paid at the specified Redemption Price, plus accrued interest thereon to the Redemption Date.

        SECTION 3.06    DEPOSIT OF REDEMPTION PRICE

        At least one Business Day before the Redemption Date, the Issuer shall deposit with the Paying Agent money sufficient to pay the Redemption Price of and accrued interest on all Notes to be redeemed on that date other than Notes or portions thereof called for redemption on that date which have been delivered by the Issuer to the Trustee for cancellation.

ARTICLE IV

COVENANTS

        SECTION 4.01    GENERAL

        So long as any of the Notes remains outstanding (or, in the case of paragraphs (g), (h) (in relation to the Paying Agent only), (k) (in relation to the Paying Agent only), (l) and (n) (in relation to the Paying Agent only), so long as any of the Notes remains liable to prescription or, in the case of paragraph (m), until the expiry of a period of 30 days after the Relevant Date in respect of the payment of principal in respect of all such Notes remaining outstanding at such time) each of the Issuer and the Subsidiary Guarantor (so long as the Subsidiary Guarantor remains subject to its Subsidiary Guarantee) covenant with the Trustee that it shall:

          (a)   give or procure to be given to the Trustee such opinions, certificates, reports, information and evidence as it shall require and in such form as it shall properly require (including without limitation the procurement by the Issuer or the Subsidiary Guarantor of all such Officers' Certificates called for by the Trustee pursuant to Section 7.02) for the purpose of the discharge or exercise of the duties, trusts, powers, authorities and discretions vested to it under this Indenture or by operation of law;

          (b)   use all reasonable endeavours to cause to be prepared and certified by the Auditors in respect of each financial accounting period accounts in such form as will comply with all relevant legal and accounting requirements and all requirements for the time being of the Luxembourg Stock Exchange and/or such other stock exchange on which the Notes are listed;

          (c)   at all times keep and procure its Subsidiaries to keep proper books of account and, following the occurrence of a Default or an Event of Default or if the Trustee has reasonable grounds to believe that a Default or an Event of Default has occurred or is about to occur, upon the prior written request of the Trustee, allow and procure its Restricted Subsidiaries to allow the Trustee and any person appointed by the Trustee to whom the Issuer, the Subsidiary Guarantor or the relevant Restricted Subsidiary (as the case may be) shall have no reasonable objection free access to such books of account during normal business hours;

          (d)   send to the Trustee (i) (in addition to any copies to which it may be entitled as a holder of any Notes of the Issuer) every document issued or sent to holders of its securities (other than its shareholders but including the Holders) as a class in their capacity as such after the issue or publication thereof and (ii) from such date as shares or common stock of the Issuer shall become listed on a stock exchange, every document issued or sent to its shareholders as a class, in their capacity as such;

          (e)   send to the Trustee (i) within seven days after demand by the Trustee therefor and (ii) (without the necessity for any such demand) promptly after the publications of its audited accounts in respect of each financial period commencing with the financial period ended December 31, 1999 and in any event not later than 120 days after the end of each such financial period an Officers' Certificate to the effect that as at a date not more than seven days before delivering such certificate (the "relevant date") there did not exist and had not existed since the relevant date of the previous certificate (or in the case of the first such certificate the date hereof) any Default or any Event of Default (or if such exists or existed specifying the same, the status thereof and the action the Issuer or the Subsidiary Guarantor (as the case may be) is taking or proposes to take with respect thereto), and the Issuer shall also comply with §314(a)(4) of the TIA;

          (f)    at all times maintain the Paying Agent, and a Registrar in accordance with the Agency Agreement;

          (g)   procure the Paying Agent to notify the Trustee forthwith in the event that it does not, on or before the due date for any payment in respect of the Notes or any of them, receive unconditionally pursuant to the Agency Agreement payment of the full amount in the requisite currency of the moneys payable on such due date on all such Notes;

          (h)   in the event of the unconditional payment to the Paying Agent or the Trustee of any sum due in respect of the Notes or any of them being made after the due date for payment thereof forthwith give or procure to be given notice to the relevant Holder that such payment has been made;

          (i)    use all best endeavours to maintain the listing of the Notes on the Luxembourg Stock Exchange or, if it is unable to do so having used all best endeavours, use all best endeavours to obtain and maintain a quotation or listing of the Notes on such other stock exchange or exchanges or securities market or markets as the Issuer may (with the prior written approval of the Trustee), decide and shall also upon obtaining a quotation or listing of the securities on such other stock exchange or exchanges or securities market or markets enter into a supplemental indenture to effect such consequential amendments to this Indenture as shall be necessary to comply with the requirements of any such stock exchange or securities market, provided that the Issuer may seek an alternative listing for the Notes other than the Luxembourg Stock Exchange in order to avoid the imposition of withholding tax on the Notes by reason of the introduction of withholding tax rules on member states of the European Union, provided further, that in such event the Issuer shall use its best endeavours to obtain and maintain a listing of the Notes on a stock exchange in such country located outside the European Union and such stock exchange is approved in advance in writing by the Trustee;

          (j)    give notice to the Holders of any appointment, resignation or removal of any Paying Agent or Registrar (other than the appointment of the initial Paying Agent and Registrar) after having obtained the prior written approval of the Trustee thereto or any change of any paying Agent's or Registrar's specified office and (except as provided by the Agency Agreement or this Indenture) not more than 60 nor less than 45 days prior to such event taking effect; PROVIDED ALWAYS THAT so long as any of the Notes remains outstanding in the case of the termination of the appointment of the Registrar or so long as any of the Notes remains liable to prescription in the case of the termination of the appointment of the Paying Agent no such termination shall take effect until a new Registrar or Paying Agent (as the case may be) has been appointed on terms previously approved in writing by the Trustee;

          (k)   obtain the prior written approval of the Trustee to, and promptly give to the Trustee two copies of the form of every notice given to the Holders (such approval, unless so expressed, not to constitute approval for the purposes of Section 57 of the Financial Services Act 1986 of the United Kingdom of any such notice which is an investment advertisement (as therein defined));

          (l)    if payments of principal or interest in respect of the Notes by the Issuer or the Subsidiary Guarantor shall become subject generally to the taxing jurisdiction of any territory or any political subdivision or any authority therein or thereof having power to tax other than or in addition to The Netherlands or any such political subdivision or any such authority therein or thereof, immediately upon becoming aware thereof notify the Trustee of such event and (unless the Trustee otherwise agrees) enter forthwith into a supplemental indenture, giving to the Trustee an undertaking or covenant in form and manner satisfactory to the Trustee in terms corresponding to the terms of Section 4.19 with the substitution for (or, as the case may be, the addition to) the references therein to The Netherlands or any political subdivision or any authority therein or thereof having power to tax of reference to that other or additional territory or any political subdivision or any authority therein or thereof having power to tax to whose taxing jurisdiction such payments shall have become subject as aforesaid, such supplemental indenture also to modify the paragraph "Redemption for Changes in Withholding Taxes" of the Notes so that such paragraph shall make reference to the other or additional territory, any political subdivision or any authority therein or thereof having power to tax and to make such consequential changes (if any) to the terms of Section 4.19 as may be necessary;

          (m)  comply with and perform all its obligations under the Agency Agreement and procure that the Paying Agent and the Registrar comply with and perform all their respective obligations thereunder and not make any amendment or modification to such Agreement without the prior written approval of the Trustee;

          (n)   in order to enable the Trustee to ascertain the principal amount of Notes for the time being outstanding for any of the purposes referred to in the proviso to the definition of "outstanding", deliver to the Trustee forthwith upon being so requested in writing by the Trustee an Officers' Certificate setting out the total number and aggregate principal amount of Notes which:

              (i)  up to and including the date of such certificates have been redeemed by the Issuer and cancelled; and

             (ii)  are at the date of such certificate held by, for the benefit of, or on behalf of, the Issuer, the Subsidiary Guarantor or any Subsidiary of the Issuer or the Subsidiary Guarantor;

          (o)   instruct the Auditors to provide to the Trustee at the same time as sending to it the certificates referred to in paragraph (e) above, a certificate of the Auditors listing those members of the Group which as at the relevant date (as defined in paragraph (e) above) of the relevant certificate given under paragraph (e) above or, as the case may be, as at the last day of the most recently ended financial period of the Subsidiary Guarantor, were Significant Subsidiaries; and

          (p)   instruct the Auditors to provide to the Trustee, as soon as reasonably practicable after the acquisition or disposal of any Subsidiary of the Issuer which thereby becomes or ceases to be a Significant Subsidiary or after any transfer is made to any members of the Group which thereby becomes a Significant Subsidiary, a certificate of the Auditors to such effect.

        SECTION 4.02    MAINTENANCE OF OFFICE OR AGENCY; EXCHANGE LISTING

        The Issuer shall maintain in the Borough of Manhattan, The City of New York, and for so long as the Notes are listed on the Luxembourg Stock Exchange in Luxembourg, an office or agency where Notes may be surrendered for registration of transfer or exchange. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such surrenders may be made at the address of the Trustee set forth in Section 13.02.

        The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be surrendered for any or all such purposes and may from time to time rescind such designations provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York and for so long as the Notes are listed on the Luxembourg Stock Exchange in Luxembourg, for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

        The Issuer hereby designates (i) the New York City office of The Bank of New York as its office or agency in the Borough of Manhattan, New York City, and (ii) Kredietbank S.A. Luxembourgeoise, at 43 Boulevard Royal, 2955, Luxembourg, as its office or agency in Luxembourg.

        SECTION 4.03    PAYMENT OF NOTES.

        The Issuer shall promptly pay the principal of and interest on Additional Amounts on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

        The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue instalments of interest at the same rate, in each case, to the extent lawful.

        The Trustee shall hold these covenants on trust for itself and the Holders in accordance with their respective interests pursuant to this Indenture.

        SECTION 4.04    FINANCIAL REPORTS.

        Whether or not the Issuer is required by the SEC, Issuer will provide to the Trustee and the Holders of the Notes within the time periods specified in the SEC's Rules and Regulations (unless otherwise noted):

          (a)   within 120 days after the end of the Issuer's fiscal year, all annual financial information that would be required under Form 20-F (including a "Management's Discussion and Analysis" and, in relation to the annual financial statements therein only, a report thereon by the Issuer's accountants); and

          (b)   within 60 days after the end of each of the Issuer's fiscal quarters, commencing with the quarter ended September 30, 1999, all quarterly financial statements that would be required by Form 10-Q (in GAAP with a footnote reconciliation to US GAAP, provided that such reconciliation need not be provided for any period ending on or before December 31, 1999.) if the Issuer were subject to such Form (including a Financial Review consisting of a discussion of (1) the financial condition and results of operations of the Issuer and material changes between the current quarterly period and the quarterly period of the prior year and (2) material developments in the business of the Issuer, and (3) financial developments and trends in the business in which the Issuer is engaged; and

          (c)   the following information in current reports on Form 8-K that would be required to be filed with the SEC if the Issuer were required to file such reports: all the information set forth in items (1) through (6) and (8); with respect to item 7, an unaudited pro forma balance sheet as of a recent date of the Issuer giving effect to the acquired business and an unaudited pro forma income statement (which income statement shall suffice so long as it permits the calculation of EBITDA in accordance with GAAP) for the fiscal year recently ended and for the most recent quarter of the Issuer giving effect to the acquired business, in each case all such information above to be provided within the time periods applicable to each item in Form 8-K and the general instructions thereto.

        The information set forth in paragraphs (b) and (c) above shall be filed with the SEC on Form 6-K. In addition, whether or not required by the rules and regulations of the SEC, the Issuer will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such filing).

        Insofar as the information set forth in paragraphs (a) through (c) above constitutes financial information, such paragraphs will be satisfied by providing the relevant financial information of the Parent for so long as the Issuer constitutes the principal asset of the Parent.

        For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that Stock Exchange shall so require, the above information will also be made available in Luxembourg through the offices of the Paying Agent in Luxembourg.

        SECTION 4.05    LIMITATION ON INDEBTEDNESS.

        (a)   The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, guarantee, acquire or otherwise become directly or indirectly liable for payment of ("Incur") any Indebtedness including Acquired Indebtedness; provided, however, that the Issuer or any Restricted Subsidiary may Incur Indebtedness if, on the date of such incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be equal to or greater than 2.0 to 1.0.

        (b)   Notwithstanding the foregoing paragraph (a), the Issuer and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

            (i)  Indebtedness Incurred by the Issuer or any Restricted Subsidiary pursuant to the Senior Credit Agreement; provided, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed NLG 1,700 million;

           (ii)  Indebtedness owed to and held by the Issuer or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness and (B) if the Issuer is the obligor on such Indebtedness, the payment of such Indebtedness is expressly subordinate to the prior payment in full in cash of all obligations with respect to the Notes;

          (iii)  Indebtedness under the Notes (other than the Additional Notes) and the Subsidiary Guarantee (other than in respect of the Additional Notes) and the Existing Notes (other than the additional notes under the 1999 Indentures) and related guarantees thereof;

          (iv)  other Indebtedness, including the Beheer Shareholder Loan, outstanding on the Existing Notes Issue Date and any accrued but unpaid interest thereon as of the date of this Indenture;

           (v)  Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) above (or Section 4.05(a) of the 1999 Indentures) or pursuant to clause (iii) or (iv), or this clause (v) (or clauses (iii), (iv) or (v) of section 4.05(b) of the 1999 Indentures); provided, however, that if such Refinancing Indebtedness directly or indirectly refinances Indebtedness of a Restricted Subsidiary, such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary;

          (vi)  Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating or fixed rate Indebtedness that is permitted by the terms of the 1999 Indentures and the incurrence of Indebtedness under other hedging agreements providing protection against fluctuations in currency values or in the price of energy, commodities and raw materials in connection with the Issuer's or any of its Restricted Subsidiaries' operations so long as management of the Issuer or such Restricted Subsidiary has determined that entering into such other hedging agreements are bona fide hedging activities, are not for speculative purposes and are consistent with reasonable and customary industry practice;

         (vii)  Indebtedness, including, Capitalised Lease Obligations and purchase money Indebtedness, incurred by the Issuer or its Restricted Subsidiaries to finance all or any part of the acquisition of property (real or personal) or equipment or capital expenditures (whether through the direct purchase of assets or the indirect purchase of assets, such as through the purchase of the Capital Stock of any Person owning such assets), and Indebtedness incurred by the Issuer or its Restricted Subsidiaries to refinance such Indebtedness, in an aggregate outstanding principal amount which, when added together with the amount of Indebtedness incurred pursuant to this clause (vii) (and Section 4.05(b)(vii) of the 1999 Indentures) and then outstanding, does not exceed NLG 230 million at any time;

        (viii)  Indebtedness in respect of performance bonds, bankers' acceptances, surety or appeal bonds or completion guarantees provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

          (ix)  any Guarantee by: (x) the Issuer of Indebtedness or other obligations of any of the Restricted Subsidiaries and (y) any Restricted Subsidiary of Indebtedness or other obligations of the issuer or another Restricted Subsidiary; provided, that in each case such Indebtedness is not prohibited by the terms of this Indenture;

           (x)  the incurrence of Indebtedness by a Receivables Subsidiary in a Qualified Receivables Transaction that is non-recourse to the Issuer or any of its Restricted Subsidiaries (except for Standard Securitisation Undertakings); provided, that the aggregate amount of Indebtedness outstanding under this Clause (x) and Clauses (i) and (xvi) does not exceed NLG 1,900 million;

          (xi)  the accrual of interest, the accretion or amortisation of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same series of Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant;

         (xii)  Parent Subordinated Indebtedness;

        (xiii)  Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary other than guarantees of Indebtedness incurred by any Person acquiring all or a portion of such business, assets or a subsidiary for the purpose of financing such acquisition; provided, that (a) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on such balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Parent, the Issuer and its Restricted Subsidiaries in connection with such disposition;

        (xiv)  guarantees granted in the ordinary course of business in favour of an Approved Bank (as defined in the Senior Credit Agreement) to facilitate the operation of bank accounts of the Parent and its Subsidiaries maintained with such Approved Bank on a net balance basis where such balances arise in connection with ordinary banking arrangements to manage the cash balances of the Parent and its Subsidiaries as a group and not for the purpose of obtaining net external financing;

         (xv)  any Indebtedness arising under BACS facilities entered into in the ordinary course of business; and

        (xvi)  additional Indebtedness of the Issuer or any of its Restricted Subsidiaries in an aggregate principal amount which does not exceed NLG 170 million at any one time outstanding.

        (c)   Notwithstanding the foregoing, the Issuer or any Restricted Subsidiary shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations, unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

        (d)   For purposes of determining compliance with this Section 4.05, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Sections 4.05(a) or (b) above, the Issuer, in its sole discretion, will classify or, from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of sections 4.05(a) or (b) and (2) an item of Indebtedness may be divided and classified under more than one of the types of Indebtedness described above.

        (e)   Notwithstanding Sections 4.05(a) and 4.05(b), none of the Issuer, nor any Restricted Subsidiary shall Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in right of payment in any respect to any Senior Indebtedness, unless such Indebtedness is pari passu with or is expressly subordinated in right of payment to Senior Subordinated Indebtedness.

        (f)    Notwithstanding Sections 4.05(a) and 4.05(b), the Subsidiary Guarantor shall Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in right of payment in any respect to any Senior Indebtedness, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness.

        (g)   Indebtedness shall not be deemed to be incurred solely because of fluctuations in the exchange rates of the currencies in which any existing Indebtedness is denominated.

        SECTION 4.06    LIMITATION ON RESTRICTED PAYMENTS

        (a)   The Issuer will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

            (i)  declare or pay any dividend or make any distribution on account of the Issuer's or any of its Restricted Subsidiaries' Capital Stock, other than:

            (1)   dividends or distributions payable in Capital Stock (other than Disqualified Stock) of the Issuer or such Restricted Subsidiary; or

            (2)   dividends or distributions payable to the Issuer or any Restricted Subsidiary of the Issuer;

           (ii)  purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer, other than any such Capital Stock owned by the Issuer or any Restricted Subsidiary of the Issuer;

          (iii)  voluntarily purchase, redeem or otherwise acquire or retire for value any Subordinated Obligations, except the purchase, redemption, acquisition or retirement of Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case due within one year of the date of purchase, redemption, acquisition or retirement;

          (iv)  make any Restricted Investment; or

           (v)  pay any interest in cash on any Subordinated Obligation of the Issuer

(all such payments and other actions in (i) to (v) collectively "Restricted Payments").

        (b)   The Issuer or a Restricted Subsidiary may make a Restricted Payment if at the time of such Restricted Payment:

            (i)  no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

           (ii)  the Issuer is able to Incur an additional NLG 1.00 of Indebtedness pursuant to Section 4.05(a) after giving pro forma effect to such Restricted Payment; and

          (iii)  the aggregate amount of such Restricted Payment and all other Restricted Payments made since the Existing Notes Issue Date would not exceed the sum of (without duplication):

            (A)  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Existing Notes Issue Date occurred to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which consolidated income statements of the Issuer are available internally (or, in case such Consolidated Net Income is a deficit, less 100% of such deficit); plus

            (B)  100% of the aggregate Designated Non-Cash Contributions or Net Cash Proceeds received by the Issuer from the issuance or sale of its Capital Stock (other than Disqualified Stock) or received by the Issuer as a capital contribution with respect to its Capital Stock (other than Disqualified Stock) subsequent to the Existing Notes Issue Date and on or prior to the date of such Restricted Payment (other than an issuance or sale to a Subsidiary of the Issuer or an issuance or sale to an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees if the cash used by such plan or trust to purchase such Capital Stock was borrowed, directly or indirectly, from the Issuer or a Restricted Subsidiary) provided that Net Cash Proceeds from a public equity offering shall be excluded from this sub-paragraph to the extent utilised to redeem any Notes or Existing Notes; plus

            (C)  the amount by which the Indebtedness of the Issuer or any Restricted Subsidiary is reduced on the Issuer's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Existing Notes Issue Date and on or prior to the date of such Restricted Payment of any Indebtedness of the Issuer or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash, or the fair value of any other property, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange); plus

            (D)  an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries made after the Existing Notes Issue Date and Investments made after the Existing Notes Issue Date in other Persons constituting a Restricted Payment resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the

    Issuer or any Restricted Subsidiary from such Unrestricted Subsidiaries or other Persons or received by the Issuer or any Restricted Subsidiary from the disposition of such Investment and (y) the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary or such other Person at the time such other Person becomes a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed the aggregate amount of Investments previously made (and treated as a Restricted Payment) by the Issuer or any Restricted Subsidiary.

        For purposes of calculating the amount of Restricted Payments permitted by sub-paragraph (b) above, such amount shall be increased by the fair market value of the property contributed provided, such value shall not exceed the lesser of (i) the total cash investment of the Permitted Holders with respect to such property (excluding any indebtedness to which such property is subject or for which the Issuer and its Restricted Subsidiaries will become responsible, and any expenses relating to the acquisition of such property by the Permitted Holders), and (ii) the fair market value thereof as determined as of the date of such contribution to the Issuer by an internationally recognised investment banking firm or professional appraisal firm (although such a valuation opinion will not be required if the cash invested by the Permitted Holders is less than NLG 50 million); provided, (1) the contribution of such property shall occur within 12 months of the date such property was acquired by the Permitted Holders, and (2) such property is a business in which 66 2/3% of its assets and revenues are derived from its paper and packaging business or any business reasonably related, incidental or ancillary to the paper and packaging business or is an asset in any such business.

        (c)   The provisions of Section 4.06(a) shall not prohibit:

            (i)  the acquisition of any Capital Stock of the Issuer or a Restricted Subsidiary, either:

            (1)   solely in exchange for shares of Capital Stock of the Issuer; or

            (2)   through the application of the proceeds of a substantially concurrent sale of shares of Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Issuer) or options, warrants or other rights to purchase such Capital Stock; provided, that the Net Cash Proceeds from such sale shall be excluded from sub-paragraph (b)(iii)(B) above to the extent utilised to acquire any Capital Stock of the Issuer;

           (ii)  the acquisition of any Subordinated Obligations of the Parent or the Issuer or any Restricted Subsidiary:

            (1)   solely in exchange for shares of Capital Stock of the Parent or Issuer;

            (2)   through the application of the direct or indirect proceeds of a substantially concurrent:

              (A)  sale of shares of Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Parent or the Issuer) or options, warrants or other rights to purchase such Capital Stock; provided, the Net Cash Proceeds from such sale shall be excluded from sub-paragraph (b)(iii)(B) above to the extent utilised to acquire any Capital Stock of the Parent or the Issuer; or

              (B)  incurrence of Refinancing Indebtedness permitted to be incurred pursuant to Section 4.05; or

            (3)   from Net Available Cash to the extent permitted under Section 4.08;

          (iii)  dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant;

          (iv)  if no Default or Event of Default shall have occurred and be continuing (or result therefrom), (a) payments with respect to employee or director shares, stock options, stock incentive plans or restricted stock plans of the Issuer or the Parent or any Restricted Subsidiary; provided, that the amount of any such payment for any 12-month period shall not exceed NLG 10 million or (b) repurchases of Capital Stock of the Issuer or the Parent deemed to occur upon the exercise of share options to the extent Capital Stock represents a portion of the exercise price of such options;

           (v)  if no Default or Event of Default shall have occurred and be continuing (or result therefrom), the purchase or defeasance of Subordinated Obligations upon a Change of Control or an Asset Disposition to the extent required by the indenture or other agreement or instrument pursuant to which such Subordinated Obligations were issued, but only if the Issuer:

            (1)   in the case of a Change of Control, has first or simultaneously complied with Section 4.10; or

            (2)   in the case of an Asset Disposition, has complied with Section 4.08;

          (vi)  the acquisition or retirement of Disqualified Stock, either:

            (A)  solely in exchange for shares of Disqualified Stock of the Issuer; or

            (B)  through the application of net proceeds of a substantially concurrent sale of shares of Disqualified Stock of the Issuer (other than Disqualified Stock issued or sold to a Subsidiary of the Issuer) ("Refinancing Disqualified Stock"); provided, that:

              (x)   the Refinancing Disqualified Stock does not mature or become mandatorily redeemable or subject to purchase pursuant to a sinking fund obligation, upon the occurrence of certain events or otherwise earlier than the Disqualified Capital Stock being acquired;

              (y)   the amount of all obligations with respect to the redemption, repayment or other repurchase of such Refinancing Disqualified Stock does not exceed the amount of all obligations with respect to the redemption, repayment or other repurchase of the Disqualified Capital Stock being acquired (calculated in each case in accordance with the definition of "Indebtedness"); and

              (z)   if the Disqualified Stock being acquired or retired is issued by a Restricted Subsidiary, such Refinancing Disqualified Stock shall be issued only by such Restricted Subsidiary;

         (vii)  dividends, other distributions or other amounts paid by the Issuer to Parent (a) in amounts equal to amounts required for the Parent to pay (i) audit fees and expenses, (ii) directors' fees, remuneration and expenses and (iii) other expenses required to maintain its corporate existence incurred in the ordinary course of business and reasonably related to business of the Issuer and its Subsidiaries, provided that, the aggregate amount paid by the Issuer pursuant to this clause (a) shall not exceed NLG 10 million (or its foreign currency equivalent) in any fiscal year, (b) in amounts equal to amounts required for the Parent to provide for other operating costs, in each case only to the extent related to its ownership and management of the Issuer, provided that, the aggregate amount paid pursuant to this sub-clause (b) shall not exceed the aggregate of NLG 3 million (or its foreign currency equivalent) in each fiscal year or (c) to pay, or reimburse the Parent for, the customary costs, fees and expenses incident to a private placement or public offering of any of the Capital Stock of the Parent, so long as the net proceeds of such offering (if it is completed) are contributed to, or otherwise used for the benefit of, the Issuer;

        (viii)  cash dividends or other distributions on the Issuer's Capital Stock used to fund the payment of fees and expenses incurred and owed to Affiliates, to the extent permitted pursuant to Section 4.09;

          (ix)  the payment of any dividend by a Restricted Subsidiary of the Issuer, to the holders of its Capital Stock on a pro rata basis; or

           (x)  if no Default or Event of Default shall have occurred and be continuing (or result therefrom), Restricted Payments in an aggregate amount not to exceed NLG 45 million from and after the Existing Notes Issue Date.

        In determining the aggregate amount of Restricted Payments made subsequent to the Existing Notes Issue Date in accordance with clause 4.06(b)(iii) amounts expended pursuant to clauses 4.06(c)(iii), (iv)(a), (v) and (viii) of the immediately preceding paragraph shall be included in such calculation.

        For the avoidance of doubt, no payment or other transaction permitted by Section 4.09(b)(iv), (vi), (viii), (x), (xi), (xii) and (xiii) shall be considered a Restricted Payment for purposes of, or otherwise restricted by, this Indenture.

        SECTION 4.07    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES.

        The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock, (b) make any loans or advances or pay any Indebtedness owed to the Issuer or any Restricted Subsidiary; or (c) transfer any of its property or assets to the Issuer or any Restricted Subsidiary ((a) through (c) collectively "Payment Restrictions").

        The Payment Restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (a)   the Senior Credit Agreement, the Indenture, the 1999 Indentures, the Notes, the Existing Notes and any agreement in effect at or entered into on the Existing Notes Issue Date;

          (b)   with respect to any Restricted Subsidiary acquired since the Existing Notes Issue Date or hereafter, an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer or any Restricted Subsidiary (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of, or was acquired by, the Issuer) and outstanding on such date;

          (c)   any agreement effecting Refinancing Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) above or this clause (c) or contained in any amendment to an agreement referred to in clause (a) or (b) above or this clause (c); provided that the Payment Restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favourable to the holders of the Notes than those with respect to such Restricted Subsidiary contained in such predecessor agreements;

          (d)   purchase money Indebtedness for property acquired in the ordinary course of business that only impose limitations upon the property acquired or proceeds therefrom;

          (e)   customary non-assignment provisions in leases, licenses, and similar agreements;

          (f)    an agreement entered into for the sale or disposition of all or any material portion of the Capital Stock or assets of a Restricted Subsidiary;

          (g)   applicable law or governmental regulation;

          (h)   Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Permitted Lien;

          (i)    provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

          (j)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (k)   any Purchase Money Note or other Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided, that such restrictions apply only to such Receivables Subsidiary;

          (l)    any customary encumbrances or restrictions created under any agreement with respect to Senior Indebtedness permitted to be incurred subsequent to the Existing Notes Issue Date pursuant to Section 4.05 (including covenants and restrictions not materially more restrictive than those contained in the Senior Credit Agreement on the Existing Notes Issue Date; provided, that such agreement does not prohibit the payment of interest with respect to the Notes or the Subsidiary Guarantee absent a default or event of default under such agreement);

          (m)  any encumbrances or restrictions required by any governmental, local or regulatory authority having jurisdiction over the Issuer or any of its Restricted Subsidiaries or any of their businesses in connection with any development grant made or other assistance provided to the Issuer or any of its Restricted Subsidiaries by such governmental authorities; and

          (n)   any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (m) above, provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors, not materially more restrictive with respect to such Payment Restrictions, prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

        SECTION 4.08    LIMITATION ON ASSET DISPOSITIONS.

        (a)   The Issuer will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

            (i)  the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition; and

           (ii)  in the event such Asset Disposition involves the transfer by the Issuer or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Issuer in good faith, in excess of NLG 25 million, the terms of such Asset Disposition have been approved by a majority of the members of the Board of Directors; and

          (iii)  except in the case of Asset Swaps not prohibited by the 1999 Indentures, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of cash or Temporary Cash Investments and is received at the time of such disposition; provided, that the amount of:

            (1)   any liabilities as shown on the Issuer's or the Restricted Subsidiary's most recent balance sheet or in the notes thereto, of the Issuer or any Restricted Subsidiary, that are assumed by the transferee of any such assets;

            (2)   any securities, notes or other obligations received by the Issuer or any Restricted Subsidiary from such transferee that are converted by the Issuer or any such Restricted Subsidiary into cash within 30 days following the closing of such Asset Disposition; and

            (3)   any Permitted Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Disposition having an aggregate fair market value, taken together with all other Permitted Non-Cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed NLG 100 million at the time of the receipt of such Permitted Non-Cash Consideration (with a fair market value of each item of Permitted Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Temporary Cash Investments, for purposes of this clause (iii).

        (b)   The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

            (i)  at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

           (ii)  in the event such Asset Swap involves the transfer by the Issuer or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Issuer in good faith, in excess of NLG 15 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Issuer; and

          (iii)  in the event such Asset Swap involves the transfer by the Issuer or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Issuer in good faith, in excess of NLG 50 million, the Issuer has received a written opinion from an internationally recognised independent investment banking firm or professional appraisal firm that such Asset Swap is with respect to the Issuer or such Restricted Subsidiary, as the case may be, not materially less favourable than that which might reasonably have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate.

        (c)   Within 12 months after any Asset Disposition, the Issuer or the Restricted Subsidiary, as the case may be, may apply at its option the Net Available Cash from such Asset Disposition:

            (i)  to prepay any obligations under Senior Indebtedness and in the case of payments on a revolving credit facility, effect a permanent reduction in the availability under such facility or to prepay any obligations under Indebtedness of Restricted Subsidiaries which are not Subsidiary Guarantors in each case other than Indebtedness owed to the Issuer, the Parent or any Holding Company or a Subsidiary;

           (ii)  to acquire Additional Assets; provided, that the acquisition of Additional Assets pursuant to a definitive agreement executed within 12 months following the date of the Asset Disposition will satisfy this requirement even if the acquisition occurs more than 12 months after the Asset

  Disposition, provided, however, that the acquisition is consummated within 6 months of the execution of the definitive agreement;

          (iii)  a combination of prepayment and investment permitted by the foregoing clauses (i) and (ii); or

          (iv)  pending the final application of any such Net Available Cash, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest such Net Available Cash in any manner that is not prohibited by the Indenture.

        Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds NLG 50 million, the Issuer will make an offer to all holders of Notes, and to all holders of other Indebtedness that ranks equally with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other Senior Subordinated Indebtedness that may be purchased with the Excess Proceeds (the "Asset Disposition Offer"). The offer price in any Asset Disposition Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase. If any Excess Proceeds remain after consummation of an Asset Disposition Offer, the Issuer may use such Excess Proceeds for any purpose not otherwise prohibited by the 1999 Indentures. If the aggregate principal amount of Notes and such other Senior Subordinated Indebtedness tendered into such Asset Disposition Offer exceeds the amount of Excess Proceeds, the applicable Trustee shall select the Notes and such other Senior Subordinated Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

        The Issuer will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in connection with the purchase of the Notes as a result of an Asset Disposition Offer. To the extent that, since the Existing Notes Issue Date, changes in the provisions of any such securities laws or regulations have occurred which conflict with Section 4.08, the Issuer will comply with such securities laws and regulations and shall not be deemed to have breached its obligations pursuant to Section 4.08 by virtue thereof.

        SECTION 4.09    LIMITATION ON AFFILIATE TRANSACTIONS.

        (a)   The Issuer will not, and will not permit any Restricted Subsidiary to enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Issuer (an "Affiliate Transaction") unless

            (i)  such Affiliate Transaction is on terms that are no less favourable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

           (ii)  the Issuer delivers to the Trustee:

            (1)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving an amount in excess of NLG 15 million, a resolution of the Board of Directors resolving that such Affiliate Transaction complies with the criteria set forth in clause (i) above and such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors or, if there are no disinterested members, by a majority of the Board of Directors; and

            (2)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving an amount in excess of NLG 50 million (other than issuances of Capital Stock by the

    Issuer to an Affiliate) the Board of Directors shall also have received a written opinion from an internationally recognised investment banking firm, an accounting firm or an appraisal firm of national prominence, with experience in evaluating the terms and conditions of such type of business or transactions that is not an Affiliate of the Issuer, to the effect that such Affiliate Transaction is fair from a financial point of view, to the Issuer and its Restricted Subsidiaries.

        (b)   The provisions of this Section 4.09 shall not prohibit:

            (i)  any Permitted Investment and any Restricted Payment permitted to be paid pursuant to Section 4.06;

           (ii)  any issuance of securities, or other payments, awards, or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the disinterested members of the Board of Directors;

          (iii)  the grant of stock options or similar rights to employees and directors of the Issuer, the Parent and its Restricted Subsidiaries pursuant to plans approved by the disinterested members of the Board of Directors, or if there are no disinterested members, by a majority of all members of the Board of Directors;

          (iv)  transactions in the ordinary course of business (including expense advances and reimbursements) between the Issuer or any of its Restricted Subsidiaries, on the one hand, and any employee thereof, on the other hand;

           (v)  the granting and performance of registration rights for shares of Capital Stock of the Issuer under a written registration rights agreement approved by the disinterested members of the Board of Directors or, if there are no disinterested members, by a majority of all members of the Board of Directors;

          (vi)  transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Issuer or any of its Restricted Subsidiaries where such Affiliates are treated no more favourably than holders of such Indebtedness or such Capital Stock generally;

         (vii)  transactions with or among the Issuer and a Restricted Subsidiary or between or among Restricted Subsidiaries;

        (viii)  transactions undertaken pursuant to any arrangements in existence on and disclosed in Schedule 2 to the 1999 Indentures on or prior to the Existing Notes Issue Date, as such arrangements may be amended or restated, renewed, extended, refinanced, refunded or replaced from time to time provided, that such amendment or restatement, renewal, extension, refinancing, refunding or replacement shall be on terms and conditions that are no less favourable to the Issuer or any of its Restricted Subsidiaries, which, if determined by a majority of the disinterested members of the Board of Directors or, if there are no disinterested members, by a majority of all members of the Board of Directors shall be conclusive;

          (ix)  the repurchase of Capital Stock of the Issuer from directors, officers or employees of the Issuer or any Restricted Subsidiary permitted by Section 4.06;

           (x)  payment of compensation to employees, officers, directors or consultants of the Parent, the Issuer or any Restricted Subsidiaries in the ordinary course of business;

          (xi)  maintenance in the ordinary course of business (and payments required thereby) of benefit programs, or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, directors' and officers' indemnification agreements and retirement or saving plan and similar plans;

         (xii)  payments by the Issuer or any of its Restricted Subsidiaries directly or indirectly (for instance, through any type of payment through the Parent) to Cinven Limited, CVC Capital Partners Europe Limited and their Affiliates (whether or not such Persons are Affiliates of the Issuer) made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are reasonably related to the services performed and customary for the nature of the services performed and approved by the Board of Directors and the Board of Directors of the Parent in good faith;

        (xiii)  payment of certain fees and expenses related to the issuance of the Existing Notes;

        (xiv)  to the extent such Indebtedness is on terms that taken as a whole are no less favourable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in any comparable transaction with a Person who is not an Affiliate, incurrence of Indebtedness from an Affiliate permitted by Section 4.05;

         (xv)  dividends, other distributions or other amounts paid by the Issuer to the Parent (a) in amounts equal to amounts required for the Parent to pay (i) audit fees and expenses, (ii) directors' fees, remuneration and expenses and (iii) other expenses required to maintain its corporate existence incurred in the ordinary course of business and reasonably related to business of the Issuer and its Subsidiaries, provided that, the aggregate amount paid by the Issuer pursuant to this clause (a) shall not exceed NLG 10 million (or its foreign currency equivalent) in any fiscal year, (b) in amounts equal to amounts required for the Parent to provide for other operating costs, in each case only to the extent related to its ownership and management of the Issuer, provided that, the aggregate amount paid pursuant to this clause (b) shall not exceed the aggregate of NLG 3 million (or its foreign currency equivalent) in each fiscal year or (c) to pay, or reimburse the Parent for, the customary costs, fees and expenses incident to a private placement or public offering of any of the Capital Stock of the Parent or the Issuer, so long as the net proceeds of such offering (if it is completed) are contributed to, or otherwise used for the benefit of, the Issuer; and

        (xvi)  the payment of annual management, consulting and advisory fees and related expenses directly and indirectly (for instance, through any type of payment to the Parent) to Cinven Limited, CVC and their affiliates reasonably related to the services performed and customary for the nature of the services performed and which fees are approved by the Board of Directors in good faith.

        SECTION 4.10    CHANGE OF CONTROL.

        Upon the occurrence of any of the following events (each a "Change of Control"), each holder shall have the right to require Issuer to repurchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase:

          (a)   any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Issuer;

          (b)   the completion of a transaction (including without limitation, any merger or consolidation), the result of which is that any Person (other than a Permitted Holder) becomes the beneficial owner (as defined above) of Voting Stock of the Issuer entitling such Person to have more voting power than the voting power of the Voting Stock of the Issuer beneficially owned by the Permitted Holders as a group, and the Permitted Holders as a group do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors;

          (c)   after an initial public offering of Capital Stock by Issuer, the Parent or any other Holding Company, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Parent was approved by the Permitted Holders or pursuant to the vote of 66 2/3% of the members of the Board of Directors of the Parent then still in office who were either members at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (d)   the merger or consolidation of Issuer with or into another Person or the merger of another Person with or into Issuer, or the sale or transfer of all or substantially all the assets of Issuer (computed on a consolidated basis) to another Person and, in the case of any such merger or consolidation, in each case in one transaction or a series of transactions with such Person with the effect that either (A) immediately after such transaction any Person (other than a Permitted Holder) shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing more than 50% of the combined voting power of the Voting Stock of the surviving corporation or (B) the securities of Issuer that are outstanding immediately prior to such transaction and that represent 100% of the aggregate voting power of the Voting Stock of Issuer are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

        Within thirty days after any Change of Control, unless notice of redemption of the Notes has been given pursuant to Article Three the Issuer will mail a notice to each holder of Notes at its registered address, with a copy to the Trustees (the "Change of Control Offer") stating:

          (a)   that a Change of Control has occurred, that a Change of Control Offer is being made pursuant to this Section 4.10 and that all Notes tendered will be accepted for payment;

          (b)   the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalisation after giving effect to such Change of Control);

          (c)   the purchase price and the purchase date (which shall be no earlier than 30 days nor later than 60 days' from the date such notice is mailed); and

          (d)   the instructions determined by us, consistent with the covenant described under this caption, that a holder must follow in order to have its Notes repurchased.

        In addition, within thirty days the Issuer will:

          (a)   publish such notice in a leading newspaper having a general circulation in London (which is expected to be the Financial Times), and, if the Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange so require, a newspaper having a general circulation in Luxembourg (which is expected to be the Luxembourg Wort); and

          (b)   if the Notes are listed on the Luxembourg Stock Exchange and the rules of the Stock Exchange so require, notify such Stock Exchange of the Change of Control.

        The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein, and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Issuer will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws and regulations (but only to the extent those laws and regulations are applicable) in connection with the repurchase of the Notes as a result of a Change in Control. To the extent that, since the Existing Notes Issue Date, changes in the provisions of any such securities laws or regulations have occurred which conflict with the foregoing provisions the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations hereunder by virtue thereof.

        SECTION 4.11    LIMITATION ON BUSINESS ACTIVITIES

        The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

        SECTION 4.12    LIMITATION ON LIENS

        The Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind securing Indebtedness or trade payables (other than Permitted Liens) upon any of their respective assets or properties now owned or acquired after the date of the 1999 Indentures or any income or profits therefrom unless:

          (a)   in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien; and

          (b)   in all other cases, the Notes are equally and ratably secured.

        This Section 4.12 will not apply to:

          (a)   Liens existing as of the Existing Notes Issue Date to the extent and in the manner such Liens were in effect on the Existing Notes Issue Date;

          (b)   Liens granted to lenders and hedging banks under the Senior Credit Agreement;

          (c)   Liens securing the Notes and the Subsidiary Guarantee;

          (d)   Liens of the Issuer or a Restricted Subsidiary of the Issuer on assets of any Restricted Subsidiary of the Issuer;

          (e)   Liens securing the Hedging Obligations in respect of the Existing Notes, the related guarantees, the Notes and the Subsidiary Guarantee;

          (f)    Liens securing Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien not prohibited under the 1999 Indentures; provided, that such Liens do not extend to or cover any property or assets of the Issuer or any of its Restricted Subsidiaries other than that pledged under the Liens securing the Indebtedness being refinanced; and

          (g)   Permitted Liens.

        SECTION 4.13    CORPORATE EXISTENCE

        Except as otherwise permitted by Article Five, the Issuer shall do or cause to be done, at its own cost and expense, all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of each of them (as the same may be amended from time to time)

and the material rights (charter and statutory) and franchises of the Issuer and each such Restricted Subsidiary; provided, however, that neither the Issuer nor any Restricted Subsidiary shall be required to preserve any right or franchise, or the corporate, partnership or other existence of any Restricted Subsidiary, if the Board of Directors of the Issuer shall reasonably determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole.

        SECTION 4.14    PAYMENT OF TAXES AND OTHER CLAIMS.

        The Issuer shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or any of its Restricted Subsidiaries or properties of it or any of its Restricted Subsidiaries and (ii) all lawful claims for labour, materials and supplies that, if unpaid, might by law become a Lien upon the property of it or any of its Restricted Subsidiaries (other than Liens relating to the foregoing as may be created in the ordinary course of business) where failure to do so would have, or would be reasonably likely to have, a material adverse effect on the business, assets or financial condition of the Group taken as a whole; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings properly instituted and diligently conducted for which reserves, to the extent required under and in accordance with GAAP, have been taken.

        SECTION 4.15    MAINTENANCE OF PROPERTIES AND INSURANCE

        (a)   The Issuer shall, and shall cause each of its Restricted Subsidiaries to, maintain its material properties in good working order and condition (subject to ordinary wear and tear) and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto and actively conduct and carry on its business; provided, however, that nothing in this Section 4.15 shall prevent the Issuer or any of its Restricted Subsidiaries from discontinuing the operation or maintenance of any of its properties, if such discontinuance is, in the reasonable good faith judgment of the Issuer or the Restricted Subsidiary, as the case may be, desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole.

        (b)   The Issuer shall provide or cause to be provided, for itself and each of its Restricted Subsidiaries, insurance (including reasonably appropriate self-insurance consistent with past practice or the practice of companies similarly situated in the industry) against loss or damage of the kinds that, in the good faith judgment of the Board of Directors, are adequate and appropriate for the conduct of the business of the Issuer and such Restricted Subsidiaries in a prudent manner, with reputable insurers or with the government of The Netherlands or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be appropriate, in the reasonable good faith judgment of the Board of Directors.

        SECTION 4.16    COMPLIANCE WITH LAWS.

        The Issuer shall comply, and shall cause each of its Restricted Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of The Netherlands, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such non compliances as are not in the aggregate reasonably likely to have a material adverse effect on the financial condition or results of operations of the Group, taken as a whole.

        SECTION 4.17    FURTHER INSTRUMENTS AND ACTS.

        Upon request of the Trustee, the Issuer shall execute and deliver such further instruments and do such further acts as may be necessary or proper to carry out more effectively the purpose of this Indenture.

        SECTION 4.18    LIMITATION OF ISSUANCES OF CERTAIN GUARANTEES

        The Issuer will not permit any of its Restricted Subsidiaries to guarantee the payment of any Indebtedness of the Issuer or of the Subsidiary Guarantor (other than Designated Senior Indebtedness) unless:

          (a)   such Restricted Subsidiary is a Subsidiary Guarantor; or

          (b)   such Restricted Subsidiary becomes a Subsidiary Guarantor by executing and delivering a supplemental indenture to the Indenture evidencing and providing for its guarantee of the Notes, in substantially the same form as the Subsidiary Guarantee, and the obligations under any such guarantee shall rank equally in right of payment to the Notes, if such guarantee is given in respect of Indebtedness that ranks equally with the Notes, or shall rank subordinate in right of payment to the Notes, if such guarantee is given in respect of Indebtedness that is expressly subordinate in right of payment to the Notes, but only to the same extent that such Indebtedness is so subordinate to the Notes.

        The Parent will not guarantee the payment of any Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than the Existing Notes or the Designated Senior Indebtedness).

        In the event such Restricted Subsidiary becomes a Subsidiary Guarantor at a time when the Notes are listed on the Luxembourg Stock Exchange and the rules of that Stock Exchange shall so require, such Stock Exchange will be notified of such event, and notice will be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) and a supplemental offering memorandum meeting the requirements of that Stock Exchange will be filed with that Stock Exchange.

        SECTION 4.19    ADDITIONAL AMOUNTS

        All payments made by the Issuer on the Notes (whether or not in the form of definitive Notes) and all payments made by the Subsidiary Guarantor under the Subsidiary Guarantee will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature ("Taxes") imposed or levied by or on behalf of (a) The Netherlands or any political subdivision or governmental authority thereof or therein having power to tax, (b) any jurisdiction from or through which payment on the Notes is made by the Issuer or a successor company or its Paying Agent in its capacity as such, or payments on the Subsidiary Guarantee are made by the Subsidiary Guarantor or a successor company or its Paying Agent in its capacity as such, or any political subdivision or governmental authority thereof or therein having the power to tax or (c) any other jurisdiction in which the Issuer or the Subsidiary Guarantor is organized or otherwise considered to be a resident for tax purposes, or in which such payments shall become subject generally, or any political subdivision or governmental authority thereof or therein having the power to tax (each of (a), (b) and (c), a "Relevant Taxing Jurisdiction") unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes of any Relevant Taxing Jurisdiction, shall at any time be required from any payments made by or on behalf of the Issuer with respect to the Notes, including payments of principal, Redemption Price, interest or premium, or payments under the Subsidiary Guarantee, the Issuer or the Subsidiary Guarantor, as the case may be, will pay (together with such payments) such additional amounts (the "Additional Amounts") as may be necessary in order that the net amounts received in respect of such payments by the holders of the Notes or the Trustee, as the case may be, after such withholding or deduction

(including any such deduction or withholding from such Additional Amounts), equal the respective amounts which would have been received in respect of such payments on the Notes or the Subsidiary Guarantee in the absence of such withholding or deduction; except that no such Additional Amounts will be payable with respect to:

          (a)   any payments on a Note or the Subsidiary Guarantee held by or on behalf of a holder or beneficial owner who is liable for such Taxes in respect of such Note by reason of the holder or beneficial owner having any present or former connection with the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere holding outside of the Relevant Taxing Jurisdiction of such Note or enforcement of rights thereunder or the receipt of payments in respect thereof;

          (b)   any Taxes that are imposed or withheld where such withholding or imposition is by reason of the failure of the holder or beneficial owner of the Note to comply with any reasonable and timely request by the Issuer to provide information concerning the nationality, residence or identity of such holder or beneficial owner or to make any declaration or similar claim or satisfy any certification, information or other reporting requirement relating to such matters, which is required or imposed by a statute, treaty, regulation, protocol, or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Taxes;

          (c)   except in the case of the winding up of the Issuer, any Note presented for payment (where presentation is required) in the Relevant Taxing Jurisdiction (unless by reason of the Issuer's actions presentment could not have been made elsewhere and except to the extent that the holder would have been entitled to Additional Amounts had the Notes been presented elsewhere);

          (d)   any Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

          (e)   any payment in respect of definitive Notes which have been issued at the request of the holder or any previous holder of such Notes other than following an Event of Default (unless all Notes have been exchanged for definitive Notes);

          (f)    any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge; or

          (g)   a withholding or deduction imposed on a payment to an individual that is required to be made pursuant to any European Union Directive on the taxation of savings income (including a directive similar to the draft directive published on July 19, 2001 or otherwise implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 or January 21, 2003) or any law implementing or complying with, or introduced in order to conform to such directive by a member state or the European Union.

        Such Additional Amounts will also not be payable where, had the beneficial owner of the Note been the holder of the Note, it would not have been entitled to payment of Additional Amounts by reason of clauses (a) to (g) inclusive above.

        Upon request, the Issuer will provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Additional Amounts. Copies of such documentation will be available for inspection during ordinary business hours at the office of the Trustee by the holders of the Notes upon request.

        The Issuer will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the Notes or any other document or instrument referred to therein (other than a transfer of the Notes), or the receipt of any payments with respect to the Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside The Netherlands, the United States or any jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

        The foregoing obligations in this Section 4.19 shall survive any termination, defeasance or discharge of this Indenture.

ARTICLE V

        SECTION 5.01    MERGERS; SUCCESSOR CORPORATION

        The Issuer may not consolidate with or merge with or into (whether or not the Issuer is the surviving corporation), or sell, assign or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries) to, any other Person, unless:

          (a)   the resulting, surviving or transferee person, if other than the Issuer (the "Successor Company"), shall be a Person organised and existing under the laws of any country in Western Europe or any State of the United States and shall expressly assume, by an indenture supplemental to this Indenture, executed and delivered to the Trustee, in form reasonably satisfactory to such Trustee, all the obligations of the Issuer under the Notes and the 1999 Indentures (and the Subsidiary Guarantee shall be confirmed as applying to such Person's obligations);

          (b)   immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Issuer or the Successor Company, as applicable, or any Subsidiary as a result of such transaction as having been incurred by the Issuer or the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

          (c)   immediately after giving effect to such transaction, (a) the Successor Company would be able to incur an additional NLG 1.00 of Indebtedness pursuant to Section 4.05 or (b) the Successor Company on a pro forma basis will have a consolidated Coverage Ratio at least equal to the Consolidated Coverage Ratio of the Issuer prior to such transaction; and

          (d)   the Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

        The Successor Company shall be the successor to the Issuer and shall succeed to, and be substituted for and may exercise every right and power of, the Issuer under the Indenture, but the Issuer, in the case of a conveyance, transfer or lease, shall not be released from the obligation to pay the principal of and interest on the Notes.

        The Issuer may not permit the Subsidiary Guarantor to consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the Surviving Corporation), or sell, assign, convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person unless:

          (a)   the resulting, surviving or transferee Person (if not such Subsidiary) shall be organised and existing under the laws of any country in Western Europe or any State of the United States,

  and shall expressly assume, by executing a Guarantee, all the obligations of such Subsidiary, if any, under its Guarantee;

          (b)   immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

          (c)   immediately after giving effect to such transaction, the Issuer would be able to incur at least NLG 1.00 of additional Indebtedness pursuant to Section 4.05; and

          (d)   the Issuer delivers to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee, if any, complies with this Indenture.

        The provisions of clauses (a), (b) and (c) above shall not apply to any one or more transactions which constitute an Asset Disposition if the Issuer has complied with Section 4.08.

        Nothing contained in this Section 5.01 shall prohibit (i) any Restricted Subsidiary from consolidating with, merging with or into, or transferring all or part of its properties and assets to the Issuer or (ii) the Issuer from merging with an Affiliate for the purpose of reincorporating the Issuer in another jurisdiction to realise tax or other benefits; provided, however, that in connection with any such merger, consolidation or asset transfer no consideration, other than common stock in the Successor the Issuer or the Issuer shall be issued or distributed and, after giving effect to any such merger, consolidation or asset transfer, no Default or Event of Default shall have occurred and be continuing.

ARTICLE VI

DEFAULT AND REMEDIES

        SECTION 6.01    EVENTS OF DEFAULT

        The following events shall each constitute an "Event of Default":

          (a)   the failure to pay interest (including Additional Amounts, if any) on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture or the Intercreditor Deed, as the case may be);

          (b)   the failure to pay the, principal or premium on any Notes when such principal or premium becomes due and payable, at maturity, upon redemption or otherwise (whether or not such payment shall be prohibited by the subordination provisions of this Indenture or the Intercreditor Deed, as the case may be);

          (c)   the failure by the Parent, the Issuer or any of its Restricted Subsidiaries to comply with its obligations in Sections 4.08, 4.10 or 5.01;

          (d)   a default by the Issuer or any of the Issuer's Restricted Subsidiaries in the observance or performance of any other covenant or agreement contained in this Indenture which default continues for a period of 30 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee;

          (e)   Indebtedness of the Parent, Issuer or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof following a default and the total amount of such Indebtedness unpaid or accelerated exceeds NLG 35 million;

          (f)    any judgment or decree for the payment of money in an aggregate amount in excess of NLG 35 million shall have been rendered against the Subsidiary Guarantor or any of its Restricted

  Subsidiaries and such judgments remain outstanding for a period of 60 days after such judgment and is not discharged, waived or stayed within 20 days after notice;

          (g)   the Subsidiary Guarantee ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the (Subsidiary Guarantee) or the Subsidiary Guarantor denies or disaffirms its obligations under the Subsidiary Guarantee;

          (h)   a court of competent jurisdiction enters an order or decree under any applicable law that:

            (a)   is for relief against the Issuer or any Significant Subsidiary in an involuntary case;

            (b)   appoints a Custodian of the Issuer or any Significant Subsidiary or for any substantial part of its property; or

            (c)   orders the winding up or liquidation of the Issuer or any Significant Subsidiary;

  or any similar relief is granted and the order or decree remains unstayed and in effect for 60 days;

          (i)    the Issuer, the Subsidiary Guarantor or any Significant Subsidiary:

            (a)   passes any resolution or initiates any legal proceedings for the suspension of payments generally or any process giving protection against creditors or for the dissolution, liquidation or administration of the Issuer, the Subsidiary Guarantor or any Significant Subsidiary;

            (b)   consents to any person taking any legal proceedings of the type referred to in (a) above;

            (c)   consents to the appointment of a Custodian of it or for all or substantially all of its property;

            (d)   enters into a moratorium or composition with or makes a general assignment for the benefit of its creditors; or

            (e)   ceases or suspends generally payment of its debts or announces an intention so to do or is (or is deemed for the purposes of any law applicable to it to be) unable to pay its debts as they fall due, commences negotiations with, or makes a proposal to, its creditors generally with a view to a readjustment or rescheduling of its Indebtedness or makes a general assignment for the benefit of or a composition with its creditors generally or a moratorium is declared in respect of any of its Indebtedness,

        Provided that a default under sub-paragraphs (d), (e), (h) or (i) (with respect to a Significant Subsidiary) or (f) will not constitute an Event of Default until the applicable Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default (or cause such default to be cured) within the time specified after receipt of such notice.

        SECTION 6.02    ACCELERATION

        If an Event of Default (other than under sub-paragraphs (h) or (i) of Section 6.01 relating to the Issuer) occurs, the Trustee or Holders holding at least 25 per cent. in principal amount of the outstanding Notes may declare the principal of and accrued interest, if any, and Additional Amounts, if any, on all the Notes to be due and payable by notice in writing to the Issuer and, if applicable, the Trustee specifying the relative Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the Notes shall become immediately due and payable PROVIDED THAT so long as any Indebtedness permitted to be incurred pursuant to the Senior Credit Agreement shall be outstanding, such acceleration shall not be effective until the earlier of (i) an acceleration of any such

Indebtedness under the Senior Credit Agreement or (ii) five Business Days following delivery of notice to the Representative under the Senior Credit Agreement by the Trustee of written notice of such acceleration. If an Event of Default specified in sub-paragraphs (h) or (i) of Section 6.01 occurs, all unpaid principal of, and accrued and unpaid interest, if any, and Additional Amounts, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        At any time after the giving of an Acceleration Notice as described in the preceding paragraph, Holders holding a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (a) if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction (b) if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration, (c) to the extent the payment of such interest is lawful, interest on overdue instalments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (d) if the Issuer has paid the Trustee in full its compensation and reimbursed in full the Trustee for all its costs, charges, expenses, disbursements and advances and (e) in the event of the cure or waiver of an Event of Default of the type described in clause (h) or (i) of Section 6.01 above, the Trustee shall have received an Officers' Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

        SECTION 6.03    OTHER REMEDIES

        The Trustee may (subject to the provisions of the Intercreditor Deed) at any time, at its discretion and without notice, pursue any available remedy by proceeding at law or in equity against the Issuer and/or the Subsidiary Guarantor as it may think fit to enforce any provision of the Notes, the Subsidiary Guarantee or this Indenture including the collection of any payment of principal of or interest, if any, and Additional Amounts, if any, on the Notes.

        The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy shall not impair the right or remedy or constitute a waiver thereof or acquiescence therein. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

        SECTION 6.04    WAIVER OF PAST DEFAULT

        Subject to Sections 6.07, 8.02 and 10.02, the Holders of a majority in principal amount of the Notes for the time being outstanding by written notice to the Trustee may waive an existing Default or Event of Default under this Indenture and its consequences, except a Default or Event of Default in the payment of principal of or interest on any Note as specified in clauses (a) and (b) of Section 6.01 or a Default or Event of Default in respect of any term or provision of this Indenture that may not be amended or modified without the consent of each Holder affected as provided in Section 10.02. The Issuer shall deliver to the Trustee an Officers' Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents. In case of any such waiver, the Issuer, the Subsidiary Guarantor, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively. This paragraph of this Section 6.04 shall be in lieu of §316(a)(1)(B) of the TIA and such §316(a)(1)(B) of the TIA is hereby expressly excluded from this Indenture and the Notes, as permitted by the TIA.

        Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any such Event of Default shall be deemed to have been cured and not to have occurred for every purpose of this Indenture and the Notes but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

        SECTION 6.05    CONTROL BY MAJORITY

        Holders may not enforce this Indenture or the Notes except as provided in this Article Six and under the TIA and subject to the provisions of the Intercreditor Deed. The Holders of not less than a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Intercreditor Deed, that the Trustee determines may be unduly prejudicial to the rights of any other Holder or Holders, or that may involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

        In the event the Trustee or any Appointee takes any action or follows any direction pursuant to this Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against any loss, cost, charge, expense or other liability caused or incurred by the Trustee or any Appointee taking such action or following such direction. This Section 6.05 shall be in lieu of §316(a)(1)(A) of the TIA and such §316(a)(1)(A) of the TIA is hereby expressly excluded from this Indenture and the Notes, as permitted by the TIA.

        SECTION 6.06    LIMITATION ON SUITS

        Otherwise than to enforce the right to receive payment of principal, premium (if any) Additional Amounts or interest when due, no Holder of any Notes may pursue any remedy with respect to this Indenture or the Notes unless prior to pursuing such remedy:

          (a)   the Holder gives to the Trustee written notice of a continuing Event of Default;

          (b)   the Holders of at least 25 per cent. in aggregate principal amount of the Notes for the time being outstanding make a written request to the Trustee to pursue a remedy;

          (c)   such Holder or Holders offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, cost, charge, expense or other Liability;

          (d)   the Trustee does not comply with such written request within 60 days after receipt of such notice, request and offer and, if requested, the provision of indemnity; and

          (e)   during such 60-day period the Holders of a majority in principal amount of the Notes for the time being outstanding do not give the Trustee a direction which, in the opinion of the Trustee, is inconsistent with such request.

        A Holder may not use this Indenture to prejudice the rights of any other Holder or Holders or to obtain a preference or priority over such other Holder or Holders.

        SECTION 6.07    RIGHTS OF HOLDERS TO RECEIVE PAYMENT

        Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on a Note, on or after the respective due dates expressed or provided for in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

        SECTION 6.08    COLLECTION SUIT BY TRUSTEE

        If an Event of Default in payment of interest or principal specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer, the Subsidiary Guarantor and/or any other obligor in respect of the Notes for the whole amount of principal and accrued interest and Additional Amounts (if any) remaining unpaid, together with interest on overdue interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including all costs, charges and expenses incurred by and the compensation, disbursements and advances of the Trustee and the Appointees.

        SECTION 6.09    TRUSTEE MAY FILE PROOFS OF CLAIM

        Subject to Clause 11.03 of the Intercreditor Deed, the Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the costs, charges and expenses incurred by and the compensation, disbursements and advances of the Trustee and the Appointees) and the Holders allowed in any judicial proceedings relative to the Issuer, the Subsidiary Guarantor or any other obligor in respect of the Notes, its creditors or its property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorised by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the costs, charges and expenses incurred by and the compensation, disbursements and advances of the Trustee and the Appointees, and any other amounts due to the Trustee under this Indenture including Section 7.07. Nothing herein contained shall be deemed to authorise the Trustee to authorise or consent to or accept or adopt on behalf of any Holder any plan of reorganisation, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorise the Trustee to vote in respect of the claim of any Holder in any such proceeding.

        SECTION 6.10    PRIORITIES

        If the Trustee collects any money or property pursuant to this Article Six, it shall (subject to the provisions of the Intercreditor Deed) pay out such money or property in the following order:

First:	to the Trustee for amounts due under this Indenture including Section 7.07;
Second:
to Holders for amounts due and unpaid on the Notes for principal, interest, if any, and Additional Amounts, if any, rateably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, interest, if any, and Additional Amounts, if any, respectively; and
Third:
the balance, if any, to the Issuer (without prejudice to, or liability in respect of, any question as to how such payment to the Issuer shall be dealt with as between the Issuer, the Subsidiary Guarantor and any other person).

        The Trustee, upon prior written notice to the Issuer and the Subsidiary Guarantor, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

        SECTION 6.11    PRESCRIPTION

        Claims against the Issuer or the Subsidiary Guarantor for the payment of principal, if any, or Additional Amounts, if any, on the Notes shall be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer and the Subsidiary Guarantor for the payment of interest on the Notes shall be prescribed five years after the due date for payment of interest.

ARTICLE VII

TRUSTEE

        SECTION 7.01    DUTIES OF TRUSTEE

        (a)   If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        (b)   The Trustee will perform such duties and only such duties as are specifically set forth herein and no implied covenants or obligations shall be read into this Indenture against the Trustee. The Trustee may, in the absence of manifest error, conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions conforming to the requirements of this Indenture.

        (c)   The Trustee shall not be relieved from liability for its own negligence, fraud or its own wilful misconduct, except that:

              (i)  this paragraph does not limit the effect of paragraph (a) or (b) of this Section 7.01;

             (ii)  the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that such Trust Officer was grossly negligent in ascertaining the pertinent facts;

            (iii)  the Trustee shall not be liable with respect to any action it takes or omits to take in accordance with a direction received by it pursuant to Section 6.05; and

            (iv)  no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability of whatever nature in the performance of any of its duties hereunder or in the exercise of any of its discretions, authorities, rights or powers, if it believes that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

        Notwithstanding the foregoing, nothing in this Indenture shall in any case in which the Trustee has failed to show the degree of care and diligence required of it as Trustee having regard to the provisions of this Indenture conferring on it any trusts, powers, authorities or discretions exempt the Trustee from or indemnify it against any liability for breach of trust of which it may be guilty in relation to its duties under this Indenture.

        (d)   The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

        (e)   Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

        (f)    Every provision of this Indenture that in any way relates to the Trustee is subject to the provisions of this Section 7.01 including Section 7.01(c) and to the provisions of the TIA.

        (g)   The Trustee shall be under no obligation to exercise any of the discretions, authorities, rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee an indemnity satisfactory to it against the losses, costs, charges, expenses and other liabilities which might be incurred by it in compliance with such request or direction.

        (h)   In connection with the exercise by it of any of its trusts, powers, rights, authorities or discretions (including, without limitation, any modification, waiver, authorisation or substitution), the Trustee shall have regard to the interests of the Holders as a class and, in particular but without limitation, shall not have regard to the consequences of the exercise of its trusts, powers, rights, authorities or discretions for individual Holders resulting from their being for any purpose domiciled or resident in, or otherwise connected with or subject to the jurisdiction of, any particular territory. The Trustee shall not be entitled to require, and no Holder shall be entitled to claim, from the Issuer or the Subsidiary Guarantor or any other person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Holders except to the extent already provided for under Section 4.19 and/or any undertaking given in addition thereto, or in substitution for, pursuant to this Indenture.

        All references in this Indenture to the powers, rights, authorities or discretions of the Trustee, or the exercise thereof, under this Indenture shall, where applicable, include references to the powers, rights authorities or discretions of the Trustee, or the exercise thereof, (as the case may be) under the Intercreditor Deed.

        SECTION 7.02    RIGHTS OF TRUSTEE

        Where there are any inconsistencies between the Trustee Acts and the provisions of this Indenture, the Notes and the Schedules, the provisions of this Indenture, the Notes and the Schedules shall, to the extent allowed by law, prevail and, in the case of any such inconsistency with the Trustee Act 2000, the provisions of this Indenture, the Notes and the Schedules shall constitute a restriction or exclusion for the purposes of that Act. The Trustee shall have all the powers conferred upon trustees by the Trustee Acts and by way of supplement thereto it is expressly declared as follows:

          (a)   The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter or the expediency of any transaction or thing stated or referred to in the document.

          (b)   Before the Trustee acts or refrains from acting, it may require an Officer's Certificate and an Opinion of Counsel, in each case as to any fact or matter or the expediency of any transaction or thing. The Trustee shall not be bound in any such case to call for further evidence and shall not be liable for any action it or any other person takes or omits to take in good faith in reliance on such Certificate or Opinion.

          (c)   The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(c) to (i) (inclusive) hereof, of the identity of any Subsidiary or Significant Subsidiary, of the existence of any Change of Control or Asset Disposition unless an officer of the Trustee shall have received written notice thereof from the Issuer or the Subsidiary Guarantor.

          (d)   The Trustee may in relation to this Indenture act on the advice or opinion of or any information obtained from any lawyer, valuer, accountant, surveyor, banker, broker, auctioneer or other expert whether obtained by the Issuer, the Subsidiary Guarantor, the Trustee or otherwise and shall not be responsible for any liability occasioned by so acting.

          (e)   Any such advice, opinion or information may be sent or obtained by letter, telex, telegram, facsimile transmission or cable and the Trustee shall not be liable for acting on any advice, opinion or information purporting to be conveyed by any such letter, telex, telegram, facsimile transmission or cable although the same shall contain some error or shall not be authentic.

          (f)    The Trustee shall be at liberty to hold this Indenture and any other documents relating thereto or to deposit them in any part of the world with any banker or banking company or companies whose business includes undertaking the safe custody of documents or lawyer or firm of lawyers considered by the Trustee to be of good repute and the Trustee shall not be responsible for or required to insure against any liability incurred in connection with any such holding or deposit and may pay all sums required to be paid on account of or in respect of any such deposit.

          (g)   The Trustee shall not be responsible for the receipt or application of the proceeds of the issue of any of the Notes by the Issuer or the exchange of any Global Note for another Global Note or for definitive notes.

          (h)   The Trustee shall not be bound to give notice to any person of the execution of any documents comprised or referred to in this Indenture or to take any steps to ascertain whether any Event of Default or any Default has happened and, subject to Section 7.02(c), the Trustee shall be entitled to assume that no Event of Default or Default has happened and that each of the Issuer and the Subsidiary Guarantor is observing and performing all its obligations under this Indenture, the Notes, the Intercreditor Deed.

          (i)    Save as expressly otherwise provided in this Indenture, the Trustee shall have absolute and uncontrolled discretion as to the exercise or non-exercise of its trusts, powers, authorities and discretions under this Indenture and the Intercreditor Deed (the exercise or non-exercise of which as between the Trustee and the Holders shall be conclusive and binding on the Holders) and shall not be responsible for any liability which may result from their exercise or non-exercise.

          (j)    The Trustee shall not be liable to any person by reason of having acted upon any Extraordinary Resolution in writing or any Extraordinary Resolution or other resolution purporting to have been passed at any meeting of the Holders of Notes of all or any series in respect whereof minutes have been made and signed even though subsequent to its acting it may be found that there was some defect in the constitution of the meeting or the passing of the resolution or (in the case of an Extraordinary Resolution in writing) that not all Holders had signed the Extraordinary Resolution or that for any reason the resolution was not valid or binding upon such Holders.

          (k)   Without limitation to Section 7.02(a) the Trustee shall not be liable to any person by reason of having accepted as valid or not having rejected any Note purporting to be such and subsequently found to be forged or not authentic.

          (l)    Any consent or approval given by the Trustee for the purposes of this Indenture or the Intercreditor Deed may be given on such terms and subject to such conditions (if any) as the Trustee thinks fit and notwithstanding anything to the contrary in this Indenture may be given retrospectively.

          (m)  Save as otherwise expressly provided in this Indenture, the Trustee shall not (unless and to the extent ordered so to do by a court of competent jurisdiction) be required to disclose to any Holder any information (including, without limitation, information of a confidential, financial or price sensitive nature) made available to the Trustee by the Issuer or the Subsidiary Guarantor or any other person in connection with this Indenture or the Notes and no Holder shall be entitled to take any action to obtain from the Trustee any such information.

          (n)   Save as otherwise expressly provided in the Agency Agreement, where it is necessary or desirable for any purpose in connection with this Indenture to convert any sum from one currency to another it shall (unless otherwise provided by this Indenture or required by law) be converted at such rate or rates, in accordance with such method and as at such date for the determination of such rate of exchange, as may be agreed by the Trustee, the Issuer and the Subsidiary Guarantor, and any rate, method and date so agreed shall be binding on the Issuer, the Subsidiary Guarantor and the Holders.

          (o)   The Trustee as between itself and the Holders may determine all questions and doubts arising in relation to any of the provisions of this Indenture or the Intercreditor Deed. Every such determination, whether or not relating in whole or in part to the acts or proceedings of the Trustee, shall be conclusive and shall bind the Trustee and the Holders.

          (p)   Any Trustee of this Indenture being a lawyer, accountant, broker or other person engaged in any profession or business shall be entitled to charge and be paid all usual professional and other charges for business transacted and acts done by him or his firm in connection with the trusts of this Indenture and also his reasonable charges in addition to disbursements for all other work and business done and all time spent by him or his firm in connection with matters arising in connection with this Indenture.

          (q)   The Trustee may whenever in its reasonable judgment it thinks fit delegate by power of attorney or otherwise to any person or persons or fluctuating body of persons (whether being a joint trustee of this Indenture or not) all or any of its trusts, powers, authorities and discretions under this Indenture or the Intercreditor Deed. Such delegation may be made upon such terms (including power to sub-delegate) and subject to such conditions and regulations as the Trustee may in the interests of the Holders and in its reasonable judgment think fit. The Trustee shall not be under any obligation to supervise the proceedings or acts of any such delegate or sub-delegate or be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate. The Trustee shall promptly after any such delegation or any renewal, extension or termination thereof give notice thereof to the Issuer.

          (r)   The Trustee may in the conduct of the trusts of this Indenture instead of acting personally employ and pay an agent (whether being a lawyer or other professional person) to transact or conduct, or concur in transacting or conducting, any business and to do, or concur in doing, all acts required to be done in connection with this Indenture or the Intercreditor Deed (including the receipt and payment of money). The Trustee shall not be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such agent or be bound to supervise the proceedings or acts of any such agent.

          (s)   The Trustee shall not be responsible for the execution, delivery, legality, effectiveness, adequacy, genuineness, validity, performance, enforceability or admissibility in evidence of this Indenture or any other document relating or expressed to be supplemental thereto and shall not be liable for any failure to obtain any licence, consent or other authority for the execution, delivery, legality, effectiveness, adequacy, genuineness, validity, performance, enforceability or admissibility in evidence of this Indenture or any other document relating or expressed to be supplemental thereto.

          (t)    Notwithstanding any provision of this Indenture, the Trustee shall not be liable to any person by reason of having complied with its obligations, performed its rights or exercised its powers under and in accordance with the Intercreditor Deed.

        SECTION 7.03    INDIVIDUAL RIGHTS OF TRUSTEE

        Neither the Trustee nor any director or officer or holding company, Subsidiary or associated company of a corporation acting as a trustee under this Indenture shall by reason of its or his fiduciary position be in any way precluded from:

          (a)   entering into or being interested in any contract or financial or other transaction or arrangement with the Issuer or the Subsidiary Guarantor or any person or body corporate associated with the Issuer or the Subsidiary Guarantor (including without limitation any contract, transaction or arrangement of a banking or insurance nature or any contract, transaction or arrangement in relation to the making of loans or the provision of financial facilities or financial advice to, or the purchase, placing or underwriting of or the subscribing or procuring subscriptions for or otherwise acquiring, holding or dealing with, or acting as paying agent in respect of, the Notes or any other notes, bonds, stocks, shares, debenture stock, debentures or other securities of, the Issuer or the Subsidiary Guarantor or any person or body corporate associated as aforesaid); or

          (b)   accepting or holding the trusteeship of any other trust deed constituting or securing any other securities issued by or relating to the Issuer or the Subsidiary Guarantor or any such person or body corporate so associated or any other office of profit under the Issuer or the Subsidiary Guarantor or any such person or body corporate so associated and shall be entitled to exercise and enforce its rights, comply with its obligations and perform its duties under or in relation to any such contract, transaction or arrangement as is referred to in (a) above or, as the case may be, any such trusteeship or office of profit as is referred to in (b) above without regard to the interests of the Holders and notwithstanding that the same may be contrary or prejudicial to the interests of the Holders and shall not be responsible for any Liability occasioned to the Holders thereby and shall be entitled to retain and shall not be in any way liable to account for any profit made or share of brokerage or commission or remuneration or other amount or benefit received thereby or in connection therewith.

        Where any holding company, Subsidiary or associated company of the Trustee or any director or officer of the Trustee acting other than in his capacity as such a director or officer has any information pursuant to this Indenture, the Trustee shall not thereby be deemed also to have knowledge of such information and, unless it shall have actual knowledge of such information, shall not be responsible for any loss suffered by Holders resulting from the Trustee's failing to take such information into account in acting or refraining from acting under or in relation to this Indenture. Any Agent may do the same with like rights. However, the Trustee is subject to Sections 7.09 and 7.10.

        SECTION 7.04    TRUSTEE'S DISCLAIMER

        The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Subsidiary Guarantee, or the Intercreditor Deed, shall not be accountable for the Issuer's use of the proceeds from the issue of Notes, and shall not be responsible for any statement of the Issuer or the Subsidiary Guarantor in this Indenture or any document issued in connection with the sale of Notes or any statement in the Notes or the Subsidiary Guarantee other than the Trustee's certificate of authentication.

        SECTION 7.05    NOTICE OF DEFAULTS/ACCELERATION

        If a Default or an Event of Default occurs and is continuing and if it is known to the Trustee pursuant to Section 7.02(c), the Trustee shall at the expense of the Issuer (failing which, the Subsidiary Guarantor) mail to each Holder notice of the Default or Event of Default (as the case may be) within 14 days after it first becomes so known to the Trustee. The Trustee shall, upon an acceleration pursuant to section 6.02, promptly notify the Security Agent and the representative of the hedging banks under the Hedging Obligations of such acceleration.

        SECTION 7.06    REPORTS BY TRUSTEE TO HOLDERS

        If required by TIA §313(a), but subject to the provisions of Section 7.07, within 60 days after each May 1 beginning with May 1, 2000, the Trustee shall mail to each Holder a report dated as of such May 1 that complies with TIA §313(a). The Trustee also shall comply with TIA §313(b)(2), (c) and (d).

        A copy of each such report at the time of its mailing to the Holders shall be filed with the SEC, (so long as the Notes are listed on the Luxembourg Stock Exchange) the Luxembourg Stock Exchange and every other stock exchange, if any, on which the Notes are listed.

        The Issuer shall promptly notify the Trustee in writing if the Notes become listed on any stock exchange or of any delisting thereof.

        SECTION 7.07    COMPENSATION AND INDEMNITY

        The Issuer shall pay to the Trustee from time to time such compensation as the Issuer and the Subsidiary Guarantor and the Trustee shall from time to time agree in writing for its services. The

Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all disbursements, costs, charges, expenses and advances (including fees, disbursements, costs, charges and expenses of its agents and counsel) properly incurred or made by it in relation to the preparation and execution of, the exercise of its powers and the performance of its duties under, and in any other manner in relation to, this Indenture, or the Intercreditor Deed, including but not limited to travel expenses and any stamp, issue, registration, documentary and other taxes or duties (not being taxes on net income) properly paid or payable by the Trustee in connection with any action taken or contemplated by or on behalf of the Trustee for enforcing, or resolving any doubt concerning, or for any other purpose in relation to, this Indenture, in addition to the compensation for its services properly incurred except any such disbursements, expenses and advances as may be attributable to the Trustee's negligence, wilful misconduct or breach of trust. The Issuer shall in addition pay to the Trustee an amount equal to the amount of any value added tax or similar tax chargeable in respect of its remuneration under this Indenture.

        Without prejudice to the right of indemnity by law given to trustees, each of the Issuer and the Subsidiary Guarantor shall severally indemnify the Trustee and every of its agents and delegates for, and hold it harmless against, any and all costs, charges, and expenses properly incurred and other Liabilities, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder or the execution or purported execution of any of its trusts, powers, authorities and discretions under this Indenture or the Intercreditor Deed or its functions under any such appointment or in respect of any other matter or thing done or omitted in any way in relation to this Indenture or the Intercreditor Deed or any such appointment, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent that such liability is due to the Trustee's own negligence, wilful misconduct or breach of trust. The Trustee shall notify the Issuer and the Subsidiary Guarantor promptly of any claim asserted against the Trustee for which it may seek an indemnity. However, the failure by the Trustee so to notify the Issuer and the Subsidiary Guarantor shall not relieve the Issuer and the Subsidiary Guarantor of their respective obligations hereunder. The Issuer or the Subsidiary Guarantor shall defend the claim and the Trustee shall cooperate in the defence (and may employ its own counsel,) at the Issuer's and/or the Subsidiary Guarantor's expense. Neither the Issuer nor the Subsidiary Guarantor need pay for any settlement made without its written consent, which consent shall not be unreasonably withheld or delayed and shall, in any event, be given if the Trustee's counsel advises the Trustee that the claim should be admitted. Neither the Issuer nor the Subsidiary Guarantor need reimburse any expense or indemnify against any loss or liability incurred by the Trustee as a result of the breach of this Indenture by the Trustee caused by the Trustee's negligence or wilful misconduct.

        All amounts payable pursuant to this Section 7.07 shall be payable by the Issuer or the Subsidiary Guarantor (as the case may be) on the date specified in a demand by the Trustee and in the case of payments actually made by the Trustee prior to such demand shall (if not paid within three days after such demand and the Trustee so requires) carry interest at the rate of two per cent. per annum above the base rate from time to time of National Westminster Bank Plc from the date specified in such demand, and in all other cases shall (if not paid on the date specified in such demand or, if later, within three days after such demand and, in either case, the Trustee so requires) carry interest at such rate from the date specified in such demand. All remuneration payable to the Trustee shall carry interest at such rate from the due date therefor.

        Unless otherwise specifically stated in any discharge of this Indenture, the provisions of this Section 7.07 shall continue in full force and effect notwithstanding such discharge.

        SECTION 7.08    REPLACEMENT OF TRUSTEE

        The Trustee may resign at any time by notifying the Issuer and the Subsidiary Guarantor in writing. The Holders of a majority in principal amount of the Notes for the time being outstanding may remove the Trustee by notifying the Trustee, the Issuer and the Subsidiary Guarantor in writing and may appoint a successor Trustee with the Issuer's and the Subsidiary Guarantor' written consent. The Issuer and the Subsidiary Guarantor may remove the Trustee if:

          (a)   the Trustee fails to comply with Section 7.09;

          (b)   the Trustee is adjudged a bankrupt or insolvent under any Bankruptcy Law;

          (c)   a Custodian or other public officer takes charge of the Trustee or its property; or

          (d)   the Trustee becomes incapable of acting as trustee of this Indenture.

        If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any other reason (the Trustee in such event being referred to herein as the "retiring Trustee"), the Issuer and the Subsidiary Guarantor shall promptly appoint a successor Trustee. Within one year after such successor Trustee takes office, the Holders of a majority in principal amount of the Notes for the time being outstanding may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer and the Subsidiary Guarantor.

        Each successor Trustee shall deliver a written acceptance of its appointment to the relevant retiring Trustee and to the Issuer and the Subsidiary Guarantor. As promptly as practicable after that, such retiring Trustee shall transfer, after payment of all sums then owing to it pursuant to Section 7.07, all property held by it as Trustee to such successor Trustee, in which event the resignation or removal of such retiring Trustee shall become effective and such successor Trustee shall have the rights, powers, discretions, authorities, trusts and duties of the Trustee under this Indenture and the Intercreditor Deed. A successor Trustee shall mail notice of its succession to each Holder.

        If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, the Subsidiary Guarantor or the Holders of at least 10 per cent. in principal amount of the Notes for the time being outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

        If the Trustee fails to comply with Section 7.09, any Holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

        Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Issuer's and the Subsidiary Guarantor' respective obligations under Section 7.07 shall continue after such replacement for the benefit of the retiring Trustee.

        SECTION 7.09    ELIGIBILITY; DISQUALIFICATION

        This Indenture shall always have a Trustee which shall be eligible to act as Trustee under TIA §§310(a)(1), (2) and (5). The Trustee shall have a combined capital and surplus of at least U.S.$50,000,000 as set forth in its most recent published annual report of condition. If the Trustee has or shall acquire a "conflicting interest" within the meaning of TIA §310(b), the Trustee, the Issuer and the Subsidiary Guarantor shall comply with the provisions of TIA §310(b) (subject to the penultimate paragraph thereof). If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.09, the Trustee shall resign immediately in the manner and with the effect specified in Section 7.08.

        SECTION 7.10    PREFERENTIAL COLLECTION OF CLAIMS AGAINST THE ISSUER OR THE SUBSIDIARY GUARANTOR

        The Trustee shall comply with TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA §311(a) to the extent indicated therein.

ARTICLE VIII

SUBORDINATION OF NOTES

        SECTION 8.01    AGREEMENT TO SUBORDINATE

        The Issuer agrees and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article Eight and the Intercreditor Deed, to the prior payment in full in cash of all Senior Indebtedness, and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Notes shall in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Issuer and only Indebtedness which is Senior Indebtedness shall rank senior to the Notes in accordance with the provisions set forth herein. All provisions of this Article Eight shall be subject to Section 8.11.

        SECTION 8.02    LIQUIDATION, DISSOLUTION, BANKRUPTCY

        Upon any payment or distribution of the assets of the Issuer to creditors upon a total or partial liquidation or a total or partial dissolution of the Issuer or in a bankruptcy, re-organisation, insolvency, receivership or similar proceeding relating to the Issuer or its property:

          (a)   holders of Senior Indebtedness shall be entitled to receive payment in full of such Senior Indebtedness in accordance with its terms before Holders shall be entitled to receive any payment of principal of or interest on the Notes;

          (b)   until such Senior Indebtedness is paid in full, any payment or distribution to which Holders would be entitled but for this Article Eight shall be made to holders of such Senior Indebtedness in accordance with its terms as their interests may appear, except that Holders may receive shares of Capital Stock and any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the Notes;

          (c)   the claims of the Trustee and the Holders against the Issuer in respect of the Notes (the "Note Claims") shall be subordinated in the manner hereinafter set out in this Section 8 and accordingly, while the Note Claims are so subordinated, no amount shall be payable to the Holders and any amount in respect of the Notes paid to the Trustee shall, subject to the prior performance by the parties thereto of their obligations (if any) under the Intercreditor Deed be held by the Trustee upon trust to apply in accordance with Section 6.10 and the said trust, shall be performed by the Trustee by repaying to the liquidator for the time being of the Issuer (the "Liquidator") the amount certified by the Liquidator as provided below so to be applied on terms that the Liquidator shall distribute the same accordingly and the Trustee shall be under no obligation to supervise and shall not be liable in any way in relation to such distribution;

          (d)   the receipt by the Liquidator of any moneys paid by the Trustee pursuant to (c) above shall be a good discharge to the Trustee for the performance by the Trustee of the relative trust mentioned in such clause;

          (e)   the Trustee shall be entitled and is hereby authorised to call for and accept as conclusive evidence thereof a certificate by the Liquidator as to:

              (i)  the amounts of the claims of all the other creditors to be applied as referred to in Section 8.02(c); and

             (ii)  the persons entitled thereto and their respective entitlements.

        SECTION 8.03    DEFAULT ON DESIGNATED SENIOR INDEBTEDNESS.

        (a)   The Issuer shall not pay the principal of, premium, if any, on or interest on the Notes or make any deposit pursuant to Section 9.01 (collectively, "pay the Notes") if (1) any Designated Senior Indebtedness is not paid when due or (2) any other default on Designated Senior Indebtedness occurs and is continuing and the maturity of such Designated Senior Indebtedness is accelerated by the holders thereof in accordance with its terms unless, in either of (1) or (2), (x) the default has been cured or waived and any such acceleration has been rescinded or (y) such Designated Senior Indebtedness has been paid in full; provided, however, that the Issuer may pay the Notes without regard to the foregoing if the Trustee receives written notice approving such payment from the Representative of such Designated Senior Indebtedness.

        (b)   During the continuance of any default (other than a default under (1) or (2) of sub-clause (a) above) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated either immediately without further notice (except such notice as may be required to effect such acceleration) or after the expiration of any applicable grace periods, the Issuer shall not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Issuer and the Trustee of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter unless such Payment Blockage Period is terminated earlier, (1) by written notice to the Trustee from the Person or Persons who gave such Blockage Notice, or (2) if the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing or (3) if such Designated Senior Indebtedness has been discharged or repaid in full).

        (c)   Notwithstanding sub-clause (b) above (but subject to sub-clause (a) above), unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, the Issuer may resume payments on the Notes upon termination of such Payment Blockage Period. No more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. For purposes of this Section 8.03, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

        SECTION 8.04    ACCELERATION OF PAYMENT OF NOTES.

        If payment of the Notes is accelerated because of an Event of Default, the Issuer or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representatives) of the acceleration. The Trustee shall give notice of such acceleration, of which it has actual knowledge pursuant to this Indenture, to all holders of Designated Senior Indebtedness. Prior to the Trustee's giving such notice, the Issuer shall notify the Trustee of the name and address of any such holder of Designated Senior Indebtedness.

        SECTION 8.05    SUBROGATION.

        Subject to the payment in full in cash, or such payment duly provided for to the satisfaction of the holders of Designated Senior Indebtedness, of all Designated Senior Indebtedness, the Holders shall (subject to the provisions of the Intercreditor Deed) be subrogated to the rights of the holders of Designated Senior Indebtedness to receive payments or distributions of assets of the Issuer applicable to the Designated Senior Indebtedness, and for the purpose of such subrogation no payments or distributions to the holders of Designated Senior Indebtedness by or on behalf of the Issuer, or by or on behalf of the Holders by virtue of this Article Eight, which otherwise would have been made to the Holders shall, as between the Issuer, the Subsidiary Guarantor and the Holders, be deemed to be a payment by the Issuer to the holders of, or on account of, the Designated Senior Indebtedness.

        SECTION 8.06    RELATIVE RIGHTS.

        This Article Eight defines the relative rights of Holders and holders of Designated Senior Indebtedness. Nothing in this Indenture shall:

          (a)   impair, as between the Issuer and Holders, the obligation of the Issuer, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms; or

          (b)   prevent the Trustee or any Holder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Senior Indebtedness to receive distributions otherwise payable to Holders and subject to the rights of the holders of Senior Indebtedness under the Intercreditor Deed.

        SECTION 8.07    SUBORDINATION MAY NOT BE IMPAIRED BY ISSUER.

        No right of any holder of Senior Indebtedness to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Issuer or by its failure to comply with this Indenture.

        SECTION 8.08    RIGHTS OF TRUSTEE AND PAYING AGENT.

        Notwithstanding Section 8.03, the Trustee or Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than five Business Days prior to the date of such payment, a Trust Officer of the Trustee receives notice satisfactory to it that payments may not be made under this Article Eight. The Issuer, the Registrar or co-registrar, the Paying Agent, a Representative or a holder of Senior Indebtedness may give the notice; provided, however, that, if an issue of Senior Indebtedness has a Representative, only the Representative may give the notice.

        The Trustee in its individual or any other capacity may hold Senior Indebtedness with the same rights it would have if it were not Trustee. The Registrar and co-registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article Eight with respect to any Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of such Senior Indebtedness; and nothing in this Article Eight shall deprive the Trustee of any of its rights as such holder. Nothing in this Article Eight shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07.

        SECTION 8.09    DISTRIBUTION OR NOTICE TO REPRESENTATIVE.

        Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness, the distribution may be made and the notice given to their Representative (if any).

        SECTION 8.10    ARTICLE EIGHT NOT TO PREVENT EVENTS OF DEFAULT OR LIMIT RIGHT TO ACCELERATE.

        The failure to make a payment pursuant to the Notes by reason of any provision in this Article Eight shall not be construed as preventing the occurrence of a Default or Event of Default. Nothing in this Article Eight shall have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes.

        SECTION 8.11    TRUST MONEYS NOT SUBORDINATED.

        Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article Nine by the Trustee for the payment of principal of and interest on the Notes shall not be subordinated to the prior payment of any Senior Indebtedness or subject to the restrictions set forth in this Article Eight, and none of the Holders shall be obligated to pay over any such amount to the Issuer, the Subsidiary Guarantor or any holder of Senior Indebtedness or any other creditor of the Subsidiary Guarantor or the Issuer.

        SECTION 8.12    TRUSTEE ENTITLED TO RELY.

        Upon any payment or distribution pursuant to this Article Eight, the Trustee and the Holders shall be entitled to rely (1) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 8.02 are pending, (2) upon a certificate of the Liquidator, the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (3) upon the Representatives for the holders of Senior Indebtedness for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other Indebtedness of the Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article Eight. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article Eight, the Trustee may request such Person to furnish evidence to the satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article Eight, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article Eight.

        SECTION 8.13    TRUSTEE TO EFFECTUATE SUBORDINATION.

        (a)   Each Holder by accepting a Note authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Indebtedness and the pari passu ranking between the Holders and the holders of other Senior Subordinated Indebtedness as provided in this Article Eight and Article Twelve and appoints the Trustee as attorney-in-fact for any and all such purposes. The Trustee shall, at the request in writing of the Issuer, enter into such inter-creditor arrangements with holders of Designated Senior Indebtedness and/or other Senior Subordinated Indebtedness incurred by the Issuer or any Restricted Subsidiary at any time, the incurrence of which is not prohibited by the terms of this Indenture, as shall be proposed by the Issuer to give effect to the subordination and pari passu provisions of Article Eight and Article Twelve; provided that (i) the Issuer shall, without prejudice to the intent to give effect to such provisions, comply with such reasonable requirements as the Trustee may direct in relation thereto in the interest of the Holders; and (ii) the Trustee is satisfied that, save to the extent that they provide for subordination and/or pari passu ranking on the terms of this Article Eight and Article Twelve, the said arrangements are not materially prejudicial to the interests of the

Holders. Not later than 14 days after the entry into arrangements as aforesaid and after compliance with the said requirements of the Trustee, the Issuer shall give notice thereof in a form previously approved by the Trustee to the Holders in accordance with Section 13.02.

        (b)   The Trustee is hereby expressly authorized by the Holders to enter into the Intercreditor Deed and has, concurrently with the entering into of this Indenture, entered into the Intercreditor Deed for the purpose of, among other things, (1) giving effect to the provisions set forth in Article Eight and Article Twelve subordinating the Notes and the Subsidiary Guarantee to Senior Indebtedness and (2) providing for certain other subordination related provisions set forth in the Intercreditor Deed solely for the benefit of the holders of Senior Indebtedness set forth in the Intercreditor Deed in effect as of the date of this Indenture.

        SECTION 8.14    TRUSTEE NOT FIDUCIARY FOR HOLDERS OF SENIOR INDEBTEDNESS.

        The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders, the Issuer, the Subsidiary Guarantor or any other Person, money or assets to which any holders of Senior Indebtedness shall be entitled by virtue of this Article Eight or otherwise.

        SECTION 8.15    RELIANCE BY HOLDERS OF SENIOR INDEBTEDNESS ON SUBORDINATION PROVISIONS.

        Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

ARTICLE IX

DISCHARGE OF INDENTURE; DEFEASANCE

        SECTION 9.01    TERMINATION OF ISSUER'S OBLIGATIONS

        (a)   This Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when (a) either (i) all the Notes authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes the payment of which has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer pursuant to Section 9.03 or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, and interest, if any, and Additional Amounts, if any, on, the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be, (b) the Issuer has paid all other sums payable under this Indenture by the Issuer and (c) the Issuer has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

        The Issuer may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") whereupon the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (a) the rights of Holders to receive payments in respect of the principal of, and interest, if any, and Additional

Amounts, if any, on, the Notes when such payments are due, (b) the Issuer's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, replacing mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (c) the rights, powers, authorities, discretions, trusts, duties and immunities of the Trustee and the Issuer's obligations in connection therewith and (d) this Section 9.01. In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to Sections 4.04 to 4.12, 4.18, (and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes), 5.01 (c) and (d), 6.01 (e), (f) and (with respect to Significant Subsidiaries) 6.01 (h) and (i) thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. ("Covenant Defeasance").

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (a)   the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders money in an amount, or Designated Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognised firm of independent public accountants, to pay the principal of, and interest, if any, and Additional Amounts, if any, on, the Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be;

          (b)   in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee (1) an Opinion of Counsel in the United States (subject to customary assumptions, exceptions and limitations) reasonably acceptable to the Trustee confirming that the Holders will not recognise income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (c)   in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee (1) an Opinion of Counsel in the United States (subject to customary assumptions, exceptions and limitations) reasonably acceptable to the Trustee confirming that the Holders will not recognise income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (d)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default in connection with bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (e)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under this Indenture or any other material agreement or instrument to which the Subsidiary Guarantor or any of their respective Subsidiaries (including the Issuer) are bound;

          (f)    the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or the Subsidiary Guarantor or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or the Subsidiary Guarantor;

          (g)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, each stating that all conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with;

          (h)   the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States, The Netherlands and the United Kingdom respectively (subject to customary exceptions) to the effect that (A) the trust funds referred to in paragraph (a) above will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Intercreditor Deed or this Indenture, (B) after the 91st day following the deposit, such trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganisation of similar laws affecting creditors' rights generally under U.K. law, Dutch law or U.S. Federal or state law (as the case may be) and (C) the Trustee has a perfected first-ranking security interest in such trust funds for the rateable benefit of itself and the Holders; and

          (i)    if the Notes are to be redeemed prior to the Maturity Date, notice of such redemption shall have been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee shall have been made.

        SECTION 9.02    APPLICATION OF TRUST MONEY

        The Trustee or Paying Agent shall hold in trust money and/or Designated Government Obligations deposited with it pursuant to Section 9.01, and, subject to the provisions of Section 6.10, shall apply the deposited money and/or Designated Government Obligations in accordance with this Indenture to the payment of the principal of, and interest, if any, and Additional Amounts, if any, on the Notes. The Trustee shall be under no obligation to invest said money and/or Designated Government Obligations except as it may agree in writing with the Issuer.

        The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge or duty imposed on or assessed against the money and/or Designated Government Obligations deposited pursuant to Section 9.01 or the principal and interest received in respect thereof other than any such tax, fee or other charge or duty which bylaw is for the account of the Holders of outstanding Notes.

        SECTION 9.03    REPAYMENT TO THE ISSUER

        Subject to Sections 9.01 and 9.02, the Trustee and the Paying Agent shall promptly pay to the Issuer upon request the balance (if any) of money and/or Designated Government Obligations held by them at any time following the application thereof in accordance with Section 9.02 and thereupon shall be relieved from all liability with respect to such money and/or Designated Government Obligations. The Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal of, or interest, if any on, the Notes that remains unclaimed for one year; provided, however, that the Trustee or such Paying Agent, before being required to make any such payment, may at the expense of the Issuer cause to be published once in a newspaper of general circulation in the City of New York and London respectively or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or mailing any unclaimed balance of such money then remaining will be repaid to the Issuer. After payment to the Issuer, Holders entitled to such money must look to the Issuer for payment as general creditors unless an applicable law designates another Person.

        SECTION 9.04    REINSTATEMENT

        If the Trustee or Paying Agent is unable to apply any money and/or Designated Government Obligations in accordance with Section 9.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer's obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.01; provided, however, that if the Issuer has made any payment of principal of or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be surrogated to the rights of the Holders of such Notes to receive such payment from the money and/or Designated Government Obligations held by the Trustee or Paying Agent.

        SECTION 9.05    ACKNOWLEDGMENT OF DISCHARGE BY TRUSTEE

        After (i) the conditions of Section 9.01 have been satisfied, (ii) the Issuer has paid or caused to be paid all other sums payable hereunder by the Issuer and (iii) the Issuer has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee each stating that all conditions precedent referred to in Section 9.01 above relating to the satisfaction and discharge of this Indenture, including as to Legal Defeasance or Covenant Defeasance, as applicable, have been complied with, the Trustee upon request shall acknowledge in writing the discharge or defeasances, as applicable, of the Issuer's obligations under this Indenture except for those surviving obligations specified in Section 9.01.

ARTICLE X

AMENDMENTS, SUPPLEMENTS AND WAIVERS

        SECTION 10.01    WITHOUT CONSENT OF HOLDERS

        From time to time, the Issuer and the Trustee, without the consent of the Holders, may amend or supplement this Indenture or the Notes for certain specified purposes, including, without limitation:

          (a)   to cure any ambiguity, defect or inconsistency in the opinion of the Trustee;

          (b)   to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

          (c)   to provide for the assumption by a successor company of the obligations of the Issuer under the Indenture;

          (d)   to add a Subsidiary Guarantee with respect to the Notes or to secure the Notes;

          (e)   to add to the covenants of the Issuer for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuer;

          (f)    to make any change that is not materially prejudicial to the interests of any such holder;

          (g)   to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA; or

          (h)   to make any modifications to the provisions of the Intercreditor Deed, including any definition set forth or otherwise incorporated therein, in order to provide for the pari passu ranking of any Senior Subordinated Indebtedness permitted to be Incurred by the Issuer, the Subsidiary Guarantor or any of the Restricted Subsidiaries in accordance with the provisions of this indenture (including the creation of Senior Subordinated Indebtedness); provided, however, that the Issuer and the Subsidiary Guarantor have delivered to the Trustee an Opinion of Counsel satisfactory to the Trustee stating that such modification or change complies with the provisions of this clause (h) and the Trustee shall be fully protected in relying on any such Opinion;

provided, however, that the Issuer and the Subsidiary Guarantor have delivered to the Trustee an Opinion of Counsel satisfactory to the Trustee stating that such amendment or supplement complies with the provisions of this Section 10.01.

        SECTION 10.02    WITH CONSENT OF HOLDERS

        Subject to Section 6.07 and 10.01, the Issuer and the Trustee may amend or supplement this Indenture or the Notes with the written consent of the Holders of a majority in principal amount of the Notes for the time being outstanding. Subject to Section 6.07, the Holders of at least a majority in principal amount of the Notes for the time being outstanding may waive compliance by the Issuer or the Subsidiary Guarantor with any provision of this Indenture or the Notes (other than any provision relating to the remuneration or indemnity of the Trustee). However, without the written consent of each affected Holder, an amendment, supplement or waiver, including a waiver pursuant to Section 6.04, may not:

          (a)   reduce the principal amount of the Notes whose holders must consent to an amendment or waiver;

          (b)   reduce the rate of or extend the time for payment of interest on any Note;

          (c)   reduce the principal of or change the Stated Maturity of any Note;

          (d)   reduce the amount payable upon the redemption of any Note or change the date on which any Note may be redeemed or repurchased other than the provisions relating to the right to have the Note repurchased (but not the amounts that would otherwise be payable) under Section 4.10;

          (e)   make any Note payable in money other than that stated in the Notes (except as described in Section 2.22);

          (f)    impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

          (g)   make any change in the amendment provisions or in the waiver provisions of this Indenture which require each holder's consent;

          (h)   make any change to the subordination provisions of this Indenture that would adversely affect the holders of the Notes;

          (i)    make any change in the Subsidiary Guarantee that would adversely affect the holders of the Notes in any material respect.

          (j)    modify or change any provision of the Intercreditor Deed, including any definition set forth or otherwise incorporated therein, in a manner which, in the opinion of the Trustee, adversely affects the interests of the Holders.

        An amendment under this Section 10.02 may not make any change under Article Eight, Article Nine, Article Eleven or Article Twelve or the definitions used therein that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless such holder of such Senior Indebtedness (or any trustee thereof authorised to give a consent or Representative) shall have consented in writing to such change.

        It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

        After an amendment, supplement or waiver under Section 10.01 or 10.02 becomes effective, the Issuer shall, unless the Trustee agrees otherwise, give to the Holders affected thereby a notice describing the amendment, supplement or waiver (as the case may be). Any failure of the Issuer to give such notice or any defect therein, shall not, however, in any way impair or affect the validity of such amendment, supplement or waiver (as the case may be).

        SECTION 10.03    COMPLIANCE WITH TRUST INDENTURE ACT

        Every amendment to or supplement of this Indenture or the Notes shall comply with the TIA as then in effect.

        SECTION 10.04    REVOCATION AND EFFECT OF CONSENTS

        Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note or Notes pursuant to this Article Ten is a continuing consent by the Holder and every subsequent Holder of such Note or Notes or portion of that Note or Notes, even if notation of the consent is not made on such Note or Notes. Subject to the following paragraph, any such Holder or subsequent Holder may revoke the consent as to such Holder's Note or Notes or portion of such Note or Notes by notice to the Trustee, the Issuer and the Subsidiary Guarantor received before the date on which the Trustee receives an Officers' Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the relevant amendment, supplement or waiver.

        The Issuer may, but shall not be obliged to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the last sentence of the immediately preceding paragraph, those persons who were Holders at such record date (or their duly designated proxies or representatives), and only those persons, shall be entitled to consent to such an amendment, supplement or waiver or to revoke any consent previously given, whether or not such persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

        After an amendment, supplement or waiver becomes effective, it shall bind the Issuer, the Subsidiary Guarantor, the Trustee and every Holder.

        SECTION 10.05    TRUSTEE TO SIGN AMENDMENTS, ETC.

        The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers' Certificate of the Issuer and/or the Subsidiary Guarantor, in each case stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Ten is authorized or permitted by this Indenture and that such amendment or supplement constitutes the legal, valid and binding obligation of the Issuer and the Subsidiary Guarantor respectively enforceable in accordance with its terms (subject to customary exceptions). The Trustee may, but shall not be obliged to, execute any such amendment, supplement or waiver which affects the Trustee's own rights, duties, trusts, discretions, authorities or immunities under this Indenture or otherwise. In signing any amendment, supplement or waiver, the Trustee shall be entitled to receive an indemnity satisfactory to it.

ARTICLE XI

GUARANTEE

        SECTION 11.01    GUARANTEE.

        Subject as may be provided in Section 11.02 with respect to the guarantee obligations of the Subsidiary Guarantor, the Subsidiary Guarantor guarantees (such guarantee to be referred to herein as the "Guarantee") to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, that: (i) the principal of, interest, premium, if any, and Additional Amounts, if any, on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest, to the extent lawful, of the Notes and all other obligations of the Issuer to the Holders or the Trustee under the Indenture or the Notes will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise.

        Subject as may be provided in Section 11.02 with respect to the Subsidiary Guarantee, the Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantor on one hand, and the Holders and the Trustee on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of the Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any acceleration of such Obligations as provided in Article Six, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantor for the purposes of the Subsidiary Guarantee.

        Subject as may be provided in Section 11.02 with respect to the guarantee obligations of the Subsidiary Guarantee, the Subsidiary Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defence of a guarantor. Subject to Section 11.02, the Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that it will not be discharged except by complete performance of the Obligations contained in the Notes, this Indenture and in the Subsidiary Guarantee. If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Subsidiary Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or the Subsidiary Guarantor, any amount paid by the Issuer or the Subsidiary Guarantor to the Trustee or such Holder, the Subsidiary Guarantor, to the extent theretofore discharged, shall be reinstated in full force and effect. The Subsidiary Guarantor hereby agrees that, in the event of default in the payment of principal (or premium, if any) or interest on such Notes, whether at their Stated Maturity, by acceleration, called for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Notes, subject to the terms and conditions set forth in this Indenture, directly against the Subsidiary Guarantor to enforce the Subsidiary Guarantor without first proceeding against the Issuer. The Subsidiary Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce any other right or remedy with respect to the Notes, the Subsidiary Guarantor agrees to pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

        SECTION 11.02    ENFORCEMENT OF SUBSIDIARY GUARANTEE

        (a)   Subject to (b) below, during such time as any Designated Senior Indebtedness remains outstanding at any time, neither the Holders nor the Trustee will be entitled to:

            (i)  call or enforce the Subsidiary Guarantee (including by seeking attachment, exercising rights of set-off or otherwise); or

           (ii)  petition for (or vote in favour of any resolution for) or initiate or support or take any steps with a view to any winding-up, bankruptcy, insolvency, liquidation, reorganisation, moratorium, administration, dissolution or analogous proceedings or any voluntary arrangement or assignment for the benefit of creditors or any similar proceedings involving the Subsidiary

  Guarantor or any of its Subsidiaries, whether by petition, convening a meeting, voting for a resolution or otherwise; or

          (iii)  bring or support any other legal proceedings against the Subsidiary Guarantor or any of its Subsidiaries, other than solely for the purpose of obtaining injunctive relief (or similar such proceedings in jurisdictions outside England and Wales) to restrain any actual or putative breach of the Notes, the Subsidiary Guarantee or the Intercreditor Deed or for specific performance not claiming damages, where doing so would not conflict with the foregoing.

        (b)   Payment under the Subsidiary Guarantee will become due in accordance with Section 11.01 when:

            (i)  subject as provided below, any Designated Senior Indebtedness has been accelerated; or

           (ii)  a period of 120 days has elapsed from the date of a payment default under the Notes (without such default being remedied or waived); or

          (iii)  subject as provided below:

            (A)  a resolution is passed or an order is made for the winding-up, bankruptcy, liquidation, dissolution, administration or reorganisation of the Subsidiary Guarantor; or

            (B)  the Subsidiary Guarantor becomes subject to any insolvency, bankruptcy, reorganisation, receivership (whether relating to all or some only of its assets and whether or not resulting from the enforcement of any security), liquidation, dissolution or similar proceeding whether voluntary or involuntary; or

            (C)  the Subsidiary Guarantor assigns its assets for the benefit of its creditors or enters into any composition or arrangement with its creditors generally or any arrangement is ordered or declared whereby its affairs and/or assets are submitted to the control of or are protected from its creditors; or

            (D)  the Subsidiary Guarantor becomes subject to any distribution of its assets in consequence of insolvency, bankruptcy, reorganisation, liquidation, dissolution or administration; or

            (E)  any event similar to any of those described in paragraphs (A) to (D) above occurs in relation to the Subsidiary Guarantor or its assets in any jurisdiction.

        Notwithstanding the occurrence of the events referred to in (b)(i) or (iii) above, payment under the Subsidiary Guarantee from the Subsidiary Guarantor will not be due and neither the Holders nor the Trustee may make any demand on the Subsidiary Guarantor or take any other action against the Subsidiary Guarantor until a separate 120-day period has elapsed from the date of the occurrence of such event under (i) or (iii) above but in no event shall such period exceed the period of 120 days provided under (ii) above, if any holder of the security given under the Designated Senior Indebtedness confirms to the applicable Trustee that it is enforcing or taking formal steps to enforce the security it holds over the Subsidiary Guarantor, any Holding Company or any Subsidiary of the Subsidiary Guarantor by selling or procuring the sale of the Capital Stock or any assets of the Subsidiary Guarantor, any such Holding Company or any such Subsidiary.

        (c)   For the avoidance of doubt, the provisions of this Section 11.02 shall not be construed as constituting an event of default as set out in paragraph (g) of Section 6.01.

        SECTION 11.03    SUBORDINATION OF SUBSIDIARY GUARANTEE.

        The obligations of the Subsidiary Guarantor to the Holders of the Notes and to the Trustee pursuant to the Subsidiary Guarantee and this Indenture are expressly subordinate and subject in right of payment to the prior payment in full of all Designated Senior Indebtedness to the extent and in the manner provided in Article Twelve.

        SECTION 11.04    SEVERABILITY.

        In case any provision of the Subsidiary Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        SECTION 11.05    RELEASE OF SUBSIDIARY GUARANTOR FROM THE SUBSIDIARY GUARANTEE

        (a)   The Subsidiary Guarantee will be released upon the occurrence of the following events:

            (i)  immediately upon the sale of all of the common shares of the Subsidiary Guarantor or of a direct or indirect Holding Company of the Subsidiary Guarantor to any person which is not a Subsidiary or Affiliate of the Issuer resulting from the enforcement of (or exercise of voting rights or powers resulting from) any security in respect of Designated Senior Indebtedness;

           (ii)  in the event that the Subsidiary Guarantor is otherwise to be released in accordance with the terms of the Designated Senior Indebtedness and/or the Notes; and

          (iii)  upon the sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Issuer or an Affiliate of the Issuer) permitted under Section 5.01 (including pursuant to the exercise of remedies in respect of any Lien on the Capital Stock of the Subsidiary Guarantor, which Lien secures outstanding Designated Senior Indebtedness).

        (b)   The release of the Subsidiary Guarantor under (a) above shall only occur at such times as the Subsidiary Guarantor shall be unconditionally released from its guarantee obligations under all Designated Senior Indebtedness.

        SECTION 11.06    WAIVER OF SUBROGATION.

        Until payment in full is made of the Notes and all other obligations of the Issuer to the Holders or the Trustee hereunder and under the Notes, the Subsidiary Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Issuer that arise from the existence, payment, performance or enforcement of the Subsidiary Guarantor's obligations under the Subsidiary Guarantee and this Indenture, including without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Issuer, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other property or by set-off or any other manner, payment or Note on account of such claim or other rights. If any amount shall be paid to the Subsidiary Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to the Subsidiary Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture. The Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 11.06 is knowingly made in contemplation of such benefits.

        SECTION 11.07    EXECUTION OF SUBSIDIARY GUARANTEE.

        To evidence its guarantee to the Holders set forth in this Article Eleven, the Subsidiary Guarantor hereby agrees to execute the Subsidiary Guarantee in substantially the form included in Exhibit A, which shall be endorsed on such Note ordered to be authenticated and delivered by the Trustee. The Subsidiary Guarantor hereby agrees that the Subsidiary Guarantee set forth in this Article Eleven shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Subsidiary Guarantee. The Subsidiary Guarantee shall be signed on behalf of the Subsidiary Guarantor by one Officer or authorised signatory of the Subsidiary Guarantor (whom shall have been duly authorized by all requisite corporate actions) prior to the authentication of the Note on which it is endorsed, and the delivery of such Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee on behalf of the Subsidiary Guarantor. Such signatures upon the Subsidiary Guarantee may be by manual or facsimile signature of such officers and may be imprinted or otherwise reproduced on the Subsidiary Guarantee, and in case any such Officer who shall have signed the Subsidiary Guarantee shall cease to be such officer before the Note on which the Subsidiary Guarantee is endorsed shall have been authenticated and delivered by the Trustee or disposed of by the Issuer, such Note nevertheless may be authenticated and delivered or disposed of as though the person who signed the Subsidiary Guarantee had not ceased to be such Officer of the Subsidiary Guarantor.

        SECTION 11.08    WAIVER OF STAY OR EXECUTION LAWS.

        The Subsidiary Guarantor shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or execution law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Subsidiary Guarantor hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

        SECTION 11.09    EFFECTIVENESS OF SUBSIDIARY GUARANTEE.

        The Subsidiary Guarantee shall (i) remain in full force and effect and shall be valid to the fullest extent permitted by applicable law (including, without limitation, the law applicable to the Subsidiary Guarantor) and (ii) continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer's assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes, whether as a "voidable preference," "fraudulent transfer," or otherwise, all as though such a payment or performance had not been made. If any payments, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstituted and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

ARTICLE XII

SUBORDINATION OF SUBSIDIARY GUARANTEE OBLIGATIONS

        SECTION 12.01    AGREEMENT TO SUBORDINATE

        The Subsidiary Guarantor agrees, and each Holder by accepting a Note agrees, that any payment of obligations by the Subsidiary Guarantor in respect of its Subsidiary Guarantee (its "Subsidiary Guarantee Obligations") is subordinated in right of payment, to the extent and in the manner provided in this Article Twelve and the Intercreditor Deed, to the prior payment of all Senior Indebtedness and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Subsidiary Guarantee Obligations shall in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Subsidiary Guarantor and only Indebtedness which is Senior Indebtedness of the Subsidiary Guarantor shall rank senior to the Subsidiary Guarantee Obligations in accordance with the provisions set forth herein. All provisions of this Article Twelve shall be subject to Section 12.10.

        SECTION 12.02    LIQUIDATION, DISSOLUTION, BANKRUPTCY

        Upon any payment or distribution of the assets of the Subsidiary Guarantor to creditors upon a total or partial liquidation or a total or partial dissolution of the Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Subsidiary Guarantor or its property:

          (a)   holders of Senior Indebtedness shall be entitled to receive payment in full of such Senior Indebtedness before Holders shall be entitled to receive any payment with respect to the Subsidiary Guarantor's Subsidiary Guarantee;

          (b)   until such Senior Indebtedness is paid in full, any payment with respect to the Subsidiary Guarantee to which Holders would be entitled but for this Article Twelve shall be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive shares of Capital Stock and any debt securities that are subordinated to the Senior Indebtedness to at least the same extent as the Subsidiary Guarantee;

          (c)   the claims of the Trustee and the Holders against the Subsidiary Guarantor in respect of its Subsidiary Guarantee (the "Subsidiary Guarantee Claims") shall be subordinated in the manner hereinafter set out in this Section 12 and accordingly, while the Subsidiary Guarantee Claims are so subordinated, no amount shall be payable to the Holders and any amount in respect of the Subsidiary Guarantee paid to the Trustee shall, subject to the prior performance by the parties hereto of their obligations (if any) under the Intercreditor Deed be held by the Trustee upon trust to apply in accordance with Section 6 and the said trust shall be performed by the Trustee by repaying to the liquidator for the time being of the Subsidiary Guarantor (the "Liquidator") the amount certified by the Liquidator as provided below so to be applied on terms that the Liquidator shall distribute the same accordingly and the Trustee shall be under no obligation to supervise and shall not be liable in any way in relation to such distribution;

          (d)   the receipt by the Liquidator of any moneys paid by the Trustee pursuant to (c) above shall be a good discharge to the Trustee for the performance by the Trustee of the relative trust mentioned in such clause; and

          (e)   the Trustee shall be entitled and is hereby authorised to call for and accept as conclusive evidence thereof a certificate by the Liquidator as to:

              (i)  the amounts of the claims of all the other creditors to be applied as referred to in Section 12.02(c); and

             (ii)  the persons entitled thereto and their respective entitlements.

        SECTION 12.03    DEFAULT ON DESIGNATED SENIOR INDEBTEDNESS

        (a)   The Subsidiary Guarantor may not make any payment with respect to its Subsidiary Guarantee Obligations or make any deposit pursuant to Section 9.01 (collectively, "pay the Subsidiary Guarantee") if (1) any Designated Senior Indebtedness is not paid when due or (2) any other default on such Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated by the holders thereof in accordance with its terms unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded or (y) such

Designated Senior Indebtedness has been paid in full; provided, however, that the Subsidiary Guarantor may pay the Subsidiary Guarantee without regard to the foregoing if the Trustee receives written notice approving such payment from the Representative of Designated Senior Indebtedness guaranteed by the Subsidiary Guarantor.

        (b)   During the continuance of any default (other than a default described in clause (1) or (2) of sub-clause (a) above) with respect to Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated either immediately without further notice (except such notice as may be required to effect such acceleration) or after the expiration of any applicable grace periods, the Subsidiary Guarantor shall pay the Subsidiary Guarantee for a period (a "Payment Blockage Period") commencing upon the receipt by the Subsidiary Guarantor and the Trustee of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (unless such Payment Blockage Period is terminated earlier (1) by written notice to the Trustee from the Person or Persons who gave such Blockage Notice, (2) if the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing or (3) because such Designated Senior Indebtedness has been discharged or repaid in full).

        (c)   Notwithstanding sub-clause (b) above (but subject to sub-clause (a) above), unless the holders of Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, the Subsidiary Guarantor may resume payments on the Subsidiary Guarantee upon termination of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to such Designated Senior Indebtedness during such period. For purposes of this Section 12.03, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

        SECTION 12.04    PAYMENT OF SUBSIDIARY GUARANTEE

        If payment of a Subsidiary Guarantee becomes due pursuant to Section 11, the Subsidiary Guarantor or the Trustee shall promptly notify the holders of Designated Senior Indebtedness (or their Representatives) of such event. The Trustee shall give notice of such event to all holders of Designated Senior Indebtedness. Prior to the Trustee's giving such notice, the Issuer (or the Subsidiary Guarantor) shall notify the Trustee of the name and address of any such holder of Designated Senior Indebtedness.

        SECTION 12.05    SUBROGATION

        Subject to the payment in full in cash, or such payment duly provided for to the satisfaction of the holders of Designated Senior Indebtedness, of all Designated Senior Indebtedness, the Holders shall (subject to the provisions of the Intercreditor Deed) be subrogated to the rights of the holders of Designated Senior Indebtedness to receive payments or distributions of assets of the Subsidiary Guarantor applicable to the Designated Senior Indebtedness, and for the purpose of such subrogation no payments or distributions to the holders of Designated Senior Indebtedness by or on behalf of the Subsidiary Guarantor, or by or on behalf of the Holders by virtue of this Article Twelve, which otherwise would have been made to the Holders shall, as between the Subsidiary Guarantor and the Holders, be deemed to be a payment by the Subsidiary Guarantor to the holders of, or on account of, the Designated Senior Indebtedness.

        SECTION 12.06    RELATIVE RIGHTS

        This Article Twelve defines the relative rights of Holders and holders of Senior Indebtedness. Nothing in this Indenture shall:

          (a)   impair, as between the Subsidiary Guarantor and Holders, the obligation of the Subsidiary Guarantor, which is absolute and unconditional, to pay the Subsidiary Guarantee Obligations in accordance with their terms; or

          (b)   prevent the Trustee or any Holder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of a Senior Indebtedness to receive distributions otherwise payable to Holders.

        SECTION 12.07    SUBORDINATION MAY NOT BE IMPAIRED BY SUBSIDIARY GUARANTOR

        No right of any holder of a Senior Indebtedness to enforce the subordination of the Indebtedness evidenced by the Subsidiary Guarantee shall be impaired by any act or failure to act by the Subsidiary Guarantor or by its failure to comply with this Indenture.

        SECTION 12.08    RIGHTS OF TRUSTEE AND PAYING AGENT

        Notwithstanding Section 12.03, the Trustee or Paying Agent may continue to make payments in respect of a Guarantee and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than four Business Days prior to the date of such payment, a Trust Officer of the Trustee receives notice satisfactory to it that payments may not be made under this Article Twelve. The Registrar or co-registrar, the Paying Agent, a Representative or a holder of Senior Indebtedness may give the notice; provided, however, that, if an issue of Senior Indebtedness has a Representative, only the Representative may give the notice.

        The Trustee in its individual or any other capacity may hold Senior Indebtedness with the same rights it would have if it were not Trustee. The Registrar and co-registrar, the Paying Agent and the Subsidiary Guarantor may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article Twelve with respect to the Subsidiary Guarantor's Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of the Subsidiary Guarantor's Senior Indebtedness; and nothing in this Article Twelve shall deprive the Trustee of any of its rights as such holder. Nothing in this Article Twelve shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07.

        SECTION 12.09    ARTICLE XII NOT TO PREVENT EVENTS OF DEFAULT OR LIMIT RIGHT TO ACCELERATE

        The failure to make a payment relating to the Subsidiary Guarantee Obligations by reason of any provision in this Article Twelve shall not be construed as preventing the occurrence of a Default or Event of Default. Nothing in this Article Twelve shall have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes.

        SECTION 12.10    TRUST MONEYS NOT SUBORDINATED

        Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article Nine by the Trustee for the payment of principal of and interest on the Notes shall not be subordinated to the prior payment of any Senior Indebtedness or subject to the restrictions set forth in this Article Twelve, and none of the Holders shall be obligated to pay over any such amount to the Subsidiary Guarantor or any holder of Senior Indebtedness or any other creditor of the Subsidiary Guarantor.

        SECTION 12.11    TRUSTEE ENTITLED TO RELY

        Upon any payment or distribution pursuant to this Article Twelve, the Trustee and the Holders shall be entitled to rely (1) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 12.02 are pending, (2) upon a certificate of the Liquidator, the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (3) upon the Representatives for the holders of Senior Indebtedness for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other Indebtedness of the Subsidiary Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article Twelve. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article Twelve, the Trustee may request such Person to furnish evidence to the satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article Twelve, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article Twelve.

        SECTION 12.12    RELIANCE BY HOLDERS OF SENIOR INDEBTEDNESS ON SUBORDINATION PROVISIONS

        Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

ARTICLE XIII

MISCELLANEOUS

        SECTION 13.01    TRUST INDENTURE ACT CONTROLS

        This Indenture is subject to the provisions of the TIA that are required by applicable law to be a part of the Indenture and shall, to the extent applicable, but subject to Section 14.07 be governed by such provisions. If any provision of this Indenture modifies any TIA provision that may be so modified, such TIA provision shall be deemed to apply to this Indenture as so modified. If any provision of this Indenture excludes any TIA provision that may be so excluded, such TIA provision shall be excluded from this Indenture.

        The provisions of TIA §§310 through 317 that impose duties on any Person (including the provisions automatically deemed included unless expressly excluded by this Indenture) are a part of and govern this Indenture, whether or not physically contained herein.

        SECTION 13.02    NOTICES

        Any notice or communication shall be sufficiently given if in writing and delivered in person, by facsimile, and confirmed by overnight courier, or mailed by first-class mail addressed as follows:

          If to the Issuer and/or the Subsidiary Guarantor

    Kappa Beheer B.V.
    Dr. Holtroplaan 5
    5652 XR Eindhoven
    The Netherlands
    Attention:  Han Wagter
    Facsimile:  +31 40 214 0799
    Telephone:  +31 40 214 0777

    with a copy to

    Kirkland & Ellis International
    Tower 42
    25 Old Broad Street
    London EC2N 1HQ
    Attention:  Stuart L. Mills
    Facsimile:  +44 20 7816 8800

    if to the Trustee:

    The Bank of New York, London Branch
    48th Floor
    One Canada Square
    London E14 5AL, England
    Attention:  Corporate Trust Administration
    Facsimile:  +44 20 7964 6399

    with a copy to, for as long as there is any Senior Indebtedness outstanding, the Security Agent at:

    Barclays Bank Limited
    5 The North Colonnade
    Canary Wharf
    London E14 4BB
    Telephone:  +44 20 7623 2323
    Facsimile:  +44 20 7773 1819
    Attention:  Frank Rogers (Agency Department)

        The Issuer, the Subsidiary Guarantor or the Trustee by notice to all the others may designate additional or different addresses for subsequent notices or communications.

        Except as otherwise provided herein, all notices to the Holders will be valid if published in a leading English language daily newspaper published in London, or such other English language daily newspaper with general circulation in Europe (as the case may be) as the Trustee may approve and, so long as the Notes are listed on the Luxembourg Stock Exchange, in one daily newspaper published in Luxembourg approved by the Trustee. Any notice shall be deemed to have been given on the date of publication or, if so published more than once or on different date of the first publication.

        It is expected that publication will normally be made in the Financial Times, and, so long as the Notes are listed on the Luxembourg Stock Exchange, the Luxemburger Wort. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve.

        Except as otherwise provided herein, any notice or communication mailed, first class, postage prepaid, to a Holder, including any notice delivered in connection with TIA, § 310(b), TIA § 313(c), TIA § 314(a) and TIA § 315(b), shall be mailed to him. To the extent required by the TIA, any notice or communication shall also be mailed to any person described in TIA § 313(c).

        Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Except for a notice to the Trustee, which is deemed given only when received, if a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

        In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give any notice by mail, then such notification as shall be made with the prior written approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

        SECTION 13.03    COMMUNICATIONS BY HOLDER WITH OTHER HOLDERS

        Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Subsidiary Guarantor, (subject to Section 7.01(c)) the Trustee, the Registrar and any other person shall have the protection of TIA § 312(c).

        SECTION 13.04    CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT

        Upon any request or application by the Issuer or the Subsidiary Guarantor to the Trustee to take or refrain from taking any action under this Indenture, the Issuer or the Subsidiary Guarantor (as the case may be) shall furnish to the Trustee at the request of the Trustee:

          (a)   an Officers' Certificate in form satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

          (b)   an Opinion of Counsel in form satisfactory to the Trustee stating that, in the opinion of such Counsel, all such conditions precedent have been complied with.

        SECTION 13.05    STATEMENTS REQUIRED IN CERTIFICATE OR OPINION

        Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

          (a)   a statement that the person making such certificate or opinion has read such covenant or condition;

          (b)   a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

          (c)   a statement that, in the opinion of such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

          (d)   a statement as to whether or not, in the opinion of such person, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers' Certificate or applicable certificates of public officials of competent jurisdiction.

        SECTION 13.06    RULES FOR MEETINGS OF HOLDERS; RULES BY PAYING AGENT AND REGISTRAR

        The rules for action by or at a meeting of Holders are set out in Schedule 1 to this Indenture. The Paying Agent or Registrar may make reasonable rules for their respective functions.

        SECTION 13.07    GOVERNING LAW

        The laws of England shall govern this Indenture, the Notes and the Subsidiary Guarantee except that the provisions included or deemed to be included herein and therein under the mandatory provisions of the US Trust Indenture Act 1939 shall be governed by the federal laws of the United States of America.

        SECTION 13.08    JURISDICTION, PROCEEDINGS, SERVICE OF PROCESS

        (a)   The courts of England shall have jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with these presents and accordingly any legal action or proceedings arising out of or in connection with these presents ("Proceedings") may be brought in such courts. The Issuer and the Subsidiary Guarantor each irrevocably submits to the jurisdiction of the courts of England and waives any objections to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. These submissions are for the benefit of the Trustee and each of the Holders and shall not limit the right of any of them (subject to the provision of these presents) to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

        (b)   Each of the Issuer and the Subsidiary Guarantor irrevocably appoints Kappa Packaging UK Limited at its registered office, from time to time, being at the date hereof at Arnsley Road, Weldon Industrial Estate, Corby, Northamptonshire, NN17 5DW, England as its authorised agent for service of process in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to or received by the Issuer or the Subsidiary Guarantor). If for any reason such process agent ceases to be able to act as such or no longer has an address in England each of the Issuer and the Subsidiary Guarantor irrevocably agrees to appoint a substitute process agent acceptable to the Trustee and shall immediately notify the Trustee of such appointment. Nothing shall affect the right to serve process in any other manner permitted by law.

        SECTION 13.09    SUCCESSORS

        All of the respective agreements of the Issuer and the Subsidiary Guarantor in this Indenture, the Notes and the Subsidiary Guarantee shall bind their successors. All agreements of the Trustee in this Indenture shall bind its successor.

        SECTION 13.10    COUNTERPART ORIGINALS

        The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        SECTION 13.11    SEVERABILITY

        In case any provision in this Indenture, the Notes or the Subsidiary Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions therein shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party hereto.

        SECTION 13.12    NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS

        This Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuer, the Subsidiary Guarantor or any Subsidiary of the Subsidiary Guarantor. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

        SECTION 13.13    LEGAL HOLIDAYS

        If a payment date is not a Business Day, payment may be made on the next succeeding Business Day, and no interest shall accrue for the intervening period.

        SECTION 13.14    JUDGMENT CURRENCY

        Each of the Issuer, the Subsidiary Guarantor and any other guarantor agrees to indemnify the Trustee and each Holder against any cost, charge, expense or other liability incurred by any of them as a result of any judgment or order being given or made for any amount due under this Indenture or the Notes and such judgment or order being expressed an paid in a currency (the "Judgment Currency") other than pounds sterling and as a result of any variation as between (i) the rate of exchange at which the pounds sterling amount is the converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in London at which any such person on the date of payment of such judgment or order is able to purchase pounds sterling with the amount of the Judgment Currency actually received by such person. The foregoing indemnities shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "spot rate of exchange" shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, pounds sterling.

        SECTION 13.15    THIRD PARTY RIGHTS

        A Person who is not party to this Indenture has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Indenture but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

        IN WITNESS whereof this Indenture has been executed as a deed by the Issuer, the Subsidiary Guarantor and the Trustee and delivered on the date first stated on page 1.

SIGNED as a deed
by	)
for and on behalf of KAPPA BEEHER B.V.	)
in the presence of:	)
Witness' Signature:
Name:
Address:
Occupation:
SIGNED as a deed
by	)
for and on behalf of	)
KAPPA PACKAGING B.V.	)
in the presence of:	)
Witness' Signature:
Name:
Address:
Occupation:
EXECUTED as a deed	)
by THE BANK OF NEW YORK	)
acting by	)
under the authority of that company	)
in the presence of:	)
Witness' Signature:
Name:
Address:
Occupation:

EXHIBIT A

Form of Face of Note

        [If a Global Note, then insert:] THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF [THE DEPOSITARY TRUST COMPANY], EUROCLEAR OR CLEARSTREAM (EACH, A "DEPOSITARY") OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN A DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY A DEPOSITARY TO A NOMINEE OF A DEPOSITARY OR BY A NOMINEE OF A DEPOSITARY TO A DEPOSITARY OR ANOTHER NOMINEE OF A DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

        [If a Global Note, then insert:] UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF A DEPOSITARY, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF SUCH DEPOSITARY OR A NOMINEE OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF A DEPOSITARY (AND ANY PAYMENT IS MADE TO ITS NOMINEE OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF A DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, A NOMINEE OF A DEPOSITARY, HAS AN INTEREST HEREIN.

        [If a Restricted Global Note, then insert:] THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE"SECURITIES ACT"), OR ANY STATE OR OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT ("RULE 144A")), (2) AGREES THAT IT WILL NOT PRIOR TO (X) THE DATE WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144(K) UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS SECURITY) OR THE LAST DAY ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY OR ANY PREDECESSOR OF THIS SECURITY AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAWS (THE "RESALE RESTRICTION TERMINATION DATE"), OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO THE REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (D) PURSUANT TO OFFERS AND

SALES TO PERSONS THAT ARE NOT US PERSONS THAT OCCUR OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT ("REGULATION S") OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY APPLICABLE JURISDICTION AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. OFFERS, SALES OR OTHER TRANSFERS OF THIS SECURITY UNDER CLAUSES (C), (D) AND (E) ABOVE ARE SUBJECT TO THE ISSUER'S AND THE TRUSTEE'S RIGHT PRIOR TO ANY SUCH OFFERS, SALES OR OTHER TRANSFERS TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION", "UNITED STATES" AND "US PERSON" HAVE THE RESPECTIVE MEANINGS GIVEN TO THEM BY REGULATION S.

        [If a Regulation S Note, then insert:] THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE OR OTHER SECURITIES LAWS, AND, PRIOR TO THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD (DEFINED AS 40 DAYS AFTER THE ISSUE DATE WITH RESPECT TO THE SECURITIES), MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A)(1) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (2) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT ("RULE 144A") IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.

        THE OFFER AND SALE OF THE NOTES IS RESTRICTED PURSUANT TO APPLICABLE RULES OF DUTCH LAW. THE NOTES MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR DELIVERED, WHETHER DIRECTLY OR INDIRECTLY, TO ANY INDIVIDUAL OR LEGAL ENTITY, OTHER THAN TO INDIVIDUALS OR LEGAL ENTITIES, WHETHER SITUATED IN OR OUTSIDE THE NETHERLANDS, WHO OR WHICH TRADE OR INVEST IN SECURITIES IN THE CONDUCT OF THEIR PROFESSION OR TRADE (WHICH INCLUDES BANKS, SECURITIES FIRMS, INVESTMENTS INSTITUTIONS, INSURANCE COMPANIES, PENSION FUNDS, OTHER INSTITUTIONAL INVESTORS AND COMMERCIAL ENTERPRISES WHICH REGULARLY, AS AN ANCILLARY ACTIVITY, INVEST IN SECURITIES).

Kappa Beheer B.V.

€95,000,000 10 5/8% Class A Senior Subordinated Notes due 2009

[CUSIP] [ISIN] [Common Code]:

No.

        Kappa Beheer B.V., a private company with limited liability organized and existing under the laws of the Netherlands (the "Issuer"), for value received, hereby promises to pay to                        or registered assigns, the principal sum of                        euro or such amount as may be increased or decreased in accordance with the terms of the Indenture and as set forth on the Schedule of Exchanges of Interest but not to exceed €95,000,000 on July 15, 2009.

        Interest Payment Dates:  January 15 and July 15.

        Record Dates:  January 1 and July 1.

        Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

        IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed manually or by facsimile by its duly authorized officer.

Dated:	KAPPA BEHEER B.V.
By:
Authorized Signatory

FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION

        The Trustee's certificate of authentication shall be in substantially the following form:

TRUSTEE'S CERTIFICATE OF AUTHENTICATION
Dated:
THE BANK OF NEW YORK as Trustee
By:
Authorized Signatory

[REVERSE OF NOTE]

KAPPA BEHEER B.V.

€95,000,000 10 5/8% CLASS A
SENIOR SUBORDINATED NOTES DUE 2009

        1.    Interest.    Kappa Beheer B.V., a private company with limited liability organized and existing under the laws of the Netherlands (the "Issuer"), promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the face hereof at a rate of 10 5/8% per annum. Interest hereon will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including May 22, 2003 to but excluding the date on which interest is paid. Interest shall be payable in arrears on each January 15 and July 15 commencing July 15, 2003. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal and on overdue interest (to the full extent permitted by law) at the rate borne by the Notes.

        2.    Method of Payment.    The Issuer will pay interest hereon (except defaulted interest) to the Persons who are registered Holders at the close of business on January 1 or July 1 next preceding the Interest Payment Date (whether or not a Business Day). Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in euro. However, the Issuer may pay principal, premium, if any and interest by its check payable in euro. The Issuer may deliver any such interest payment to the Paying Agent or to the Holder at the Holder's registered address.

        3.    Paying Agent and Registrar.    Initially, The Bank of New York will act as Paying Agent and Registrar (the "Paying Agent") and Kredietbank S.A. Luxembourgeoise will act as Paying Agent in Luxembourg. The Issuer may change any Paying Agent or Registrar without prior notice. The Issuer or any of its Subsidiaries may, subject to certain exceptions, act as Registrar.

        4.    Indenture.    The Issuer issued €95,000,000 10 5/8% Class A Senior Subordinated Notes due 2009 (the "Notes") under an Indenture dated as of May 22, 2003, (the "Indenture") between the Issuer, Kappa Packaging B.V., a private company with limited liability organized and existing under the laws of the Netherlands and the Bank of New York, as Trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended from time to time. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of them. Capitalized and certain other terms used herein and not otherwise defined have the meanings set forth in the Indenture. To the extent of any conflict between the terms of the Notes and the Indenture, the applicable terms of the Indenture shall govern.

        The Notes are general unsecured senior subordinated obligations of the Issuer. Payment on each Note is guaranteed on a senior subordinated basis by the Subsidiary Guarantor pursuant to Article Eleven of the Indenture. The Notes are subordinated in right of payment to all Senior Indebtedness (as defined in the Indenture) to the extent and in the manner provided in the Indenture and the Intercreditor Deed (as defined in the Indenture). The Subsidiary Guarantee will be subordinated to Senior Indebtedness on the same basis and to the same extent as the Notes are subordinated to Senior Indebtedness as provided in the Indenture and the Intercreditor Deed. Each Holder of a Note, by accepting a Note, agrees to such subordination, authorizes the Trustee to give effect to such subordination and appoints the Trustee as attorney for such purpose. The Issuer shall be entitled, subject to its compliance with Section 4.05 of the Indenture, to issue Additional Notes pursuant to Section 2.16 of the Indenture.

        5.    Additional Amounts.    The Issuer will pay to the Holders of Notes such Additional Amounts as may become payable under Section 4.19 of the Indenture.

        6.    Optional Redemption of the Notes.    The Notes will be redeemable at the option of the Issuer, in whole or in part, at any time or from time to time on or after July 15, 2004, upon not less than 30 nor more than 60 days' prior notice, at the Redemption Prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the Redemption Date, if redeemed during the 12- month period beginning on July 15 of the years indicated below:

YEAR	Percentage
2004	105.313%
2005	103.542%
2006	101.771%
2007 and thereafter	100.000%

        7.    [Intentionally left blank]

        8.    Other Optional Redemption of the Notes.    At any time on or prior to July 15, 2004, the Notes may be redeemed, as a whole but not in part, at the option of the Issuer, upon not less than 30 or more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at a Redemption Price equal to 100% of the principal amount thereof plus the Interest Bearing Note Applicable Premium as of, and accrued but unpaid interest, if any, to the Redemption Date, subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

        9.    Redemption for Taxation Reasons.    The Issuer may, at its option, redeem the Notes in whole, but not in part, at any time upon giving not less than 30 nor more than 60 days' notice to the holders of the Notes (which notice shall be irrevocable), at a Redemption Price equal to the principal amount thereof plus accrued unpaid interest, if any, to the Redemption Date and all Additional Amounts, if any, then due and which will become due on such Redemption Date as a result of the redemption or otherwise, if the Issuer, the Subsidiary Guarantor, is or on the next interest payment date in respect of the Notes, would be required to pay Additional Amounts (as defined under Section 4.19 of the Indenture) as a result of any of the events or circumstances described in Section 3.01(d) of the Indenture.

        10.    Mandatory Redemption.    Except as set forth under Section 4.08 and Section 4.10 of the Indenture, the Issuer is not required to make mandatory redemption payments with respect to the Notes.

        11.    Notice of Redemption.    Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at his registered address. On and after the Redemption Date, unless the Issuer defaults in making the redemption payment, interest ceases to accrue on Notes or portions thereof called for redemption.

        12.    Offers to Purchase.    The Indenture provides that upon the occurrence of a Change of Control or certain Asset Dispositions and subject to further limitations contained therein, the Issuer shall make an Offer to Purchase outstanding Notes in accordance with the procedures set forth in the Indenture.

        13.    [Intentionally left blank]

        14.    Denominations, Transfer, Exchange.    The Notes are in registered form, without coupons, in denominations of €1000 and integral multiples thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture. Under certain circumstances set forth in the Indenture, the Registrar need not register the transfer of or exchange any Notes.

        15.    Persons Deemed Owners.    The registered Holder of this Note may be treated as the owner of this Note for all purposes.

        16.    Prescription.    Claims against the Issuer and the Subsidiary Guarantor for (i) the payment of principal or Additional Amounts, if any, on the Notes shall be prescribed ten years after the applicable due date for payment there of and (ii) for the payment of interest on the Notes shall be prescribed five years after the applicable due date for payment of interest. The Trustee and the Paying Agent will pay any money in respect of claims so prescribed back to the Issuer at its written request. Upon expiry of the time periods in (i) or (ii) above, all liability of the Issuer and the Subsidiary Guarantor with respect to such monies shall cease.

        17.    Amendment, Supplement, Waiver, etc.    The Issuer and the Trustee may, without the consent of the Holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies. Other amendments and modifications of the Indenture or the Notes may be made by the Issuer and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes (voting as one class and with other holders of Notes of other series issued under the Indenture, subject to certain exceptions requiring the consent of the Holders of the particular Notes to be affected).

        18.    Restrictive Covenants.    The Indenture imposes certain limitations on the ability of the Issuer and its Restricted Subsidiaries to, among other things, incur additional Indebtedness, make Restricted Payments, make certain Investments, create or incur Liens, enter into transactions with Affiliates, enter into agreements restricting the ability of Restricted Subsidiaries to pay dividends and make distributions and on the ability of the Issuer to merge or consolidate with any other person or transfer all or substantially all of the Issuer's assets. Such limitations are subject to a number of important qualifications and exceptions. Pursuant to the Indenture, the Issuer must annually report to the Trustee on compliance with such limitations.

        19.    Defaults and Remedies.    Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default (other than certain events of bankruptcy, insolvency or reorganization affecting the Issuer) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes under the Indenture may declare all principal of and accrued interest as of such date on all Notes to be immediately due and payable and such amounts shall become immediately due and payable.

        20.    Trustee Dealings with Issuer.    The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Subsidiary Guarantor, the Issuer or its Affiliates and may otherwise deal with the Subsidiary Guarantor, the Issuer or its Affiliates, as if it were not Trustee.

        21.    No Recourse Against Others.    No board member, officer, employee, incorporator or shareholder of the Issuer or the Subsidiary Guarantor shall have any liability (other than imposed by applicable mandatory law) for any obligations of the Issuer or the Subsidiary Guarantor under the Notes, the Indenture or the Subsidiary Guarantee for a claim based on, in respect of, or by reason of, such obligations or their creation by reason of his, her or its status as such. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

        22.    Discharge.    The Issuer's obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Notes or upon the irrevocable deposit with the Trustee of money and/or Designated

Government Obligations sufficient to pay when due principal of and interest on the Notes to maturity or redemption.

        23.    Authentication.    This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

        24.    Governing Law.    THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH ENGLISH LAW EXCEPT TO THE EXTENT MANDATORY PROVISIONS OF THE TRUST INDENTURE ACT ARE INCLUDED OR DEEMED TO BE INCLUDED HEREIN UNDER THE TRUST INDENTURE ACT AS TO WHICH THE TRUST INDENTURE ACT SHALL GOVERN. Each of the Trustee, the Issuer, the Subsidiary Guarantor and the Holders agree to submit to the jurisdiction of the courts of England and Wales in any action or proceeding arising out of or relating to the Indenture, the Subsidiary Guarantee or the Notes.

        25.    Abbreviations.    Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

        26.    Currency of Account.    euro is the sole currency of account and payment for all sums payable by the Issuer and the Subsidiary Guarantor under the Notes.

        27.    CUSIP and ISIN Numbers.    The Issuer has caused CUSIP or ISIN numbers, as applicable, to be printed on the Notes and the Trustee may use CUSIP or ISIN numbers, as applicable, in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed hereon.

        The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

        Kappa Beheer B.V.
        Dr Holtroplaan 5
        5652 XR Eindhoven
        The Netherlands

[FORM OF NOTATION ON NOTES RELATING TO GUARANTEE]

SENIOR SUBORDINATED GUARANTEE

        The Subsidiary Guarantor (as defined in the Indenture referred to in the Note upon which this notation is endorsed) hereby guarantees on a senior subordinated basis (such guarantee being referred to herein as the "Guarantee") the due and punctual payment of the principal of, and premium, if any, interest, and Additional Amounts (if any) on, the Notes, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal of, and premium, if any, interest Additional Amounts (if any) on, the Notes, and the due and the punctual performance of all other obligations of the Issuer and the Subsidiary Guarantor to the Holders or the Trustee, all in accordance with the terms set forth in Article Eleven of the Indenture.

        The obligations of the Subsidiary Guarantor to the Holders and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth, and are expressly subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, to the extent and in the manner provided, in Article Twelve of the Indenture, and reference is hereby made to such Indenture for the precise terms of the Subsidiary Guarantee therein made.

        The Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon with the Subsidiary Guarantee are noted shall have been executed by the Trustee under this Indenture by the manual or facsimile signature of one of its authorized officers.

        The Subsidiary Guarantee shall be governed by and construed in accordance with the laws of England.

        The Subsidiary Guarantee is subject to release upon the terms set forth in the Indenture.

KAPPA PACKAGING B.V.
By:
Name: Title:

FORM OF ASSIGNMENT

        If you, the holder, want to assign this Note, fill in the form below and have your signature guaranteed:

        I or we assign and transfer this Note to:

(Insert assignee's social security or tax ID number)

(Print or type assignee's name, address and zip code)

and irrevocably appoint                                                                                                       of                                                                                                        Agent to transfer this Note on the books of the Issuer. The Agent may substitute another to act for such agent.

        In connection with any transfer of this Note occurring prior to the date which is the earlier of (i) the date of the declaration by the United States Securities and Exchange Commission of the effectiveness of a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering resales of this Note (which effectiveness shall not have been suspended or terminated at the date of the transfer) and (ii) the date two years (or such shorter period of time as may be permitted by Rule 144(k) under the Securities Act or any successor provision thereunder) after the later of the original issuance date appearing on the face of this Note (or any Predecessor Note) or the last date on which the Issuer or any Affiliate of the Issuer was the owner of this Note (or any Predecessor Note), the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and that:

        [Check One]

☐
(a) this Note is being transferred in compliance with the exemption from registration under the Securities Act provided by Rule 144A thereunder.

or

☐
(b) this Note is being transferred other than in accordance with (a) above and documents, including a transferee certificate substantially in the form attached hereto, are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

        If neither of the foregoing boxes is checked and, in the case of (b) above, if the appropriate document is not attached or otherwise furnished to the Trustee, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer or registration set forth herein and in Section 2.14 and Section 2.15 of the Indenture shall have been satisfied.

Dated:	Your signature:
(Sign exactly as your name appears on the other side of this Note)
By:
NOTICE: To be executed by an executive officer
[Signature Guaranteed:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program acceptable to the Trustee)]

TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED:

        The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A (including the information specified in Rule 144A(d)(4)) or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned's foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

        If you wish to have this Note purchased by the Issuer pursuant to Section 4.08 or Section 4.10 of the Indenture, check the box:

☐	Section 4.08	☐	Section 4.10

        If you wish to have a portion of this Note purchased by the Issuer pursuant to Section 4.08 or Section 4.10 of the Indenture, state the amount:

€
(multiple of €1000)
Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)
Signature Guaranteed:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program acceptable to the Trustee)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

Date of Exchange	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase	Signature of authorized officer of Trustee or Note Custodian

EXHIBIT B

FORM OF TRANSFER CERTIFICATE—
RESTRICTED GLOBAL SECURITY TO
REGULATION S GLOBAL SECURITY
(Transfers pursuant to Sections 2.14(b)(ii) of the Indenture)

The Bank of New York
as Trustee
One Canada Square
London
E14 5AL
Corporate Trust Administration

  Re:
  Kappa Beheer B.V. €95,000,000 10 5/8% Class A Senior Subordinated Notes due 2009 (the "Notes")

        Reference is hereby made to the Indenture, dated as of May 22, 2003 between the Issuer, the Subsidiary Guarantor and The Bank of New York, as trustee, (the "Indenture"). Terms used but not defined herein and defined in Regulation S under the U.S. Securities Act of 1933 (the "Securities Act") or in the Indenture shall have the meanings given to them in Regulation S or the Indenture, as the case may be.

        This certificate relates to €95,000,000 (Ninety-five million Euro) principal amount of Notes, which are evidenced by the following certificate(s) (the "Specified Notes"):

[CUSIP][CINS][ISIN] No(s).
CERTIFICATE No(s).

        The person in whose name this certificate is executed below (the "Undersigned") hereby certifies that either (i) it is the sole beneficial owner of the Specified Notes or (ii) it is acting on behalf of all the beneficial owners of the Specified Notes and is duly authorized by them to do so. Such beneficial owner or owners are referred to herein collectively as the "Owner". If the Specified Notes are represented by a Global Note, they are held through the appropriate Common Depositary or an Agent Member in the name of the Undersigned, as or on behalf of the Owner.

        The Owner has requested that the Specified Notes be transferred to a person (the "Transferee") who will take delivery in the form of an interest in the Regulation S Global Note. In connection with such transfer, the Owner hereby certifies that such transfer is being effected in accordance with Rule 904 under the Securities Act and with all applicable securities laws of the states of the United States and other jurisdictions. Accordingly, the Owner hereby further certifies as follows:

          1.     the Owner is not a distributor of the Specified Notes, an Affiliate of the Issuer or any such distributor or a person acting on behalf of any of the foregoing;

          2.     the offer of the Specified Notes was not made to a person in the United States;

          3.     either:

            (a)   at the time the buy order was originated, the Transferee was outside the United States or the Owner and any person acting on its behalf reasonably believed that the Transferee was outside the United States; or

            (b)   the transaction is being executed in, on or through the facilities of the Eurobond market, as regulated by the Association of International Bond Dealers, or another designated offshore securities market and neither the Owner nor any person acting on its behalf knows that the transactions have been prearranged with a buyer in the United States;

          4.     no directed selling efforts have been made in the United States by or on behalf of the Owner or any Affiliate thereof;

          5.     if the Owner is a dealer in securities or has received a selling concession, fee or other remuneration in respect of the Specified Notes, and the transfer is to occur during the Restricted Period, then the requirements of Rule 904(c)(1) have been satisfied;

          6.     the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

          7.     upon completion of the transaction, the beneficial interest being transferred will be held through an Agent Member acting for and on behalf of Euroclear or Clearstream.

        This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and the Initial Purchasers under the Purchase Agreement.

Dated:
(Print the name of the Undersigned, as such term is defined in the second paragraph of this certificate.)
By:
Name:
Title:
(If the Undersigned is a corporation, partnership or fiduciary, the title of the person signing on behalf of the Undersigned must be stated.)

EXHIBIT C

FORM OF TRANSFER CERTIFICATE—
RESTRICTED GLOBAL SECURITY TO UNRESTRICTED
GLOBAL SECURITY
(Transfers Pursuant to Sections 2.14(b)(iii) of the Indenture)

The Bank of New York
as Trustee
One Canada Square
London
E14 5AL
Corporate Trust Administration

  Re:
  Kappa Beheer B.V. €95,000,000 10 5/8% Class A Senior Subordinated Notes due 2009 (the "Notes")

        Reference is hereby made to the Indenture, dated as of May 22, 2003 between the Issuer, the Subsidiary Guarantor and The Bank of New York, as trustee, (the "Indenture"). Terms used but not defined herein and defined in Regulation S under the U.S. Securities Act of 1933 (the "Securities Act") or in the Indenture shall have the meanings given to them in Regulation S or the Indenture, as the case may be.

        This certificate relates to €95,000,000 (Three hundred and Ninety-five million Euro) principal amount of Notes, which are evidenced by the following certificate(s) (the "Specified Notes"):

[CUSIP][CINS][ISIN] No(s).
CERTIFICATE No(s).

        The person in whose name this certificate is executed below (the "Undersigned") hereby certifies that either (i) it is the sole beneficial owner of the Specified Notes or (ii) it is acting on behalf of all the beneficial owners of the Specified Notes and is duly authorized by them to do so. Such beneficial owner or owners are referred to herein collectively as the "Owner". If the Specified Notes are represented by a Global Note, they are held through the appropriate Common Depositary or an Agent Member in the name of the Undersigned, as or on behalf of the Owner.

        The Owner has requested that the Specified Notes be transferred to a person (the "Transferee") who will take delivery in the form of an interest in the Regulation S Global Security. In connection with such transfer, the Owner hereby certifies that such transfer is being effected in accordance with Rule 904 or Rule 144 under the Securities Act and with all applicable securities laws of the states of the United States and other jurisdictions. Accordingly, the Owner hereby further certifies as follows:

          (1)   Rule 904 Transfers. If the transfer is being effected in accordance with Rule 904:

            (A)  the Owner is not a distributor of the Specified Notes, an Affiliate of the Issuer or any such distributor or a person acting on behalf of any of the foregoing;

            (B)  the offer of the Specified Notes was not made to a person in the United States;

            (C)  either:

                (i)  at the time the buy order was originated, the Transferee was outside the United States or the Owner and any person acting on its behalf reasonably believed that the Transferee was outside the United States; or

                (i)  the transaction is being executed in, on or through the facilities of the Eurobond market, as regulated by the Association of International Bond Dealers, or another designated offshore securities market and neither the Owner nor any person acting on its behalf knows that the transactions has been prearranged with a buyer in the United States;

            (D)  no directed selling efforts have been made in the United States by or on behalf of the Owner or any Affiliate thereof;

            (E)  if the Owner is a dealer in securities or has received a selling concession, fee or other remuneration in respect of the Specified Notes, and the transfer is to occur during the Restricted Period, then the requirements of Rule 904(c)(1) have been satisfied; and

            (F)  the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

          (2)   Rule 144 Transfers. If the transfer is being effected pursuant to Rule 144:

            (A)  the transfer is occurring after [date one year after the latest date of issuance of any of the Specified Notes] and is being effected in accordance with the applicable amount, manner of sale and notice requirements of Rule 144; or

            (B)  the transfer is occurring after [date two years after the latest date of issuance of any of the Specified Notes] and the Owner is not, and during the preceding three months has not been, an Affiliate of the Issuer.

        This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and the Initial Purchasers under the Purchase Agreement.

Dated:
(Print the name of the Undersigned, as such term is defined in the second paragraph of this certificate.)
By:
Name:
Title:
(If the Undersigned is a corporation, partnership or fiduciary, the title of the person signing on behalf of the Undersigned must be stated.)

EXHIBIT D

FORM OF TRANSFER CERTIFICATE—
REGULATION S GLOBAL SECURITY TO
RESTRICTED GLOBAL SECURITY
(Transfers to QIBs Pursuant to Sections 2.14(b)(iv) of the Indenture)

The Bank of New York
as Trustee
One Canada Square
London
E14 5AL
Corporate Trust Administration

  Re:
  Kappa Beheer B.V. €95,000,000 10 5/8% Class A Senior Subordinated Notes due 2009 (the "Notes")

        Reference is hereby made to the Indenture, dated as of May 22, 2003 between the Issuer, the Subsidiary Guarantor and The Bank of New York, as trustee, (the "Indenture"). Terms used but not defined herein and defined in Regulation S under the U.S. Securities Act of 1933 (the "Securities Act") or in the Indenture shall have the meanings given to them in Regulation S or the Indenture, as the case may be.

        This certificate relates to €95,000,000 (Ninety-five million Euro) principal amount of Notes, which are evidenced by the following certificate(s) (the "Specified Notes"):

[CUSIP][CINS][ISIN] No(s).
CERTIFICATE No(s).

        The person in whose name this certificate is executed below (the "Undersigned") hereby certifies that either (i) it is the sole beneficial owner of the Specified Notes or (ii) it is acting on behalf of all the beneficial owners of the Specified Notes and is duly authorized by them to do so. Such beneficial owner or owners are referred to herein collectively as the "Owner". If the Specified Notes are represented by a Global Note, they are held through the appropriate Common Depositary or an Agent Member in the name of the Undersigned, as or on behalf of the Owner.

        The Owner has requested that the Specified Notes be transferred to a person (the "Transferee") who will take delivery in the form of an interest in the Restricted Global Note. In connection with such transfer, the Owner hereby certifies that such transfer is being effected in accordance with Rule 144A under the Securities Act and with all applicable securities laws of the states of the United States and other jurisdictions. Accordingly, the Owner hereby further certifies as follows:

          (1)   the Specified Notes are being transferred to a person that the Owner and any person acting on its behalf reasonably believe is a "qualified institutional buyer" within the meaning of Rule 144A, acquiring for its own account or for the account of a qualified institutional buyer; and

          (2)   the Owner and any person acting on its behalf have taken reasonable steps to ensure that the Transferee is aware that the Owner may be relying on Rule 144A in connection with the transfer.

        This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and the Initial Purchasers under the Purchase Agreement.

Dated:
(Print the name of the Undersigned, as such term is defined in the second paragraph of this certificate.)
By:
Name:
Title:
(If the Undersigned is a corporation, partnership or fiduciary, the title of the person signing on behalf of the Undersigned must be stated.)

EXHIBIT E

FORM OF CERTIFICATE TO BE
DELIVERED IN CONNECTION WITH
TRANSFERS TO INSTITUTIONAL ACCREDITED INVESTORS
(Transfers Pursuant to Section 2.15 of the Indenture)

The Bank of New York
as Trustee
One Canada Square
London
E14 5AL
Corporate Trust Administration

  Re:
  Kappa Beheer B.V. €95,000,000 10 5/8% Class A Senior Subordinated Notes due 2009 (the "Notes")

Ladies and Gentlemen:

        Reference is hereby made to the Indenture, dated as of May 22, 2003 between the Issuer, the Subsidiary Guarantor and The Bank of New York, as trustee (the "Indenture"). Terms used but not defined herein have the meanings given to them in the Indenture.

        This certificate relates to €95,000,000 (Ninety-five million Euro) principal amount of Notes, which are evidenced by the following certificate(s) (the "Notes"):

          1.     We understand that the Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold except as permitted in the following sentence. We understand and agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that such Notes are being offered only in a transaction not involving any public offering within two years after the date of the original issuance of the Notes or if within three months after we cease to be an affiliate (within the meaning of Rule 144 under the Securities Act) of the Issuer, such Notes may be resold, pledged or transferred only (i) to the Issuer, (ii) so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act ("Rule 144A"), to a person whom we reasonably believe is a "qualified institution buyer" (as defined in Rule 144A) ("QIB") that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A (as indicated by the box checked by the transferor on the Certificate of Transfer on the reverse of the certificate for the Notes), (iii) in an offshore transaction in accordance with Regulation S under the Securities Act (as indicated by the box checked by the transferor on the Certificate of Transfer on the reverse of the Note if the Note is not in book-entry form), and, if such transfer is being effected by certain transferors prior to the expiration of the "40-day distribution compliance period" (within the meaning of Rule 903(b)(2) of Regulation S under the Securities Act), a certificate that may be obtained from the Trustee is delivered by the transferee, (iv) to an institution that is an "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act (as indicated by the box checked by the transferor on the Certificate of Transfer on the reverse of the certificate for the Notes) which has certified to the Issuer and the Trustee for the Notes that it is such an accredited investor and is acquiring the Notes for investment purposes and not for distribution (provided that no Notes purchased from a foreign purchaser or from any person other than a QIB or an institutional accredited investor pursuant to this clause (iii) shall be permitted to transfer any Notes so purchased to an institutional accredited investor pursuant to this clause (iv) prior to the expiration of the "applicable restricted period" (within the meaning of Regulation S under the Securities Act), (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act, or (vi) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States, and we will notify any purchaser of the Notes from us of the above resale restriction, if then applicable. We further understand that in connection with any transfer of the Notes by us that the Issuer and the Trustee for the Notes may request, and if so requested we will furnish, such certificates, legal opinions and other information as they may reasonably require to confirm that any such transfer complies with the foregoing restrictions.

          2.     We are able to fend for ourselves in the transactions contemplated by this Offering Circular, we have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment and can afford the complete loss of such investment.

          3.     We understand that the Issuer and Barclays Bank plc, as the initial purchaser of the Notes ("the Initial Purchaser"), and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and we agree that if any of the acknowledgments, representations and warranties deemed to have been made by us by our purchase of Notes, for our own account or of one or more accounts as to each of which we exercise sole investment discretion, are no longer accurate, we shall promptly notify the Issuer and the Initial Purchaser.

          4.     We are acquiring the Notes purchased by us for investment purposes and not for distribution of our own account or for one or more accounts as to each of which we exercise sole investment discretion and we are or such account is an institutional "accredited investor" (as defined in rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act).

          5.     You are entitled to rely upon this letter and you are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,
(Name of Purchaser)
By:
Date:

SCHEDULE 1

PROVISIONS FOR MEETINGS OF HOLDERS

1.
(a)    As used in this Schedule the following expressions shall have the following meanings unless the context otherwise requires:

  (i)
  "24 hours" shall mean a period of 24 hours including all or part of a day upon which banks are open for business in both the place where the relevant meeting is to be held and in each of the places where the Agents have their specified office (disregarding for this purpose the day upon which such meeting is to be held) and such period shall be extended by one period or, to the extent necessary, more periods of 24 hours until there is included as aforesaid all or part of a day upon which banks are open for business in all of the places as aforesaid; and

  (ii)
  "48 hours" shall mean a period of 48 hours including all or part of two days upon which banks are open for business both in the place where the relevant meeting is to be held and in each of the places where the Agents have their specified office (disregarding for this purpose the day upon which such meeting is to be held) and such period shall be extended by one period or, to the extent necessary, more periods of 24 hours until there is included as aforesaid all or part of two days upon which banks are open for business in all of the places as aforesaid.

(b)
(i)    A holder of the Notes (whether represented by a Global Note) may, by an instrument in writing in the English language (a "form of proxy") signed by the holder or, in the case of a corporation, executed under its common seal or signed on its behalf by an attorney or a duly authorised officer of the corporation and delivered to the specified office of the Registrar not less than 48 hours before the time fixed for the relevant meeting, appoint any person (a "proxy") to act on his or its behalf in connection with any meeting of the Holders and any adjourned such meeting.

(ii)
Any holder of Notes which is a corporation may by resolution of its directors or other governing body authorise any person to act as its representative (a "representative") in connection with any meeting of the Holders and any adjourned such meeting.

(iii)
Any proxy appointed pursuant to sub-paragraph (i) above or representative appointed pursuant to sub-paragraph (ii) above shall so long as such appointment remains in force be deemed, for all purposes in connection with the relevant meeting or adjourned meeting of the Holders, to be the holder of the Notes to which such appointment relates and the holder of the Notes shall be deemed for such purposes not to be the holder.

2.
The Issuer or the Trustee may at any time and the Issuer shall upon a requisition in writing signed by the holders of not less than one-tenth in principal amount of the Notes for the time being outstanding convene a meeting of the Holders and if the Issuer makes default for a period of seven days in convening such a meeting the same may be convened by the Trustee or the requisitionists. Every such meeting shall be held at such time and place as the Trustee may appoint or approve.

3.
At least 21 days' notice (exclusive of the day on which the notice is given and the day on which the meeting is to be held) specifying the place, day and hour of meeting shall be given to the Holders prior to any meeting of the Holders in the manner provided by Section 13.02 of this Indenture. Such notice, which shall be in the English language, shall state generally the nature of the business to be transacted at the meeting thereby convened but (except for an Extraordinary Resolution) it shall not be necessary to specify in such notice the terms of any resolution to be proposed. Such notice shall include statements, if applicable, to the effect that the holders of Notes may appoint proxies by executing and delivering a form of proxy in the English language to the specified office of the Registrar not less than 48 hours before the time fixed for the meeting or, in the case of corporations, may appoint representatives by resolution of their directors or other governing body. A copy of the notice shall be sent by post to the Trustee (unless the meeting is convened by the Trustee), to the Issuer (unless the meeting is convened by the Issuer) and to the Subsidiary Guarantor (unless the meeting is convened by the Subsidiary Guarantor).

4.
A person (who may but need not be a Holder) nominated in writing by the Trustee shall be entitled to take the chair at the relevant meeting or adjourned meeting but if no such nomination is made or if at any meeting or adjourned meeting the person nominated shall not be present within 15 minutes after the time appointed for holding the meeting or adjourned meeting the Holders present shall choose one of their number to be Chairman, failing which the Issuer or the Subsidiary Guarantor may appoint a Chairman. The Chairman of an adjourned meeting need not be the same person as was Chairman of the meeting from which the adjournment took place.

5.
At any such meeting one or more persons present being proxies or representatives and holding or representing in the aggregate not less than one-twentieth of the principal amount of the Notes for the time being outstanding shall (except for the purpose of passing an Extraordinary Resolution) form a quorum for the transaction of business and no business (other than the choosing of a Chairman) shall be transacted at any meeting unless the requisite quorum be present at the commencement of the relevant business. The quorum at any such meeting for passing an Extraordinary Resolution shall (subject as provided below) be one or more persons present being proxies or representatives and holding or representing in the aggregate a clear majority in principal amount of the Notes for the time being outstanding PROVIDED THAT at any meeting the business of which includes any of the following matters (each of which shall, subject to Sections 10.01 and 10.02 of this Indenture, only be capable of being effected after having been approved by Extraordinary Resolution) namely:

(i)
any of the events itemised in (a) through (j) inclusive of Section 10.02 of this Indenture;

(ii)
alteration of the majority required to pass an Extraordinary Resolution;

(iii)
the sanctioning of any such scheme or proposal as is described in paragraph 18(I) below; and

(iv)
alteration of this proviso or the proviso to paragraph 6 below;

  the quorum for passing the requisite Extraordinary Resolution shall be one or more persons present being proxies or representatives and holding or representing in the aggregate not less than two-thirds of the principal amount of the Notes for the time being outstanding.

6.
If within 15 minutes (or such longer period not exceeding 30 minutes as the Chairman may decide) after the time appointed for any such meeting a quorum is not present for the transaction of any particular business, then, subject and without prejudice to the transaction of the business (if any) for which a quorum is present, the meeting shall if convened upon the requisition of Holders be dissolved. In any other case it shall stand adjourned to the same day in the next week (or if such day is a public holiday the next succeeding Business Day) at the same time and place (except in the case of a meeting at which an Extraordinary Resolution is to be proposed in which case it shall stand adjourned for such period, being not less than 13 clear days nor more than 42 clear days, and to such place as may be appointed by the Chairman either at or subsequent to such meeting and approved by the Trustee). If within 15 minutes (or such longer period not exceeding 30 minutes as the Chairman may decide) after the time appointed for any adjourned meeting a quorum is not present for the transaction of any particular business, then, subject and without prejudice to the transaction of the business (if any) for which a quorum is present, the Chairman may either (with the approval of the Trustee) dissolve such meeting or adjourn the same for such period, being not less than 13 clear days (but without any maximum number of clear days), and to such place as may be appointed by the Chairman either at or subsequent to such adjourned meeting and approved by the Trustee, and the provisions of this sentence shall apply to all further adjourned such meetings. At any adjourned meeting one or more persons present being proxies or representatives (whatever the principal amount of the Notes so held or represented by them) shall (subject as provided below) form a quorum and shall (subject as provided below) have power to pass any Extraordinary Resolution or other resolution and to decide upon all matters which could properly have been dealt with at the meeting from which the adjournment took place had the requisite quorum been present PROVIDED THAT at any adjourned meeting the quorum for the transaction of business comprising any of the matters specified in the proviso to paragraph 5 above shall be one or more persons present being proxies or representatives and holding or representing in the aggregate not less than one-third of the principal amount of the Notes for the time being outstanding.

7.
Notice of any adjourned meeting at which an Extraordinary Resolution is to be submitted shall be given in the same manner as notice of an original meeting but as if 10 were substituted for 21 in paragraph 3 above and such notice shall state the relevant quorum. Subject as aforesaid it shall not be necessary to give any notice of an adjourned meeting.

8.
Every question submitted to a meeting shall be decided in the first instance by a show of hands and in case of equality of votes the Chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a Holder or as a proxy or as a representative.

9.
At any meeting unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman, the Issuer, the Trustee or any person present being a proxy or representative (whatever the principal amount of the Notes so held or represented by him) a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

10.
Subject to paragraph 12 below, if at any such meeting a poll is so demanded it shall be taken in such manner and subject as hereinafter provided either at once or after an adjournment as the Chairmen directs and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded as at the date of the taking of the poll. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the motion on which the poll has been demanded.

11.
The Chairman may with the consent of (and shall if directed by) any such meeting adjourn the same from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully (but for the lack of required quorum) have been transacted at the meeting from which the adjournment took place.

12.
Any poll demanded at any such meeting on the election of a Chairman or on any question of adjournment shall be taken at the meeting without adjournment.

13.
The Trustee and its lawyers and any director, officer or employee of a corporation being a trustee of this Indenture and any director or officer of the Issuer or the Subsidiary Guarantor and the lawyers of either of them and any other person authorised so to do by the Trustee may attend and speak to any meeting. Save as aforesaid, but without prejudice to the proviso to the definition of "outstanding" in Section 1.01, no person shall be entitled to attend and speak nor shall any person be entitled to vote at any meeting of the Holders or join with others in requesting the convening of such a meeting or to exercise the rights conferred on the Holders by Sections 6.02 and 6.03 unless he is a proxy or a representative. No person shall be entitled to vote at any meeting in respect of Notes held by, for the benefit of, or on behalf of, the Issuer, any Subsidiary of the

  Issuer, including the Subsidiary Guarantor, any holding company of the Issuer or any other Subsidiary of such holding company. Nothing herein shall prevent any of the proxies named in any form of proxy or any representative from being a director, officer or representative of or otherwise connected with the Issuer.

14.
Subject as provided in paragraph 13 hereof at any meeting:

(a)
on a show of hands every person who is a proxy or representative shall have one vote; and

(b)
on a poll every person who is so present shall have one vote in respect of each €1,000 or such other amount as the Trustee may in its absolute discretion stipulate in principal amount of the Notes in respect of which he is a proxy or representative.

  Without prejudice to the obligations of the proxies named in any form of proxy any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

15.
The proxies named in any form of proxy and representatives need not be Holders.

16.
Each form of proxy shall be deposited by the Registrar at such place as the Trustee shall approve not less than 24 hours before the time appointed for holding the meeting or adjourned meeting at which the proxies named in the form of proxy propose to vote and in default the form of proxy shall not be treated as valid unless the Chairman of the meeting decides otherwise before such meeting or adjourned meeting proceeds to business. A notarially certified copy of each form of proxy shall be deposited with the Trustee before the commencement of the meeting or adjourned meeting but the Trustee shall not thereby be obliged to investigate or be concerned with the validity of or the authority of the proxies named in any such form of proxy.

17.
Any vote given in accordance with the terms of a form of proxy shall be valid notwithstanding the previous revocation or amendment of the form of proxy or of any of the Holders' instructions pursuant to which it was executed provided that no intimation in writing of such revocation or amendment shall have been received from the holder thereof by the Issuer at its registered office (or such other place as may have been required or approved by the Trustee for the purpose) by the time being 48 hours before the time appointed for holding the meeting or adjourned meeting at which the form of proxy is to be used.

18.
Subject always to the provisions of Sections 10.01 and 10.02 of this Indenture, a meeting of the Holders shall in addition to the powers hereinbefore given have the following powers exercisable only by Extraordinary Resolution (subject to the provisions relating to quorum contained in paragraphs 5 and 6 above) namely:

(a)
Power to sanction any compromise or arrangement proposed to be made between the Issuer, the Subsidiary Guarantor, the Trustee, any Appointee and the Holders or any of them.

(b)
Power to sanction any abrogation, modification, compromise or arrangement in respect of the rights of the Trustee, any Appointee, the Holders, the Issuer or the Subsidiary Guarantor against any other or others of them or against any of their property whether such rights shall arise under this Indenture or otherwise.

(c)
Power to assent to any modification of the provisions of this Indenture which shall be proposed by the Issuer, the Subsidiary Guarantor, the Trustee or any Holder.

(d)
Power to give any authority or sanction which under the provisions of this Indenture is required to be given by Extraordinary Resolution.

(e)
Power to appoint any persons (whether Holders or not) as a committee or committees to represent the interests of the Holders and to confer upon such committee or committees any powers or discretions which the Holders could themselves exercise by Extraordinary Resolution.

  (f)
  Power to approve of a person to be appointed a trustee and power to remove any trustee or trustees for the time being of this Indenture.

  (g)
  Power to discharge or exonerate the Trustee and/or any Appointee from all liability in respect of any act or omission for which the Trustee and/or such Appointee may have become responsible under this Indenture.

  (h)
  Power to authorise the Trustee and/or any Appointee to concur in and execute and do all such deeds, instruments, acts and things as may be necessary to carry out and give effect to any Extraordinary Resolution.

  (i)
  Power to sanction any scheme or proposal for the exchange or sale of the Notes for or the conversation of the Notes into or the cancellation of the Notes in consideration of shares, stock, notes, bonds, debentures, debenture stock and/or other obligations and/or notes of the Issuer or any other company formed or to be formed, or for or into or in consideration of cash, or partly for or into or in consideration of such shares, stocks, notes, bonds debentures, debenture stock and/or other obligations and/or securities as aforesaid and partly for or into or in consideration of cash and for the appointment of some person with power on behalf of the Holders to execute an instrument of transfer of the Notes held by them in favour of the persons with or to whom the Notes are to be exchanged or sold respectively.

19.
Any resolution passed at a meeting of the Holders duly convened and held in accordance with this Indenture shall be binding upon all the Holders whether present or not present at such meeting and whether or not voting and each of them shall be bound to give effect thereto accordingly and the passing of any such resolution shall be conclusive evidence that the circumstances justify the passing thereof. Notice of the result of the voting on any resolution duly considered by the Holders shall be given by the Issuer to the Holders in accordance with Section 13.02 within 14 days of such result being known PROVIDED THAT the non-publication of such notice shall not invalidate such result.

(a)
The expression "Extraordinary Resolution" when used in this Indenture means (a) a resolution passed at a meeting of the Holders duly convened and held in accordance with this Indenture by a majority consisting of not less than three-fourths of the persons voting thereat upon a show of hands or if a poll is duly demanded by a majority consisting of not less than three-fourths of the votes cast on such poll or (b) a resolution in writing signed by or on behalf of all Holders, which resolution in writing may be contained in one document or in several documents in like form each signed by or on behalf of one or more of the Holders.

20.
Minutes of all resolutions and proceedings at every meeting of the Holders shall be made and entered in books to be from time to time provided for that purpose by the Issuer and any such Minutes as aforesaid if purporting to be signed by the Chairman of the meeting at which such resolutions were passed or proceedings transacted shall be conclusive evidence of the matters therein contained and until the contrary is proved every such meeting in respect of the proceedings of which Minutes have been made shall be deemed to have been duly held and convened and all resolutions passed or proceedings transacted thereat to have been duly passed or transacted.

21.
Subject to all other provisions of this Indenture the Trustee may without the consent of the Issuer, the Subsidiary Guarantor or the Holders prescribe such further regulations regarding the requisitioning and/or the holding of meetings of Holders and attendance and voting thereat as the Trustee may in its sole discretion think fit.

QuickLinks

  Exhibit 2.17
TABLE OF CONTENTS
ARTICLE I DEFINITIONS AND INCORPORATION BY REFERENCE
ARTICLE II THE NOTES
ARTICLE III REDEMPTION OF NOTES
ARTICLE IV COVENANTS
ARTICLE V
ARTICLE VI DEFAULT AND REMEDIES
ARTICLE VII TRUSTEE
ARTICLE VIII SUBORDINATION OF NOTES
ARTICLE IX DISCHARGE OF INDENTURE; DEFEASANCE
ARTICLE X AMENDMENTS, SUPPLEMENTS AND WAIVERS
ARTICLE XI GUARANTEE
ARTICLE XII SUBORDINATION OF SUBSIDIARY GUARANTEE OBLIGATIONS
ARTICLE XIII MISCELLANEOUS
EXHIBIT A Form of Face of Note
Kappa Beheer B.V.
FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION
REVERSE OF NOTE KAPPA BEHEER B.V. 95,000,000 10 5/8% CLASS A SENIOR SUBORDINATED NOTES DUE 2009
[FORM OF NOTATION ON NOTES RELATING TO GUARANTEE] SENIOR SUBORDINATED GUARANTEE
FORM OF ASSIGNMENT
TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED
OPTION OF HOLDER TO ELECT PURCHASE
SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE
EXHIBIT B
EXHIBIT C
EXHIBIT D
EXHIBIT E
SCHEDULE 1 PROVISIONS FOR MEETINGS OF HOLDERS